Exhibit 2.1

Execution Version

BUSINESS COMBINATION AGREEMENT

by and among

CHENGHE ACQUISITION II CO.,

POLIBELI MERGER ONE LIMITED,

and

POLIBELI GROUP LTD,

dated as of September 16, 2024

- i -

5.8	Financial Statements	34
5.9	Undisclosed Liabilities	35
5.10	Litigation and Proceedings	35
5.11	Legal Compliance	36
5.12	Contracts; No Defaults	37
5.13	Company Benefit Plans	39
5.14	Labor Relations; Employees	40
5.15	Taxes	42
5.16	Brokers’ Fees	42
5.17	Insurance	43
5.18	Permits	43
5.19	Equipment and Other Tangible Property.	43
5.20	Real Property	44
5.21	Intellectual Property	45
5.22	Privacy and Cybersecurity.	47
5.23	Environmental Matters.	48
5.24	Absence of Changes	48
5.25	Registration Statement, Proxy Statement and Proxy Statement/Prospectus	49
5.26	Top Customers and Top Vendors.	49
5.27	Absence of Certain Business Practices and Anti-corruption Compliance	49
5.28	Government Contracts; Government Grants	51
5.29	Sufficiency of Assets	51
5.30	Company Related Parties	51
5.31	Financial Assistance	51
5.32	No Additional Representation or Warranties	52

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF SPAC		52

6.1	SPAC Organization	52
6.2	Due Authorization	52
6.3	No Conflict	53
6.4	Litigation and Proceedings	53
6.5	SEC Filings	54
6.6	Internal Controls; Listing; Financial Statements	54
6.7	Governmental Authorities; Approvals	55
6.8	Trust Account	56
6.9	Investment Company Act; JOBS Act	56

- ii -

6.10	Absence of Changes	56
6.11	No Undisclosed Liabilities	56
6.12	Capitalization of SPAC.	57
6.13	Brokers’ Fees	58
6.14	Business Activities.	58
6.15	NYSE Stock Market Quotation	59
6.16	Registration Statement, Proxy Statement and Proxy Statement/Prospectus	59
6.17	SPAC Related Parties	59
6.18	Tax Matters	59
6.19	Insurance	60
6.20	Employees	60
6.21	No Additional Representation or Warranties	61

ARTICLE VII COVENANTS		61

7.1	Conduct of Business by Company Parties	61
7.2	SPAC Conduct of Business	64
7.3	Access	66
7.4	Preparation and Delivery of Additional Company Financial Statements	67
7.5	Exclusivity	67
7.6	No Solicitation by SPAC	67
7.7	Preparation of Proxy Statement/Prospectus; Shareholders’ Meeting and Approvals	68
7.8	Support of Transaction	71
7.9	Regulatory Authorizations; Other Filings	71
7.10	Financing	72
7.11	Indemnification and Insurance	73
7.12	Section 16 Matters	74
7.13	Trust Account Proceeds and Related Available Equity	75
7.14	NYSE Listing	75
7.15	SPAC Public Filings	75
7.16	Company Securities Listing	75
7.17	Tax Matters	75
7.18	No Trading	76
7.19	Shareholder Litigation	76
7.20	Notices of Certain Events	76
7.21	Third Party Consents	77
7.22	Warrant Agreement	77

- iii -

7.23	Additional Covenants	78

ARTICLE VIII CONDITIONS TO OBLIGATIONS		78

8.1	Conditions to Obligations of SPAC and the Company Parties	78
8.2	Conditions to Obligations of SPAC	79
8.3	Conditions to the Obligations of the Company Parties	79

ARTICLE IX TERMINATION/EFFECTIVENESS		80

9.1	Termination	80
9.2	Effect of Termination	82

ARTICLE X MISCELLANEOUS		82

10.1	Trust Account Waiver	82
10.2	Waiver	83
10.3	Notices	83
10.4	Assignment	84
10.5	Rights of Third Parties	84
10.6	Expenses	85
10.7	Governing Law; Jurisdiction	85
10.8	Waiver of Jury Trial	86
10.9	Company and SPAC Disclosure Letters	86
10.10	Entire Agreement	86
10.11	Amendments	87
10.12	Publicity	87
10.13	Severability	87
10.14	Headings; Counterparts	87
10.15	Enforcement	88
10.16	Non-Recourse	88
10.17	Non-Survival	89
10.18	Conflicts and Privilege	89

- iv -

EXHIBITS

Exhibit A	Form of Registration Rights Agreement
Exhibit B	Form of Lock-Up Agreement
Exhibit C	Form of Plan of Merger
Exhibit D	Form of A&R Company Charter

- v -

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement, dated as of September 16, 2024 (as amended, restated, modified or supplemented in accordance with its terms, this “Agreement”), is made and entered into by and among Chenghe Acquisition II Co., a Cayman Islands exempted company (“SPAC”), Polibeli Group Ltd, a Cayman Islands exempted company limited by shares (the “Company”) and Polibeli Merger One Limited, a Cayman Islands exempted company limited by shares and a direct wholly owned subsidiary of the Company (“Merger Sub” and together with the Company, the “Company Parties”). Each Company Party and SPAC will individually be referred to herein as a “Party” and, collectively, as the “Parties.”

RECITALS

WHEREAS, SPAC is a blank check company incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, Merger Sub is a newly formed, wholly-owned, direct subsidiary of the Company and was formed for the sole purpose of effectuating the Business Combination Transaction (as defined below);

WHEREAS, immediately following the Capital Restructuring (as defined below), upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the Companies Act (As Revised) of the Cayman Islands (the “Cayman Companies Act”), the Parties desire to consummate a business combination transaction whereby at the Merger Effective Time (as defined below), Merger Sub will merge with and into SPAC, and the separate corporate existence of Merger Sub will cease and SPAC will be the surviving corporation and a wholly owned subsidiary of the Company (the “Merger” or the “Business Combination Transaction”);

WHEREAS, for U.S. federal income Tax (as defined below) purposes, the Parties intend that (a) the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code (as defined below) and the Treasury Regulations (as defined below) promulgated thereunder, (b) the SPAC Class B Conversion qualifies as a “reorganization” under Section 368(a)(1)(E) of the Code and the Treasury Regulations promulgated thereunder, and (c) this Agreement is and is hereby adopted as a “plan of reorganization” within the meaning of Sections 354, 361 and 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) (the “Intended Tax Treatment”);

WHEREAS, the SPAC Board (as defined below) has approved this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, declared it advisable for SPAC to enter into this Agreement and the other documents contemplated hereby and recommended the approval of this Agreement by the SPAC Shareholders;

WHEREAS, the Company Board (as defined below) has (i) determined that it is advisable for the Company to enter into this Agreement and the documents contemplated hereby, (ii) approved the execution and delivery of this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, and (iii) recommended the adoption and approval of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby to the Company Shareholder;

WHEREAS, the board of directors of Merger Sub has (i) determined that it is advisable for Merger Sub to enter into this Agreement and the documents contemplated hereby to which the Merger Sub is a party, (ii) approved the execution and delivery of this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby to which the Merger Sub is a party, and (iii) recommended the adoption and approval of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby to which the Merger Sub is a party, to the Company, as the sole direct shareholder of Merger Sub;

WHEREAS, in furtherance of the Merger, and in accordance with the terms hereof, SPAC shall provide an opportunity to its shareholders to have their outstanding SPAC Ordinary Shares (as defined below) redeemed on the terms and subject to the conditions set forth in this Agreement and the SPAC Articles (as defined below) in connection with the SPAC Transaction Proposals (as defined below);

WHEREAS, the Company, as sole shareholder of Merger Sub, has approved and adopted this Agreement and the documents contemplated hereby to which the Merger Sub is a party and the transactions contemplated hereby and thereby to which the Merger Sub is a party;

WHEREAS, Xingyun International Company Limited (the “Company Shareholder”), as sole shareholder of the Company, has approved and adopted this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby (the “Company Shareholder Approval”);

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Sponsor (as defined below) has executed and delivered to the Company the Sponsor Support Agreement (as defined below), pursuant to which the Sponsor has agreed to, among other things, (i) to vote in favor of the adoption and approval of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby at the SPAC Shareholders’ Meeting (as defined below), and (ii) to grant certain waivers and consents in connection herewith and therewith pursuant to the SPAC’s Governing Documents (as defined below), as applicable;

WHEREAS, as a condition and inducement to SPAC’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Company Shareholder has executed and delivered to the Company the Company Shareholder Support Agreement (as defined below), pursuant to which the Company Shareholder has agreed to, among other things, (i) support the transactions contemplated hereby, and (ii) grant certain waivers and consents in connection herewith and therewith pursuant to the Company’s Governing Documents (as defined below);

WHEREAS, at the Closing (as defined below), the Company shall enter into a Registration Rights Agreement (the “Registration Rights Agreement”) with SPAC, the Sponsor and certain other shareholders of the Company, substantially in the form attached hereto as Exhibit A (with such changes as may be agreed in writing by SPAC and the Company), which shall be effective as of the Closing;

WHEREAS, at the Closing, the Company, the Sponsor, the Company Shareholder and certain other parties thereto shall enter into a Lock-Up Agreement (the “Lock-Up Agreement”) substantially in the form attached hereto as Exhibit B (with such changes as may be agreed in writing by SPAC and the Company), which shall be effective as of the Closing;

WHEREAS, at the Closing, the Company, SPAC and the warrant agent thereunder shall (a) amend and restate the Warrant Agreement (as defined below) to cause each SPAC Warrant to represent the right to receive, from the Closing, a warrant to purchase one Company Class A Ordinary Share (as defined below), on the terms and subject to the conditions set forth therein (the “A&R Warrant Agreement”), or (b) enter into an assignment, assumption and amendment agreement in form and substance satisfactory to the parties thereto (the “Assignment, Assumption and Amendment Agreement”) pursuant to which, among other things, (i) SPAC will assign to the Company, and the Company shall assume from SPAC, all of SPAC’s rights, interests and obligations in and under the Warrant Agreement (as defined below), and (ii) the Warrant Agreement will be amended to cause each SPAC Warrant to represent the right to receive, from the Closing, a warrant to purchase one Company Class A Ordinary Share (as defined below), on the terms and subject to the conditions set forth therein;

WHEREAS, as of immediately following the Closing, the Parties anticipate that the Company will qualify as a “foreign private issuer” pursuant to Rule 3b-4 of the Exchange Act (as defined below); and

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, SPAC and the Company Parties agree as follows:

Article I
CERTAIN DEFINITIONS

1.1 Definitions. As used herein, the following terms shall have the following meanings:

“A&R Company Charter” has the meaning specified in Section 2.1(a).

“A&R Warrant Agreement” has the meaning specified in the Recitals hereto.

“Acknowledging Parties” has the meaning specified in Section 10.18.

“Acquisition Proposal” means, as to any Person, other than the Transactions and the acquisition or disposition of equipment or other tangible or intangible property in the ordinary course of business, any offer or proposal relating to: (a) any acquisition or purchase, direct or indirect, of (i) 10% or more of the consolidated assets of such Person and its Subsidiaries, or (ii) 10% or more of any class of equity or voting securities of (x) such Person or (y) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 10% or more of the consolidated assets of such Person and its Subsidiaries; (b) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person beneficially owning 10% or more of any class of equity or voting securities of (i) such Person, or (ii) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 10% or more of the consolidated assets of such Person and its Subsidiaries; or (c) a merger, consolidation, share exchange, business combination, share offering (including any public offering), sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving (i) such Person or (ii) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 10% or more of the consolidated assets of such Person and its Subsidiaries, in each case of sub-clause (c), pursuant to which any Person acquires 10% or more of any class of equity or voting securities of such Person or of such Subsidiaries.

“Action” means any charge, claim, action, complaint, petition, prosecution, audit, investigation, appeal, suit, litigation, injunction, writ, order, arbitration or other similar proceeding initiated or conducted by a mediator, arbitrator or Governmental Authority, whether administrative, civil, regulatory or criminal, and whether at law or in equity, or otherwise under any applicable Law.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise; provided, that, notwithstanding anything to the contrary herein, in no event shall any investment fund or portfolio company controlling, controlled by or under common control with the Sponsor be deemed an Affiliate of the Company or SPAC.

“Affiliate Agreements” has the meaning specified in Section 5.12(a)(vi).

“Aggregate Fully Diluted Company Shares” means, without duplication, the aggregate number of Company Ordinary Shares that are (i) issued and outstanding immediately prior to the Recapitalization and (ii) issuable upon the exercise, exchange or conversion of any other equity securities of the Company that are issued and outstanding immediately prior to the Recapitalization.

“Agreement” has the meaning specified in the Preamble hereto.

“Agreement End Date” has the meaning specified in Section 9.1(b).

“Ancillary Agreements” has the meaning specified in Section 10.10.

“Assignment, Assumption and Amendment Agreement” has the meaning specified in the Recitals hereto.

“Base Equity Value” means US$3,600,000,000.

“Bid” has the meaning specified in Section 5.28.

“Business Combination” has the meaning specified in SPAC Articles.

“Business Combination Proposal” means any offer, inquiry, proposal or indication of interest (whether written or oral, binding or non-binding, and other than such an offer, inquiry, proposal or indication of interest with respect to the Transactions) relating to a Business Combination.

“Business Combination Transaction” has the meaning specified in the Recitals.

“Business Day” means a day on which commercial banks are open for business in New York, U.S., the Cayman Islands, mainland China and Hong Kong, except a Saturday, Sunday or public holiday (gazetted or ungazetted and whether scheduled or unscheduled).

“Cayman Companies Act” has the meaning specified in the Recitals hereto.

“Cayman Registrar” has the meaning specified in Section 3.3.

“Change in Recommendation” has the meaning specified Section 7.7(b)(ii).

“Closing” has the meaning specified in Section 3.2.

“Closing Company Audited Financial Statements” has the meaning specified in Section 7.4.

“Closing Date” has the meaning specified in Section 4.1(a).

“Closing Statements” has the meaning specified in Section 4.3(a)(ii).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” has the meaning specified in the Preamble hereto.

“Company Benefit Plan” means any plan, program, policy, practice, Contract or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, share or share-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, that is or has been maintained, contributed to or required to be contributed to by any entity of the Group for the benefit of any current or former employee, director or officer of such entity, other than any employment Contract or compensatory agreement with a current or former employee, director or officer which is not maintained for the benefit of any group or class of employees.

“Company Board” means the board of directors of the Company.

“Company Capital Restructuring” has the meaning specified in Section 2.1(c).

“Company Closing Certificate” has the meaning specified in Section 4.3(a)(i).

“Company Disclosure Letter” has the meaning specified in the introduction to Article V.

“Company Fundamental Representations” means the representations and warranties made pursuant to the first and second sentences of Section 5.1 (Company Organization), Section 5.2 (Subsidiaries), Section 5.3 (Merger Sub), Section 5.4 (Due Authorization), Section 5.5 (No Conflict), Section 5.6 (Governmental Authorities; Approvals), Section 5.7 (Capitalization of the Company), Section 5.11(a) (Legal Compliance), Section 5.16 (Brokers’ Fees), and Section 5.30 (Company Related Parties).

“Company Intellectual Property” has the meaning specified in Section 5.21(a).

“Company Material Adverse Effect” means any event, state of facts, development, circumstance, occurrence or effect (collectively, “Events”) that, individually or in combination with any other Events, (x) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, results of operations or condition (financial or otherwise) of the Group or (y) does or would reasonably be expected to, individually or in the aggregate, prevent or materially delay the ability of the Company Parties to consummate the Merger; provided, however, that in no event would, any of the clauses (a) through (h) below solely with respect to clause (x) of this definition, or any of the clauses (e) through (h) below solely with respect to clause (y) of this definition, in each case, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”: (a) any change in applicable Laws or GAAP or any interpretation thereof following the date of this Agreement; (b) any change in interest rates or economic, political, business or financial market conditions generally; (c) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic, acts of nature or change in climate; (d) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, riots or insurrections; (e) the announcement of this Agreement and consummation of the Transactions, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, business partners or employees of the Group; (f) the taking of any action by the Company that is expressly required by this Agreement; (g) any action taken by, or at the written request of, SPAC, or (h) any failure in and of itself of the Company and any of its Subsidiaries to meet any projections or forecasts, provided, however, that the exception in this clause (h) shall not prevent or otherwise affect a determination that any Event underlying such failure has resulted in or contributed to a Company Material Adverse Effect except to the extent such Event is within the scope of any other exception within this definition, (i) any Events generally applicable to the industries or markets in which the Company or any of its Subsidiaries operate; provided, further, that any Event referred to in clauses (a), (b), (c), (d) or (i) above may be taken into account in determining if a Company Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, assets, results of operations or condition (financial or otherwise) of the Group, relative to similarly situated companies in the industry in which the Group conducts its operations.

“Company Class A Ordinary Shares” has the meaning specified in Section 2.1(b).

“Company Class B Ordinary Shares” has the meaning specified in Section 2.1(b).

“Company Ordinary Shares” has the meaning specified in Section 2.1(b).

“Company Parties” has the meaning specified in the Preamble hereto.

“Company Registered Intellectual Property” has the meaning specified in Section 5.21(a).

“Company Security Documents” has the meaning specified in Section 5.19(b).

“Company Shareholder” has the meaning specified in the Recitals hereto.

“Company Shareholder Approval” has the meaning specified in the Recitals hereto.

“Company Shareholder Support Agreement” means that certain support agreement, dated as of the date hereof, by and among the Company Shareholder, SPAC and the Company, as amended or modified from time to time.

“Company Transaction Expenses” means the out-of-pocket fees, costs, expenses, commissions or other amounts, incurred, paid or otherwise payable by the Company Parties and their respective Affiliates (whether or not billed or accrued for) to the extent resulting from or in connection with the negotiation, documentation, preparation, execution or performance of this Agreement, the consummation of the Transactions and/or the process by which the Company solicited, discussed and negotiated strategic alternatives, including (i) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers; (ii) the cost of the D&O Tail; (iii) the filing fees incurred in connection with filing the Registration Statement, the Proxy Statement or the Proxy Statement/Prospectus under Section 7.7(a), (iv) fifty percent (50%) of the filing fees incurred in connection with making any filings with Governmental Authorities under Section 7.9, and (v) change-in-control payments, transaction bonuses, retention or incentive payments, severance or similar compensatory payments payable by the Group to any current or former employee (including any amounts due under any consulting agreement with any such former employee), independent contractor, officer or director of the Group as a result of the Transactions (and not tied to any subsequent event or condition, such as a termination of employment occurring after the Closing) and the employer portion of any employment, social security or similar taxes due with respect to such amounts.

“Company Warrants” has the meaning specified in Section 3.7(a)(v).

“Contracting Parties” has the meaning specified in Section 10.16.

“Contracts” means any contract, agreement, instrument, option, lease, license, sales and purchase order, warranty, note, bond, mortgage, indenture, obligation, commitment, binding application, arrangement or understanding, whether written or oral, express or implied, in each case as amended and supplemented from time to time.

“Copyleft License” means any license that requires or purports to require, as a condition of use, the modification and/or distribution, conveyance or availability of software subject to such license, that such software subject to such license, or other software incorporated into, derived from, or used, embedded, combined or distributed with such software subject to such license (i) in the case of software, be made available or distributed in a form other than binary (e.g., source code form), (ii) be licensed for the purpose of preparing derivative works, (iii) be licensed under terms that allow the Company’s or any Subsidiary of the Company’s products, services or portions thereof or interfaces therefor to be reverse-engineered, reverse-assembled or disassembled (other than by operation of Law), or (iv) be licensed in a redistributable manner at no license fee.

“COVID-19” means SARS CoV-2 or COVID-19, and any evolutions thereof.

“CSRC” means the China Securities Regulatory Commission.

“D&O Tail” has the meaning specified in Section 7.11(b).

“Data Room” has the meaning specified in Section 1.2(a).

“Disclosure Letter” means, as applicable, either the Company Disclosure Letter or the SPAC Disclosure Letter or, if the context so requires, both the Company Disclosure Letter and the SPAC Disclosure Letter.

“Dollars” or “US$” means lawful money of the United States.

“Environmental Laws” means any and all Laws (including common law) or other legally enforceable requirement regulating, relating to or imposing liability or standards of conduct concerning protection of the environment (including flora, fauna and their habitat), natural resources or human health, including employee health and safety or prevention and control of pollution (including the use, storage, emission, disposal or release of, or exposure to, Hazardous Materials).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning specified in Section 4.4(a).

“Export Approvals” has the meaning specified in Section 5.11(b).

“Financial Statements” has the meaning specified in Section 7.4.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time, consistently applied.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of an exempted company incorporated in the Cayman Islands are its certificate of incorporation, memorandum and articles of association, shareholders agreement (as applicable) or similar organizational documents, in each case, as amended or restated; the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of registration, the “Governing Documents” of a limited liability company incorporated in the Cayman Islands are its limited liability company agreement and certificate of registration.

“Government Contract” has the meaning specified in Section 5.28(a).

“Governmental Approval” has the meaning specified in Section 5.6.

“Governmental Authority” means any federal, state, provincial, municipal, local, foreign, multinational, supra-national, government or governmental authority or regulatory body thereof, or political subdivision thereof, or any commission, department, board, bureau, agency, instrumentality or authority thereof, any court, tribunal, arbitrator, arbitration panel or similar judicial body or any self-regulatory organization.

“Governmental Grant” means any grant, incentive, subsidy, award, loan, participation, exemption, status, cost sharing arrangement, reimbursement arrangement or other benefit, relief or privilege provided or made available by or on behalf of or under the authority of any Governmental Authority.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination, assessment or award (including any arbitration award), in each case, entered by or with any Governmental Authority.

“Group” means the Company and its Subsidiaries as set forth in Section 1.1 of the Company Disclosure Letter.

“Hazardous Material” means any (i) pollutant, contaminant, chemical, (ii) industrial, solid, liquid or gaseous toxic or hazardous substance, material or waste, (iii) petroleum or any fraction or product thereof, (iv) asbestos or asbestos-containing material, (v) polychlorinated biphenyl, (vi) chlorofluorocarbons, and (vii) other substance, material or waste, in each case, which are regulated under any Environmental Law or as to which liability may be imposed pursuant to Environmental Law.

“Hong Kong” means the Hong Kong Special Administrative Region of the PRC.

“Indebtedness” means, with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (i) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, (ii) the principal and interest components of capitalized lease obligations under GAAP, (iii) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (iv) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, (v) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (vi) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs” and “seller notes,” whether or not contingent and regardless of when due, calculated as the maximum amount payable under or pursuant to such obligation, (vii) accrued severance obligations arising with respect to the termination of employment or service of any current or former employee or individual service provider, or otherwise in connection with a reduction in force, in each case, together with the employer’s portion of all payroll, employment and similar Taxes in connection with such amounts, (viii) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the Transactions in respect of any of the items in the foregoing clauses (i) through (vii), and (ix) all Indebtedness of another Person referred to in clauses (i) through (viii) above guaranteed directly or indirectly, jointly or severally.

“Intellectual Property” means any and all right, title and interest in or to any intellectual or industrial property, in any jurisdiction, including the following: (i) registered and unregistered patents and patent applications, and all continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof, and any invention disclosures; (ii) registered and unregistered or common law trademarks, logos, service marks, trade dress and trade names, slogans and other source identifiers, pending applications therefor, rights of publicity, social and mobile media identifiers and internet domain names, together with the goodwill of the Group or its businesses symbolized by or associated with any of the foregoing; (iii) copyrights and works of authorship, whether or not copyrightable, and all registrations and applications for registration of any of the foregoing, including such corresponding rights in software, databases and other data compilations; (iv) rights in World Wide Web addresses, URLs, and domain names; and (v) trade secrets, know-how, methods, processes, data, specifications, formulae, algorithms, and other confidential and proprietary information and all rights therein.

“Intended Tax Treatment” has the meaning specified in the Recitals hereto.

“Interim Financial Statements” has the meaning specified in Section 7.4.

“Interim Period” has the meaning specified in Section 7.1.

“International Trade Laws” means all Laws relating to the import, export, re-export, deemed export, deemed re-export, or transfer of information, data, know-how, services, goods, and technology, or economic sanctions or anti-boycotts, including, but not limited to, the Import and Export Order (Control of Dual Use Goods, Services and Technology Exports): 2006, Export Administration Regulations administered by the United States Department of Commerce, the International Traffic in Arms Regulations administered by the United States Department of State, customs and import Laws administered by United States Customs and Border Protection, any other export or import controls administered by an agency of the United States government, the anti-boycott regulations administered by the United States Department of Commerce and the United States Department of the Treasury, and other Laws adopted by Governmental Authorities of other countries relating to the same subject matter as the Laws described above.

“Intervening Event” means any material change, event, circumstance, occurrence, effect, development or state of facts that was not known or reasonably foreseeable to the SPAC or any member of the SPAC Board as of the date hereof and that becomes known to the SPAC or any member of the SPAC Board after the date hereof and prior to the receipt of the SPAC Shareholder Approval; provided, however, that any Event that is excluded in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur pursuant to clauses (a), (b), (c), (d), and (f) of the definition thereof (other than as expressly contemplated by the final proviso to the definition of Company Material Adverse Effect) shall be excluded for purposes of determining whether an Intervening Event has occurred.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IT Systems” means all hardware, software, databases, code, systems, networks, websites, applications, circuits, routers and all other computer and information technology assets used in the conduct of the business of the Group.

“JOBS Act” has the meaning specified in Section 6.6(a).

“Law” means any statute, law, ordinance, rule, regulation, directive or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all real property leased, licensed, subleased or otherwise used or occupied by the Group.

“Legal Proceedings” has the meaning specified in Section 5.10.

“Lien” means all liens (statutory or other), mortgages, deeds of trust, pledges, hypothecations, assignment, deposit arrangement, encumbrances, charges, security interests, options, leases, subleases, restrictions, claims, encumbrances, easements, servitudes, preemptive rights, rights of first offer or refusal, transfer restrictions or other similar liens or encumbrances or any preferences, priorities or other agreements or preferential arrangements of any kind, whether consensual, statutory or otherwise, including Permitted Liens.

“Lock-Up Agreement” has the meaning specified in the Recitals hereto.

“Merger” has the meaning specified in the Recitals hereto.

“Merger Effective Time” has the meaning specified in Section 3.3.

“Merger Sub” has the meaning specified in the Preamble hereto.

“Merger Surviving Company” has the meaning specified in Section 3.1(b).

“Nondisclosure Agreement” has the meaning specified in Section 10.10.

“Nonparty Affiliates” has the meaning specified in Section 10.16.

“NYSE” has the meaning specified in Section 6.6(c).

“Offer Documents” has the meaning specified in Section 7.7(a)(i).

“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including any license approved by the Open Source Initiative or any Creative Commons License. “Open Source Licenses” shall include Copyleft Licenses.

“Open Source Materials” means any software subject to an Open Source License.

“Owned Real Property” has the meaning specified in Section 5.20(b).

“Party” and ”Parties” has the meaning specified in the Preamble hereto.

“PCAOB” means the Public Company Accounting Oversight Board.

“Permits” means any approvals, authorizations, consents, licenses, registrations, permits or certificates of a Governmental Authority.

“Permitted Liens” means (i) mechanic’s, materialmen’s and similar Liens arising in the ordinary course of business with respect to any amounts (A) not yet due and payable or which are being contested in good faith through (if then appropriate) appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with GAAP, (ii) Liens for Taxes, assessments and governmental charges or levies (A) not yet due and payable or which are being contested in good faith through appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with GAAP, (iii) defects or imperfections of title, easements, encroachments, covenants, rights-of-way, conditions, matters that would be apparent from a physical inspection or current, accurate survey of such real property, restrictions and other similar charges or encumbrances that do not materially impair the value or materially interfere with the present use of the Leased Real Property, (iv) with respect to any Leased Real Property (A) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Lien thereon and (B) any Lien permitted under the Real Property Lease, (v) zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that do not materially interfere with the current use of, or materially impair the value of, the Leased Real Property, (vi) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business consistent with past practice, (vii) ordinary course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable, (viii) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security, (ix) reversionary rights in favor of landlords under any Real Property Leases with respect to any of the buildings or other improvements owned by the Group and (x) all other Liens that do not, individually or in the aggregate, materially impair the use, occupancy or value of the applicable assets of the Group.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint share company, Governmental Authority or instrumentality or other entity of any kind.

“Personal Information” means information that: (i) alone or in combination with other information, relates to, could reasonably be linked with, identifies or is reasonably capable of allowing the identification of or contact with an particular person or household or device; (ii) is defined as “personal data,” “personal information,” “personally identifiable information,” “personal health information” or “PII” or any similar term by Law; or (iii) is otherwise regulated by applicable Laws that cover personal information, personal data, personal health data, financial information, device and transaction identifiers, or similar terms.

“Personal Information Laws and Policies” has the meaning specified in Section 5.22(a).

“PFIC” has the meaning specified in Section 7.17(b).

“PH” has the meaning specified in Section 10.18.

“PIPE Investment” means the purchase of the Company Ordinary Shares or SPAC Class A Ordinary Shares pursuant to the Subscription Agreements or any other purchase agreements as may be agreed by SPAC and the Company from time to time.

“Plan of Merger” has the meaning specified in Section 3.3.

“PRC” means People’s Republic of China but, solely for the purposes of this Agreement, excluding Hong Kong, the Macau Special Administrative Region and Taiwan.

“Privacy Policies” has the meaning specified in Section 5.22(a).

“Privileged Communications” has the meaning specified in Section 10.18.

“Processing” has the meaning specified in Section 5.22(a).

“Proxy Statement” has the meaning specified in Section 7.7(a)(i).

“Proxy Statement/Prospectus” has the meaning specified in Section 7.7(a)(i).

“Public Notice 7” means the Notice Regarding Certain Enterprise Income Tax Matters on Indirect Transfer of Properties by Non-Tax Resident Enterprises (Public Notice 2015 No. 7) issued by the State Taxation Administration of the People’s Republic of China, effective February 3, 2015 (including subsequent amending provisions, as well as any interpretations or procedural rules related thereto).

“Public Notice 7 Tax” means any Taxes (including any deduction or withholding) payable to or imposed by the applicable Governmental Authority of the People’s Republic of China with respect to Public Notice 7, together with any interest, penalties or additions to such Taxes.

“Real Property Leases” has the meaning specified in Section 5.20(a)(iii).

“Recapitalization” has the meaning specified in Section 2.1(c).

“Recapitalization Factor” means the quotient obtained by dividing the Base Equity Value by the quotient of dividing the Aggregate Fully Diluted Company Shares by $10.00.

“Redeeming SPAC Shares” means SPAC Ordinary Shares in respect of which the eligible (as determined in accordance with the SPAC Articles) holder thereof has validly exercised (and not validly revoked, withdrawn or lost) his, her or its SPAC Shareholder Redemption right.

“Re-designation” has the meaning specified in Section 2.1(b).

“Registration Rights Agreement” has the meaning specified in the Recitals hereto.

“Registration Statement” means the Registration Statement on Form F-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by the Company under the Securities Act with respect to the Registration Statement Securities.

“Registration Statement Securities” has the meaning specified in Section 7.7(a)(i).

“Regulatory Authorizations” has the meaning specified in Section 7.9(a).

“Representatives” of a Person means, collectively, officers, directors, employees, attorneys, accountants, consultants, agents and financial advisors of such Person .

“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any country-wide or territory-wide Sanctions Laws (including, at the time of this Agreement, the Crimea region, Cuba, Iran, Lebanon, North Korea, Syria, the so-called Donetsk People’s Republic (as defined and construed in the applicable Sanctions Laws), the so-called Luhansk People’s Republic (as defined and construed in the applicable Sanctions Laws) and Russia).

“Sanctioned Person” means any Person that is the target of Sanctions Laws, including (i) any Person identified in any sanctions-related list of designated Persons maintained by: (a) the United States Department of the Treasury’s Office of Foreign Assets Control, the United States Department of Commerce, Bureau of Industry and Security, or the United States Department of State; (b) His Majesty’s Treasury of the United Kingdom; (c) any committee of the United Nations Security Council; (d) the European Union; (e) any other applicable sanctions authority; (ii) any Person located, organized, or resident in, organized in, or a Governmental Authority or government instrumentality of, any Sanctioned Country; and (iii) any Person directly or indirectly owned or controlled by, or acting for the benefit or on behalf of, a Person described in clause (i) or (ii), either individually or in the aggregate.

“Sanctions Laws” means any trade, economic and/or financial sanctions Laws, list-based measures, embargoes or restrictions administered, enacted or enforced from time to time by (i) the United States (including the Department of the Treasury’s Office of Foreign Assets Control, the United States Department of Commerce or the United States Department of State), (ii) the European Union and enforced by its member states, (iii) the United Nations, (iv) His Majesty’s Treasury of the United Kingdom, (v) the PRC or (vi) any other applicable sanctions authority.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Shareholder Litigation” has the meaning specified in Section 7.19.

“SPAC” has the meaning specified in the Preamble hereto.

“SPAC Articles” means the Third Amended and Restated Memorandum of Association of SPAC, adopted pursuant to a special resolution passed on May 10, 2024, and as may be amended from time to time.

“SPAC Board” means the board of directors of SPAC.

“SPAC Board Recommendation” has the meaning specified Section 7.7(b)(i).

“SPAC Class A Ordinary Shares” means the Class A ordinary shares, par value US$0.0001 per share, of SPAC.

“SPAC Class B Conversion” has the meaning specified in Section 3.7(a)(ii).

“SPAC Class B Ordinary Shares” means the Class B ordinary shares, par value US$0.0001 per share, of SPAC.

“SPAC Closing Statement” has the meaning specified in Section 4.3(a)(ii).

“SPAC Disclosure Letter” has the meaning specified in the introduction to Article VI.

“SPAC Dissenting Shareholders” has the meaning specified in Section 4.9(a).

“SPAC Dissenting Shares” has the meaning specified in Section 4.9(a).

“SPAC Exchange Shares” has the meaning specific in Section 3.7(a)(iii).

“SPAC Exchange Warrants” has the meaning specified in Section 3.7(a)(v).

“SPAC Financial Statements” has the meaning specified in Section 6.6(d).

“SPAC Fundamental Warranties” has the meaning specified in Section 8.3(a).

“SPAC Indemnified Parties” has the meaning specified in Section 7.11(a).

“SPAC Intervening Event Notice” has the meaning specified Section 7.7(b)(ii).

“SPAC Intervening Event Notice Period” has the meaning specified Section 7.7(b)(ii).

“SPAC Material Adverse Effect” has the meaning specified in Section 8.3(c).

“SPAC Ordinary Shares” means the SPAC Class A Ordinary Shares and SPAC Class B Ordinary Shares.

“SPAC Private Placement Warrant” means a warrant to purchase one (1) SPAC Class A Ordinary Share at an exercise price of eleven Dollars fifty cents (US$11.50) issued to the Sponsor and certain underwriters for the SPAC’s initial public offering included in the private placement units sold simultaneously with the closing of the SPAC’s initial public offering.

“SPAC Public Warrant” means a warrant to purchase one (1) SPAC Class A Ordinary Share at an exercise price of eleven Dollars fifty cents (US$11.50) that was included in the units sold as part of SPAC’s initial public offering.

“SPAC Related Party” means any officer, director, employee, partner, member, manager, direct or indirect equityholder (including Sponsor) or Affiliate of either SPAC or Sponsor (or any Affiliate of Sponsor).

“SPAC SEC Filings” has the meaning specified in Section 6.5.

“SPAC Securities” has the meaning specified in Section 6.12(a).

“SPAC Shareholder Approval” means (i) the approval of (A) the Merger, (B) the amendment and restatement of the SPAC Articles, and (C) the Plan of Merger and the transactions contemplated thereby, in each case, by a special resolution (as defined in the Cayman Companies Act, being a resolution approved by an affirmative vote of the holders of at least a two-thirds (2/3) majority of the issued and outstanding SPAC Ordinary Shares entitled to vote thereupon (as determined in accordance with the SPAC Articles)) at a SPAC Shareholders’ Meeting duly called by the SPAC Board and held for such purpose, and (ii) the approval of the other SPAC Transaction Proposals not included in (i) above by an ordinary resolution (being a resolution passed by a simple majority of the SPAC Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting) at a SPAC Shareholders’ Meeting.

“SPAC Shareholder Redemption” means the election of an eligible (as determined in accordance with the SPAC Articles) holder of SPAC Class A Ordinary Shares to redeem all or a portion of the SPAC Class A Ordinary Shares held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account) (as determined in accordance with the SPAC Articles) in connection with the SPAC Transaction Proposals.

“SPAC Shareholders” means the shareholders of SPAC as of immediately prior to the Merger Effective Time.

“SPAC Shareholders’ Meeting” has the meaning specified in Section 7.7(b)(i).

“SPAC Transaction Expenses” means the out-of-pocket fees, costs, expenses, finder’s fees, commissions or other amounts incurred, paid or otherwise payable by or on behalf of SPAC or SPAC’s Affiliates (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation, preparation, execution or performance of this Agreement or otherwise in connection with the Transactions (including the PIPE Investment), including: (i) deferred underwriting commissions or any other outstanding payables and liabilities as disclosed in any SPAC SEC Filings; (ii) fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, legal, accounting, tax, public relations and investor relations advisors, the Trustee and transfer or exchange agent, as applicable, and limited and customary other professional fees (including proxy solicitors, financial printers, consultants and administrative service providers); (iii) fifty percent (50%) of the filing fees incurred in connection with making any filings with Governmental Authorities under Section 7.9; and (iv) any unpaid Working Capital Loans.

“SPAC Transaction Proposals” means (i) the amendment and restatement of SPAC Articles, by the deletion of the SPAC Articles in their entirety and the substitution in their place of the amended and restated memorandum and articles of association of SPAC, (ii) the adoption and approval of this Agreement in accordance with applicable Law and exchange rules and regulations, and the approval and authorization of the Transactions as a Business Combination, (iii) the approval and authorization of the Merger and the Plan of Merger, (iv) any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto and are required to be approved by the SPAC Shareholders under the SPAC Articles and applicable Law, (v) any other proposals as reasonably agreed by SPAC and the Company to be necessary or appropriate in connection with the transactions contemplated hereby and are required to be approved by the SPAC Shareholders under the SPAC Articles and applicable Law, and (vi) the adjournment of the SPAC Shareholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing.

“SPAC Units” means equity securities of SPAC consisting of one (1) SPAC Class A Ordinary Share and one-half of one (1/2) SPAC Public Warrant.

“SPAC Warrants” means the SPAC Public Warrants and the SPAC Private Placement Warrants, including any such warrants as a result of Unit Separation.

“SPAC Working Capital Unit” means a unit consisting of one (1) SPAC Class A Ordinary Share and one-half (1/2) of a SPAC Warrant which may be acquired by any of the Sponsor, its Affiliates, or the Sponsor’s officers and directors, by conversion of any loan that such Person may have extended to SPAC as SPAC may require, at a price of US$10.00 per unit.

“Specified Business Conduct Laws” means: (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, and all applicable Law relating to bribery or corruption; (b) all applicable Sanctions Laws; (c) all applicable Law relating to the import, export, re-export, transfer of information, data, goods, software, and technology, including the Export Administration Regulations administered by the U.S. Department of Commerce and the International Traffic in Arms Regulations administered by the U.S. Department of State; (d) the Money Laundering Control Act, the Currency and Foreign Transactions Reporting Act, The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001; (e) Penal Code (Act No. 45 of 1907); (f) Unfair Competition Prevention Act (Act No. 47 of 1993); (g) Act on Prevention of Transfer of Criminal Proceeds (Act No. 22 of 2007); and (h) Act on Punishment of Organized Crimes and Control of Proceeds of Crime (Act No. 136 of 1999), and other applicable Law relating to money laundering and terrorist financing.

“Sponsor” means Chenghe Investment II Limited, a Cayman Islands limited company.

“Sponsor Group” has the meaning specified in Section 10.18.

“Sponsor Support Agreement” means that certain support agreement, dated as of the date hereof, by and among the Sponsor, SPAC, the Company and certain other parties thereto, as amended or modified from time to time.

“Stock Exchange” means the New York Stock Exchange or the Nasdaq Global Market.

“Subscription Agreements” means the subscription agreements pursuant to which the PIPE Investment will be consummated.

“Subsidiary” means, with respect to any Person (for purposes of this definition, the “Controlling Company”), any other Person (i) of which a majority of the outstanding voting securities or other voting equity interests, or a majority of any other interests having the power to direct or cause the direction of the management and policies of such other Person, are owned, directly or indirectly, by the Controlling Company and/or (ii) with respect to which the Controlling Company is, directly or indirectly, a general partner or managing member.

“Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any schedules, attachments, amendments or supplements of any of the foregoing.

“Taxes” means any and all federal, state, local, foreign or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, recapture, net worth, employment, escheat and unclaimed property obligations, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital share, capital stock, capital gain, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, assessments, sales, use, transfer, registration, governmental charges, duties, levies and any other charge of any kind in the nature of (or similar to) taxes whatsoever, in each case including any interest, linkage differentials, surcharges, penalty, or addition thereto.

“Third Party Consent” has the meaning specified in Section 7.21.

“Top Customers” has the meaning specified in Section 5.26(a).

“Top Vendors” has the meaning specified in Section 5.26(a).

“Transaction Agreements” means this Agreement, the Ancillary Agreements, the Subscription Agreements, the Nondisclosure Agreement, and all the agreements, documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Transactions” means, collectively, the Merger and each of the other transactions contemplated by this Agreement or any of the other Transaction Agreements.

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury (whether in final, proposed or temporary form), as the same may be amended from time to time.

“Trust Account” has the meaning specified in Section 10.1.

“Trust Agreement” has the meaning specified in Section 6.8.

“Trustee” has the meaning specified in Section 6.8.

“Unit Separation” has the meaning specified in Section 3.7(a)(i).

“Unpaid Company Expenses” has the meaning specified in Section 4.3(a)(i).

“Unpaid SPAC Expenses” has the meaning specified in Section 4.3(a)(ii).

“Unpaid Transaction Expenses” has the meaning specified in Section 4.3(a)(ii).

“Warrant Agreement” means the Warrant Agreement, dated as of June 7, 2024, between SPAC and Continental Stock Transfer & Trust Company as the warrant agent.

“Working Capital Loans” means any loan made to SPAC by any of the Sponsor, an Affiliate of the Sponsor or any of SPAC’s officers or directors for the purpose of financing costs incurred in connection with a Business Combination.

1.2 Construction.

(a)   Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, and references to a particular section of this Agreement will include all subsections thereof, unless, in each case, the context otherwise requires; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the word “including” shall mean “including, without limitation”; (vi) the word “or” shall be disjunctive but not exclusive; (vii) the use of “Affiliates” and “Subsidiaries” shall be deemed to be followed by the words “as such entities exist as of the relevant date of determination”; (vii) the phrase “made available” or “delivered” by the Company Parties to SPAC, when used in reference to a document, shall mean that the document was made available for viewing in the “DD-for SPAC” electronic data room (the “Data Room”) hosted by https://www.jianguoyun.com/, or otherwise delivered by or on behalf of the Company in the form of an electronic record or an electronic communication at least two (2) Business Days prior to the date of this Agreement; and (viii) the terms “ordinary course” or “ordinary course of business” shall mean “ordinary course of business consistent with past practice.”

(b)   Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(c)   Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

(d)   All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(e)   When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

1.3 Knowledge. As used herein, (i) the phrase “to the knowledge” of the Company shall mean the knowledge of the individuals identified on Section 1.3 of the Company Disclosure Letter, or the knowledge that any of them would be deemed to have following a reasonable inquiry of his or her direct reports responsible for the applicable subject matter, and (ii) the phrase “to the knowledge” of SPAC shall mean the knowledge of the individuals identified on Section 1.3 of the SPAC Disclosure Letter, or the knowledge that any of them would be deemed to have following a reasonable inquiry of his or her direct reports responsible for the applicable subject matter.

Article II
PRE-CLOSING ACTIONS

2.1 Pre-Closing Actions. On the Closing Date, immediately prior to the Merger Effective Time, the following actions shall take place or be effected (in the order set forth in):

(a)   The amended and restated memorandum and articles of association of the Company substantially in the form of Exhibit D attached hereto (the “A&R Company Charter”) shall be adopted and become effective.

(b) Immediately prior to the Recapitalization, the authorized share capital of the Company shall be re-designated as (A) 3,000,000,000 shares of Company Class A ordinary shares of a par value of US$0.00001 each (each, a “Company Class A Ordinary Share”), (B) 1,000,000,000 shares of Company Class B ordinary shares of a par value of US$0.00001 each (each, a “Company Class B Ordinary Share,” and together with the Company Class A Ordinary Shares, the “Company Ordinary Shares”), and (C) 1,000,000,000 shares of such class or classes (however designated) as the Company Board may determine, from time to time, of a par value of US$0.00001 each in accordance with the A&R Company’s Governing Documents (the “Re-designation”), such that the authorized share capital of the Company shall be US$50,000.

(c) Immediately following the Re-designation, each issued Company Ordinary Share shall be recapitalized by way of a repurchase in exchange for the issuance of such number of Company Ordinary Shares equal to the Recapitalization Factor (i.e., one such Company Ordinary Share multiplied by the Recapitalization Factor) (the “Recapitalization,” together with the adoption of the A&R Company Charter and the Re-designation, the “Company Capital Restructuring”); provided that no fraction of a Company Ordinary Share will be issued by virtue of the Recapitalization, and the Company Shareholder that would otherwise be so entitled to a fraction of a Company Ordinary Share (after aggregating all fractional Company Ordinary Shares that otherwise would be received by the Company Shareholder) shall instead be entitled to receive such number of Company Ordinary Shares in accordance with Section 4.8. The Recapitalization Factor shall be adjusted to reflect appropriately the effect of any share subdivision, capitalization, share dividend or share distribution, reorganization, recapitalization, reclassification, consolidation, exchange of shares or other like change (in each case, other than the Company Capital Restructuring) with respect to Company Ordinary Shares occurring on or after the date hereof and prior to the Closing Date.

Article III
MERGER

3.1 Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Merger Effective Time, Merger Sub shall be merged with and into SPAC in accordance with Part XVI of the Cayman Companies Act, with SPAC being the surviving company and as a direct, wholly owned Subsidiary of the Company.

(b) Upon consummation of the Merger and at the Merger Effective Time, the separate corporate existence of Merger Sub shall cease to exist and Merger Sub will be struck off the Register of Companies in the Cayman Islands, and SPAC, as the surviving company of the Merger (also referred to herein as the “Merger Surviving Company”), shall continue its corporate existence under the Laws of the Cayman Islands.

3.2 Merger Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place on the date which is three (3) Business Days after the date on which all conditions set forth in Article VIII shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or such other time and place as SPAC and the Company may mutually agree in writing.

3.3 Merger Effective Time. Subject to the satisfaction or waiver of all of the conditions set forth in Article VIII, on Closing Date (as defined below), SPAC and Merger Sub shall file a plan of merger (the “Plan of Merger”) in substantially the form attached as Exhibit C hereto and other documents required under the Cayman Companies Act to effect the Merger with Registrar of Companies of the Cayman Islands (the “Cayman Registrar”) as provided by Section 233 of the Cayman Companies Act. The Merger shall become effective on the date the Plan of Merger is registered by the Cayman Registrar or at such later time or on such later date as may be agreed by SPAC and the Company in writing and, in either case, as specified in the Plan of Merger in accordance with the Cayman Companies Act (the “Merger Effective Time”).

3.4 Effects of the Merger. At and after the Merger Effective Time, the Merger shall have the effects specified in this Agreement, the Plan of Merger and the Cayman Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, all the rights, property of every description, including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of SPAC and Merger Sub shall vest in the Merger Surviving Company, and the Merger Surviving Company shall be liable for and subject in the same manner as SPAC and Merger Sub to all mortgages, charges or security interests and all Contracts, obligations, claims, debts and liabilities of SPAC and Merger Sub in accordance with the Cayman Companies Act.

3.5 Governing Documents of Merger Surviving Company. At and after the Merger Effective Time, in accordance with the Plan of Merger, the memorandum and articles of association of Merger Sub, as in effect immediately prior to the Merger Effective Time, shall be the memorandum and articles of association of the Merger Surviving Company, until thereafter amended in accordance with the terms thereof and the Cayman Companies Act.

3.6 Directors and Officers of Merger Surviving Company. At and after the Merger Effective Time, the directors and officers of Merger Sub and SPAC, respectively, as of immediately prior to the Merger Effective Time, shall cease to hold office and the directors and officers of Merger Sub immediately prior to the Merger Effective Time shall be the initial directors and officers of the Merger Surviving Company, each to hold office in accordance with the memorandum and articles of association of the Merger Surviving Company, and until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal in accordance with the Governing Documents of the Merger Surviving Company effective as of the Merger Effective Time.

3.7 Effects of the Merger on the Share Capital of SPAC, Merger Sub and the Company.

(a) At the Merger Effective Time, and in the case of sub-paragraph (i) and (ii), immediately prior to the Merger Effective Time, by virtue of the Merger and without any action on the part of SPAC, Merger Sub, the Company or any holder of SPAC Securities:

(i) each SPAC Unit outstanding immediately prior to the Merger Effective Time shall be automatically detached, and the holder thereof shall be deemed to hold one (1) SPAC Class A Ordinary Share and one-half (1/2) of a SPAC Warrant in accordance with the terms of the applicable SPAC Unit, which underlying SPAC Securities shall be adjusted in accordance with the applicable terms of this Section 3.7(a)(i) (the “Unit Separation”);

(ii) each SPAC Class B Ordinary Share that is issued and outstanding immediately prior to the Merger Effective Time shall be automatically converted into one (1) SPAC Class A Ordinary Share in accordance with the terms of the SPAC Articles (such automatic conversion, the “SPAC Class B Conversion”) and each SPAC Class B Ordinary Share shall no longer be issued and outstanding and shall automatically be cancelled and cease to exist, and each holder of SPAC Class B Ordinary Shares shall thereafter cease to have any rights with respect to such shares;

(iii)   each SPAC Class A Ordinary Share (which, for the avoidance of doubt, includes the SPAC Class A Ordinary Shares (A) issued in connection with the SPAC Class B Conversion and (B) held as a result of the Unit Separation) that is issued and outstanding (other than the SPAC Dissenting Shares, Redeeming SPAC Shares and the shares set forth in Section 3.7(a)(vii)) shall be cancelled in exchange for the right to receive one (1) newly issued, fully paid and non-assessable Company Class A Ordinary Share; provided, that, in the event there is any issuance of equity securities of the Company between the Recapitalization and the Merger Effective Time (other than any issuance of equity securities in connection with the PIPE Investment), such right shall include the right to receive such additional number of Company Class A Ordinary Shares as necessary to ensure that the percentage allocation of Company Class A Ordinary Shares to all SPAC Class A Ordinary Shares (as converted) would be no less than the percentage that would have been allocated thereto as if there were no such interim issuance (the aggregate number of Company Class A Ordinary Shares thus issued to all holders of SPAC Class A Ordinary Shares (other than the holders of the SPAC Dissenting Shares and Redeeming SPAC Shares) in connection with the Merger is referred to herein as the “SPAC Exchange Shares”). All SPAC Class A Ordinary Shares (other than the SPAC Dissenting Shares, Redeeming SPAC Shares and the shares set forth in Section 3.7(a)(vii)) shall no longer be issued and outstanding and shall be cancelled and cease to exist, and each holder of SPAC Class A Ordinary Shares (other than the SPAC Dissenting Shares and Redeeming SPAC Shares, Redeeming SPAC Shares and the shares set forth in Section 3.7(a)(vii)) shall thereafter cease to have any rights with respect thereto, except for the right to receive the consideration set forth in this Section 3.7(a)(iii);

(iv) each SPAC Dissenting Share issued and outstanding shall be cancelled and cease to exist in accordance with Section 4.9 and shall carry no right other than the right to receive the applicable payment as set forth in Section 4.9;

(v) each SPAC Warrant that is outstanding and unexercised shall thereupon be converted into and become the right to receive a warrant to purchase one Company Class A Ordinary Share (each, a “Company Warrant”) pursuant to the Assignment, Assumption and Amendment Agreement or the A&R Warrant Agreement, as the case may be (all Company Warrants issued to all holders of SPAC Warrants in connection with the Merger are referred to herein as the “SPAC Exchange Warrants”). The Company shall take all corporate actions necessary to reserve for future issuance, and shall maintain such reservations for so long as any of the SPAC Exchange Warrants remain outstanding, a sufficient number of Company Class A Ordinary Shares for delivery upon the exercise of such SPAC Exchange Warrants. On the terms and subject to the conditions set forth in the A&R Warrant Agreement or the Assignment, Assumption and Amendment Agreement, all SPAC Warrants shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of SPAC Warrants shall thereafter cease to have any rights with respect thereto, except the right to receive the consideration set forth in this Section 3.7(a)(v);

(vi) each Redeeming SPAC Share issued and outstanding immediately prior to the Merger Effective Time shall automatically be cancelled and cease to exist and shall thereafter represent only the right of the holder thereof to be paid a pro rata share of the SPAC Shareholder Redemption amount in accordance with the SPAC’s Governing Documents; and

(vii)   notwithstanding Section 3.7(a)(ii), Section 3.7(a)(iii) above or any other provision of this Agreement to the contrary, if there are any SPAC Ordinary Shares or other classes of shares of SPAC that are owned by SPAC as treasury shares immediately prior to the Merger Effective Time, such shares shall be cancelled and shall cease to exist without any conversion thereof or payment or other consideration therefor.

(b) At the Merger Effective Time, by virtue of the Merger and without any action on the part of SPAC, the Company, Merger Sub or any holder of SPAC Securities, each ordinary share of Merger Sub, par value US$0.0001 per share, issued and outstanding immediately prior to the Merger Effective Time shall be converted into and become one (1) validly issued, fully paid and non-assessable ordinary share, par value US$0.0001 per share, of the Merger Surviving Company. Such ordinary share(s) of the Merger Surviving Company shall constitute the only issued and outstanding share capital of the Merger Surviving Company upon the Merger Effective Time.

3.8 Taking of Necessary Action; Further Action. If, at any time after the Merger Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Merger Surviving Company following the Merger with full right, title and possession to all assets, property, rights, privileges, powers and franchises of SPAC and Merger Sub, the officers and directors or members, as applicable (or their designees) of the Merger Surviving Company are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

Article IV
CLOSING

4.1 Closing.

(a) In accordance with the terms and subject to the conditions of this Agreement, the Closing shall take place by conference call and by exchange of signature pages by email or other electronic transmission at a time and date to be specified in writing by the Company and SPAC, which shall be no later than three (3) Business Days after the first date on which all conditions set forth in Article VIII shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof), or such other time and place as SPAC and the Company may mutually agree in writing. The date of the Closing shall be referred to herein as the “Closing Date.”

4.2 Closing Deliverables.

(a) At the Closing, the Company Parties will deliver, or cause to be delivered:

(i) to SPAC, a certificate signed by an executive officer of the Company, dated as of the date of Closing, certifying that the conditions specified in Section 8.2(a), Section 8.2(b) and Section 8.2(c) have been fulfilled;

(ii) to the Exchange Agent, pursuant to Section 4.4, the SPAC Exchange Shares and SPAC Exchange Warrants;

(iii)   to SPAC, the Registration Rights Agreement, duly executed by the Company and the Company Shareholder;

(iv) to SPAC, the Lock-Up Agreement, duly executed by the Company Shareholder;

(v) to SPAC, the A&R Warrant Agreement or the Assignment, Assumption and Amendment Agreement, duly executed by the Company; and

(vi) to SPAC, all of the duly executed corporate resolutions of the Company evidencing that the Company Capital Restructuring have been duly effected by the Company, together with a duly adopted and effective A&R Company Charter.

(b) At the Closing, SPAC will deliver or cause to be delivered to the Company:

(i) a certificate signed by an executive officer of SPAC, dated the Closing Date, certifying that, the conditions specified in Section 8.3(a), Section 8.3(b), and Section 8.3(c) have been fulfilled;

(ii) the Registration Rights Agreement, duly executed by duly authorized representatives of SPAC, the Sponsor and the other parties thereto other than the Company;

(iii)   the Lock-Up Agreement, duly executed by duly authorized representatives of the Sponsor; and

(iv) the A&R Warrant Agreement or the Assignment, Assumption and Amendment Agreement, duly executed by the SPAC and the other parties thereto other than the Company; and

(v) evidence that the SPAC Working Capital Units, including the SPAC Ordinary Shares and the SPAC Warrants issued as of immediately prior to the Closing as part of such SPAC Working Capital Units, have been forfeited, terminated or settled at or prior to the Closing without any further liability to, or obligation of, SPAC or the Group.

4.3 Closing Statements.

(a) No sooner than five (5) or later than two (2) Business Days prior to the Closing Date:

(i) The Company Parties shall deliver to SPAC a certificate duly executed by an authorized officer of the Company (the “Company Closing Certificate”) setting forth: (A) a statement of the aggregate accrued and unpaid Company Transaction Expenses as of immediately prior to the Merger Effective Time (the “Unpaid Company Expenses”), which shall include the respective amounts and wire transfer instructions for the payment thereof, together with corresponding invoices for the foregoing and, if reasonably required by the Trustee, the certified Taxpayer Identification Numbers, of each payee; and (B) the number of Company Ordinary Shares to be issued and outstanding as of immediately prior to the Closing after giving effect to the Company Capital Restructuring.

(ii) SPAC shall deliver to the Company a certificate duly executed by an authorized officer of SPAC (the “SPAC Closing Statement” and, together with the Company Closing Certificate, the “Closing Statements”), setting forth: (A) the aggregate accrued and unpaid SPAC Transaction Expenses as of immediately prior to the Merger Effective Time (the “Unpaid SPAC Expenses” and, together with the Unpaid Company Expenses, the “Unpaid Transaction Expenses”), which shall include the respective amounts and wire transfer instructions for the payment thereof, together with corresponding invoices for the foregoing and, if reasonably required by the Trustee, the certified Taxpayer Identification Numbers, of each payee; (B) the number of SPAC Class A Ordinary Shares, SPAC Class B Ordinary Shares and SPAC Warrants to be issued and outstanding as of immediately prior to the Closing after giving effect to the Unit Separation and any valid exercise of SPAC Shareholder Redemption right; (C) the amount of cash in the Trust Account (after deducting the SPAC Shareholder Redemption amount) as of the Closing Date; and (D) the calculation of the SPAC Exchange Shares and SPAC Exchange Warrants pursuant to Section 3.7(a).

(iii)   On the Closing Date, concurrently with the Merger Effective Time, pursuant to Section 7.13, SPAC shall pay, or cause the Trustee to pay at the direction and on behalf of SPAC, by wire transfer of immediately available funds from the Trust Account (i) as and when due all amounts payable on account of the SPAC Shareholder Redemption amount to former SPAC Shareholders pursuant to their exercise of the SPAC Shareholder Redemption right, (ii) all Unpaid Company Expenses, as set forth on the Company Closing Certificate, and all Unpaid SPAC Expenses, as set forth on the SPAC Closing Statement, and (iii) immediately thereafter, all remaining amounts then available in the Trust Account (if any) to a bank account designated by the Company for its immediate use, subject to this Agreement and the Trust Agreement, and thereafter, the Trust Account shall terminate, except as otherwise provided in the Trust Agreement.

(b) Each of the Company Parties and SPAC shall (i) provide the other Parties hereto and their respective Representatives with reasonable access to the relevant books, records and finance personnel of such party to enable the other Parties hereto and their respective Representatives to review and analyze the amounts set forth on the Closing Statements, and (ii) make such amendments to the Closing Statements as the Parties may mutually and in good faith agree.

4.4 Delivery of SPAC Exchange Shares and SPAC Exchange Warrants.

(a) Following the date hereof and prior to the Closing Date, the Company shall appoint Continental Stock Transfer & Trust Company as an exchange agent (the “Exchange Agent”) to act as the exchange agent in connection with the Merger, and, if required by the Exchange Agent, enter into an exchange agent agreement (in a form and substance that is reasonably acceptable to SPAC and the Company) in order for, among other things, the Exchange Agent to make the distributions contemplated by this Section 4.4.

(b) At least two (2) Business Days prior to the Merger Effective Time, the Company shall send, or shall use its commercially reasonable efforts to cause the Exchange Agent to send, to each holder of SPAC Class A Ordinary Shares (other than holders of Redeeming SPAC Shares and SPAC Dissenting Shareholders) instructions and/or any documents as may be reasonably required for the delivery of the SPAC Exchange Shares and SPAC Exchange Warrants in accordance with this Section 4.4(b), and SPAC shall deliver, or cause each such holder of SPAC Class A Ordinary Shares to deliver, to the Exchange Agent, such information and/or documents (including, if necessary or appropriate, a letter of transmittal) reasonably requested by the Exchange Agent, for the purpose of updating the register of members of the Company to reflect such delivery of the SPAC Exchange Shares and SPAC Exchange Warrants to such holder of SPAC Class A Ordinary Shares in accordance with this Section 4.4(b).

(c) Immediately prior to or at the Merger Effective Time, the Company shall deposit, or cause to be deposited, with the Exchange Agent: (i) evidence in book-entry form of the Company Class A Ordinary Shares representing the number of the Company Class A Ordinary Shares required to be issued or already issued (as applicable) to (A) the holders of SPAC Class A Ordinary Shares (other than holders of Redeeming SPAC Shares and SPAC Dissenting Shareholders) in connection with the Merger as the SPAC Exchange Shares under Section 3.7(a)(iii), and (B) any additional Persons, if any, who become shareholders of the Company pursuant to the PIPE Investment, and (ii) the SPAC Exchange Warrants.

(d) At the Merger Effective Time, the Company shall (i) instruct the Exchange Agent to deliver to such holder the SPAC Exchange Shares or the SPAC Exchange Warrants, as applicable, to which such holder is entitled pursuant to Section 3.7(a)(iii) or Section 3.7(a)(v), and in exchange any outstanding SPAC Class A Ordinary Shares or SPAC Warrants shall be cancelled as a result of the Merger, without any further action by any Party; and (ii) update its register of members in accordance with this Section 4.4(d).

(e) At and after the Merger Effective Time, any certificate(s) representing SPAC Class A Ordinary Shares (other than SPAC Dissenting Shares, Redeeming SPAC Shares and the shares set forth in Section 3.7(a)(vii)) or SPAC Warrants shall be deemed to evidence such holder’s right to receive its respective portion of the SPAC Exchange Shares or SPAC Exchange Warrants, as applicable, into which such SPAC Class A Ordinary Shares or SPAC Warrants shall have been converted by the Merger. From and after the Merger Effective Time, all previous holders of SPAC Class A Ordinary Shares or SPAC Warrants shall cease to have any rights as shareholders or equityholders of SPAC other than the right to receive such holder’s respective portion of the SPAC Exchange Shares or the SPAC Exchange Warrants, as applicable, into which such SPAC Class A Ordinary Shares and SPAC Warrants have been converted pursuant to this Agreement, without interest, or, in the case of (i) holders of Redeeming SPAC Shares, the right to receive the applicable payment of SPAC Shareholder Redemption in accordance with Section 3.7(a)(vi), and (ii) SPAC Dissenting Shareholders, the right to receive the applicable payment as set forth in this Section 4.4.

(f)   Promptly following the date that is six (6) months after the Merger Effective Time, the Company shall instruct the Exchange Agent to deliver to the Company all documents in its possession relating to the transactions contemplated hereby, and the Exchange Agent’s duties shall terminate. Thereafter, any portion of the SPAC Exchange Shares or SPAC Exchange Warrants, as the case may be, that remains unclaimed shall be returned to the Company, and any Person that was a holder of SPAC Class A Ordinary Shares or SPAC Warrants as of immediately prior to the Merger Effective Time that has not claimed its portion of SPAC Exchange Shares or SPAC Exchange Warrants, as the case may be, in accordance with this Section 4.4 prior to the date that is six (6) months after the Merger Effective Time, may claim from the Company, and the Company shall promptly deliver, such applicable portion of the SPAC Exchange Shares or SPAC Exchange Warrants without any interest thereupon. None of SPAC or the Company Parties or the Exchange Agent shall be liable to any Person in respect of any of the SPAC Exchange Shares or SPAC Exchange Warrants delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Laws. If any such shares or warrants shall not have been transferred immediately prior to such date on which any amounts payable pursuant to this Article IV would otherwise escheat to or become the property of any Governmental Authority, any such amounts shall, to the extent permitted by applicable Law, become the property of the Company, free and clear of all claims or interest of any Person previously entitled thereto.

4.5 Directors and Officers. At and after the Merger Effective Time, the Persons appointed by the Company as the initial directors and officers of the Company after the Merger Effective Time, shall be the directors and officers (and in the case of such officers, holding such positions as set forth on Section 4.5 of the Company Disclosure Letter), respectively, of the Company, each to hold office in accordance with the Governing Documents of the Company, effective as of the Merger Effective Time.

4.6 The Company Governing Documents. Immediately prior to the Re-designation, the Company shall adopt the A&R Company Charter, until thereafter amended in accordance with the terms thereof and the Cayman Companies Act.

4.7 Certain Adjustments. The number of the Company Ordinary Shares that each Person is entitled to receive as a result of the Merger and as otherwise contemplated by this Agreement shall be adjusted to reflect appropriately the effect of any share subdivision, reverse share subdivision, share consolidation, share dividend or distribution (including any dividend or distribution of securities convertible into the Company Ordinary Shares, as applicable), extraordinary cash dividend, reorganization, recapitalization, reclassification, exchange of shares or other like change with respect to the Company Ordinary Shares or SPAC Ordinary Shares, as applicable, occurring after the date of this Agreement and before the Closing Date.

4.8 Fractional Shares. Notwithstanding anything in this Agreement, no fraction of a Company Ordinary Share shall be issued by virtue of the Merger, and any Person who would otherwise be entitled to a fraction of a Company Ordinary Share (after aggregating all fractional Company Ordinary Shares that otherwise would be received by such Person) shall receive from Company, in lieu of such fractional share: (i) one (1) Company Ordinary Share if the aggregate amount of fractional Company Ordinary Shares such Person would otherwise be entitled to is equal to or exceeds 0.50; or (ii) no Company Ordinary Share if the aggregate amount of fractional Company Ordinary Shares such Person would otherwise be entitled to is less than 0.50.

4.9 SPAC Dissenter’s Right.

(a) Notwithstanding anything in this Agreement to the contrary and to the extent available under the Cayman Companies Act, all SPAC Ordinary Shares that are issued and outstanding immediately prior to the Merger Effective Time and that are held by any Person who shall have validly exercised and not effectively withdrawn or lost their rights to dissent from the Merger, in accordance with Section 238 of the Cayman Companies Act (the “SPAC Dissenting Shares” and holders of SPAC Dissenting Shares being referred to as “SPAC Dissenting Shareholders”) shall be cancelled and cease to exist at the Merger Effective Time, shall not be entitled to receive the applicable SPAC Exchange Shares under Section 3.7(a)(iii) and shall instead be entitled to receive only the payment of the fair value of such SPAC Dissenting Shares held by them determined in accordance with Section 238 of the Cayman Companies Act.

(b) For the avoidance of doubt, all SPAC Ordinary Shares held by SPAC Dissenting Shareholders who shall have failed to exercise or who shall have effectively withdrawn or lost their dissenter rights under Section 238 of the Cayman Companies Act shall thereupon (i) not be deemed to be SPAC Dissenting Shares, and (ii) be cancelled and cease to exist in exchange for, at the Merger Effective Time, the right to receive the applicable SPAC Exchange Shares under Section 3.7(a)(iii) in the manner provided in Section 4.4.

(c) SPAC shall provide to the Company (i) reasonably prompt notice of any notices of objection or notices of dissent to the Merger or demands for appraisal under Section 238 of the Cayman Companies Act received by SPAC, attempted withdrawals of such notices, dissents or demands, and any other instruments served pursuant to the Cayman Companies Act and received by SPAC relating to the exercise of any rights to dissent from the Merger or appraisal rights and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such notice of dissenter right or demand for appraisal under the Cayman Companies Act. SPAC shall not, except with the prior written consent of the Company, make any offers or payment with respect to any exercise by a shareholder of its rights to dissent from the Merger or any demands for appraisal or offer to settle or settle any such demands or approve any withdrawal of any such demands.

(d) In the event that any written notice of objection to the Merger is served on SPAC by any SPAC Shareholder pursuant to Section 238(2) of the Cayman Companies Act, SPAC shall give written notice of the authorization of the Merger to each such SPAC Shareholder within twenty (20) calendar days of obtaining the SPAC Shareholder Approval, pursuant to and in accordance with Section 238(4) of the Cayman Companies Act and the SPAC and the Company may, but is not obliged to, delay the filing of the Plan of Merger (and any other documents required under the Cayman Companies Act to effect the Merger) with the Cayman Registrar, until at least twenty (20) days shall have elapsed since the date on which such authorization notice is given by SPAC (being the period allowed for written notice of an election to dissent under section 238(5) of the Cayman Companies Act, as referred to in section 239(1) of the Cayman Companies Act).

4.10 Withholding. Notwithstanding any other provision to this Agreement, SPAC, Merger Sub, the Company and the Exchange Agent, as applicable, shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement any such Taxes as may be required to be deducted and withheld from such amounts under the Code or any other applicable Law (as reasonably determined by SPAC, Merger Sub, the Company, or the Exchange Agent, respectively). To the extent that any amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made and paid to the applicable Governmental Authority. To the extent any Party hereto becomes aware of any obligation to deduct or withhold from amounts otherwise payable, issuable or transferable pursuant to this Agreement, such party shall use commercially reasonable efforts to notify the other Parties hereto at least five (5) days prior to the date of the relevant payment, and the Parties hereto shall reasonably cooperate to obtain any certificates or other documentation required in respect of such deduction or withholding obligation and to reduce or eliminate any applicable deduction or withholding.

4.11 Tax Treatment. The Parties intend that, for United States federal income Tax purposes, (a) the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder, (b) the SPAC Class B Conversion qualifies as a “reorganization” under Section 368(a)(1)(E) of the Code and the Treasury Regulations promulgated thereunder, and (c) this Agreement is, and is hereby adopted as, a plan of reorganization for purposes of Sections 354, 361 and the 368 of the Code and within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). None of the Parties knows of any fact or circumstance (without conducting independent inquiry or diligence of the other relevant party), or has taken or will take any action, if such fact, circumstance or action would be reasonably expected to cause the Transactions to fail to qualify for the Intended Tax Treatment. The Transactions shall be reported by the Parties for all Tax purposes in accordance with the Intended Tax Treatment, unless otherwise required by a “determination” as defined in Section 1313(a) of the Code. The Parties hereto shall cooperate with each other and their respective counsel to document and support the Intended Tax Treatment.

Article V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND MERGER SUB

Except as set forth in the disclosure letter delivered to SPAC by the Company on the date of this Agreement (the “Company Disclosure Letter”) (each section of which, subject to Section 10.9, qualifies the correspondingly numbered and lettered representations in this Article V), each of the Company Parties represents and warrants to SPAC as of the date of this Agreement as follows:

5.1 Company Organization. The Company is an exempted company limited by shares that has been duly incorporated, and is validly existing and in good standing under the Laws of the Cayman Islands. The Company has the requisite corporate power and authority to own, lease and operate all of its properties and assets and to conduct its business as it is now being conducted. The Governing Documents of the Company, as amended to the date of this Agreement and as previously made available by or on behalf of the Company, to SPAC, are in full force and effect as of the date hereof and the Closing Date, true, correct and complete, and the Company is not in breach or violation of any of the provisions contained in its Governing Documents in any material respect. The Company has timely filed all requisite annual returns in accordance with applicable Laws, except where the failure to file such annual returns would not have, or be reasonably expected to have, individually or in the aggregate, a material adverse effect to the Group taken as a whole. The Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not be material to the business of the Group. The Company is not insolvent, bankrupt or unable to pay its debts as and when they fall due.

5.2 Subsidiaries. A complete list of each Subsidiary of the Company and its jurisdiction of incorporation, formation or organization, as applicable, is set forth in Section 5.2 of the Company Disclosure Letter. The Subsidiaries of the Company have been duly formed or organized and are validly existing under the Laws of their jurisdiction of incorporation or organization and have the requisite power and authority to own, lease or operate all of their respective properties and assets and to conduct their respective businesses as they are now being conducted. True, correct and complete copies of the Governing Documents of each of the Company’s Subsidiaries have been previously made available to SPAC by or on behalf of the Company, such Governing Documents are in full force and effect and none of the Company’s Subsidiaries is in breach or violation of any of the provisions contained in its Governing Documents in any material respect. Each Subsidiary of the Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except for such failures to be so qualified or licensed and in good standing that would not have a Company Material Adverse Effect.

5.3 Merger Sub.

(a) Merger Sub is an exempted company limited by shares that has been duly incorporated, and is validly existing and in good standing under the Laws of the Cayman Islands. Merger Sub has the requisite corporate power and authority to own, lease and operate all of its properties and assets and to conduct its business as it is now being conducted. The true and complete copies of the Governing Documents of Merger Sub, as amended to the date of this Agreement and as previously made available by or on behalf of the Company, to SPAC, are in full force and effect as of the date hereof, and Merger Sub is not in violation of any of the provisions of its Governing Documents in any material respect. Merger Sub was incorporated solely for the purpose of engaging in the Transactions and activities incidental thereto. Merger Sub has all requisite corporate power and authority to (i) execute and deliver this Agreement and all documents contemplated hereby, and (ii) consummate the Transactions, and perform all obligations to be performed by it hereunder and thereunder. The execution and delivery of this Agreement and the documents contemplated hereby to which Merger Sub is a party and the consummation of the Transactions to which Merger Sub is a party have been duly and validly authorized and approved by (A) the board of directors of Merger Sub and (B) the Company as the sole shareholder of Merger Sub.

(b) Merger Sub has no assets or operations and has not incurred any liabilities or obligations of any nature, and has not carried on any business activities or operations other than those in connection with the transactions contemplated hereby. Merger Sub was incorporated solely for the purpose of engaging in the transactions contemplated hereby and activities incidental thereto. All of the issued shares of Merger Sub are held directly by the Company.

(c) No other corporate proceeding on the part of Merger Sub is necessary to authorize this Agreement and the documents contemplated hereby. This Agreement has been, and at or prior to the Closing, the other documents contemplated hereby will be, duly and validly executed and delivered by Merger Sub, and this Agreement constitutes, assuming the due authorization, execution and delivery by the other Parties hereto, and at or prior to the Closing, the other documents contemplated hereby will constitute, assuming the due authorization, execution and delivery by the other Parties thereto, a legal, valid and binding obligation of Merger Sub, enforceable against Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

5.4 Due Authorization.

(a) The Company has all requisite company or corporate power, as applicable, and authority to execute and deliver this Agreement and the other documents to which it is a party contemplated hereby and (subject to the approvals described in Section 5.6) to consummate the Transactions, and to perform all of its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other documents to which the Company is a party contemplated hereby and the consummation of the Transactions have been duly and validly authorized and approved by the Company, and no other company or corporate proceeding on the part of the Company is necessary to authorize this Agreement and the other documents to which the Company is a party contemplated hereby. This Agreement has been, and on or prior to the Closing, the other documents contemplated hereby to which the Company is a party will be, duly and validly executed and delivered by the Company, and this Agreement constitutes, assuming the due authorization, execution and delivery by the other Parties, and at or prior to the Closing, the other documents to which the Company is a party contemplated hereby will constitute, assuming the due authorization, execution and delivery by the other parties thereto, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) On or prior to the date of this Agreement, the board of directors of the Company has duly adopted resolutions (i) determining that this Agreement, the Ancillary Agreements, the Transactions are advisable and fair to, and in the best interests of, the Company and (ii) authorizing and approving the execution, delivery and performance by the Company of this Agreement, the Ancillary Agreements, the Transactions. Executed copies of the resolutions described in the foregoing sentence in this Section 5.4(b) have been provided to SPAC on or prior to the execution and delivery of this Agreement by the Company. No other corporate action is required on the part of the Company or any of the Company Shareholders to enter into this Agreement or the documents to which the Company is party contemplated hereby or to approve the Transactions other than the Company Shareholder Approval.

5.5 No Conflict. Subject to the receipt of the Governmental Approvals set forth in Section 5.6 and except as set forth on Section 5.5 of the Company Disclosure Letter, the execution and delivery by the Company Parties, as applicable, of this Agreement and the documents to which the Company Parties are parties contemplated hereby and the consummation of the Transactions do not and will not (a) violate or conflict with any provision of, or result in the breach of, or default under, the Governing Documents of the Company Parties, as applicable; (b) violate or conflict with any provision of, or result in the breach of, or default under, any Law (including (i) any Personal Information Laws and Policies and (ii) any Laws relating to the Company for being a Cayman Islands exempted company limited by shares including but not limited to the Cayman Companies Act), Permit or Governmental Order applicable to the Group or Merger Sub; (c) violate or conflict with any provision of, or result in the breach of, or result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Privacy Policy or Contract of the type described in Section 5.12(a) to which any of the Group or Merger Sub is a party or by which the Group or Merger Sub may be bound, or terminate or result in the termination of any such foregoing Contract; or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Group or Merger Sub, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not (i) have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company Parties to enter into and perform its obligations under this Agreement or (ii) be material to the business of the Group.

5.6 Governmental Authorities; Approvals. Assuming the truth and completeness of the representations and warranties of SPAC contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority (each, a “Governmental Approval”), is required on the part of each of the Company Parties, as applicable, with respect to the execution or delivery of this Agreement or the consummation of the Transactions, except for: (i) filings and approvals set forth in Section 5.6 of the Company Disclosure Letter; and (ii) the filing of the Plan of Merger and related documentation and the amended and restated memorandum and articles of association of the Company with the Cayman Registrar in accordance with the Cayman Companies Act.

5.7 Capitalization of the Company.

(a) As of the date of this Agreement, the authorized share capital of the Company is US$50,000, consisting of 500,000,000 Company Ordinary Shares, each with a par value of US$0.0001 per share among which 500,000,000 Company Ordinary Shares are issued and outstanding as of the execution of this Agreement. As of the date of this Agreement, all of the issued and outstanding Company Ordinary Shares: (i) have been duly authorized and validly issued and prior to the Closing, are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, and all requirements set forth in the Governing Documents of the Company; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the Company or any Contract to which the Company is a party or otherwise bound, in each case of (i), (ii) and (iii), in any material respect.

(b) As of the date of this Agreement and Closing Date, except as set forth in Section 5.7(b) of the Company Disclosure Letter, the Group does not have any employee incentive plan and no securities convertible into Company Ordinary Shares are issued or outstanding.

(c) Except as set forth in Section 5.7(a), there are (i) no outstanding shares of capital share or share capital of, or other equity or voting interest in, the Company, and (ii) no outstanding securities of the Company (including debt securities) convertible into or exchangeable for shares of capital share or share capital of, or other equity or voting interest in, the Company. Except as contemplated under the Transaction Agreements or as required under any applicable Law or as set forth in the Company’s Governing Documents, there are (i) no outstanding options, warrants, rights or other commitments or agreements to acquire from the Company, or that obligate the Company to issue or register, or that restrict the transfer or voting of, any capital share or share capital of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital share or share capital of, or other equity or voting interest in, the Company, other than as set forth in Section 5.7(c) of the Company Disclosure Letter, (ii) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital share or share capital of, or other equity or voting interest (including any voting debt) in, the Company, (iii) no calls, subscriptions, preemptive rights, Contracts, agreements, arrangements, voting trusts, proxies, understandings or other commitments of any kind for the purchase or issuance of the Company’s equity securities, (iv) no “phantom shares” or similar obligations of the Company, (v) no Contracts requiring the Company to acquire any equity interest of any other Person, and (vi) no other obligations by the Company to make any payments based on the price or value of any of the Company’s equity securities or dividends paid thereon or revenues, earnings or financial performance or any other attribute of the Company.

(d) To the knowledge of the Company, each holder or beneficial owner of the Company’s equity securities has complied with applicable Laws in all material respects and have acquired other material Permits by Governmental Authorities for their investment into or holding such Company equity securities as in their respective ordinary course of business, consistent with their respective past practice.

5.8 Financial Statements.

(a) The Company has made available to SPAC the true and complete copies of the unaudited consolidated balance sheets and statements of operations and comprehensive loss, cash flows and shareholders’ equity of the Group as of and for the years ended December 31, 2023 and December 31, 2022.

(b) When delivered pursuant to Section 7.4, the Closing Company Audited Financial Statements and the Interim Financial Statements, in each case, will (i) fairly present in all material respects the consolidated financial position of the Group, as at the respective dates thereof, and the consolidated results of its operations, its consolidated incomes, its consolidated changes in shareholders’ equity (with respect to the Closing Company Audited Financial Statements only) and its consolidated cash flows for the respective periods then ended (subject, in the case of the Interim Financial Statements to normal year-end adjustments and the absence of footnotes), (ii) except for the Interim Financial Statements, be prepared in conformity with GAAP, applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and, in the case of the Interim Financial Statements, the absence of footnotes or the inclusion of limited footnotes), (iii) be prepared from, and are in accordance in all material respects with, the books and records of the Group, (iv) except for the Interim Financial Statements, when delivered by the Company for inclusion in the Registration Statement for filing with the SEC following the date of this Agreement in accordance with Section 7.4, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof, and (v) except as expressly disclosed in the Financial Statements, not be affected to a material extent by any unusual, exceptional or non-recurring items that would or might make the financial position or results of operations of the Group as disclosed in such Financial Statements misleading or deceptive.

(c) The Company maintains a system of internal accounting controls, which is sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, and (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP. In the past three (3) years, none of the Group nor, to the knowledge of the Company, an independent auditor of the Group, has identified or been made aware in writing of (x) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Group, except as disclosed in Section 5.8(c)(x) of the Company Disclosure Letter, (y) any fraud, whether or not material, that involves the Group’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Group, or (z) to the knowledge of the Company, any allegation, assertion or claim regarding any of the foregoing.

(d) All notes and accounts receivable of the Company are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims, and are current and collectible subject to the reserve for bad debts set forth on the most recent balance sheet included in the Financial Statements as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company. The accounts payable and accruals of the Company have arisen in bona fide arm’s-length transactions in the ordinary course of business, and the Company has been paying its accounts payable as and when due.

(e) The Group is not a party to, and does not have any commitment to become a party to, any material off-balance sheet partnership or any similar Contract or arrangement, including any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

5.9 Undisclosed Liabilities. Except as disclosed in Section 5.9 of the Company Disclosure Letter, there is no other material liability, debt, obligation or guarantee of, or material claim or judgement against, the Group or Merger Sub (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated or due or to become due), except for liabilities, debts, obligations, guarantees, claims or judgements (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Financial Statements in the ordinary course of business, consistent with past practice, of the Company or (c) that will be discharged or paid off prior to or at the Closing

5.10 Litigation and Proceedings. Except as disclosed in Section 5.10 of the Company Disclosure Letter, in the past three (3) years: (a) there have been and there are no initiated, pending or, to the knowledge of the Company, threatened Actions, or other proceedings at law or in equity (collectively, “Legal Proceedings”) against the Group or Merger Sub, or their respective properties or assets (including their respective Intellectual Property), or any of the directors (where the director is a corporate person, its corporate director representative) or executive officers of any of the Group or Merger Sub in their capacity as such and related to the Group’s business; (b) other than examinations conducted in the ordinary course of a Governmental Authority’s generally applicable supervisory jurisdiction, no investigations, audits or other inquiries have been initiated, are pending, or, to the knowledge of the Company, have been threatened in writing against, the Group or Merger Sub, or their respective properties or assets (including their respective Intellectual Property) by any Governmental Authority; and (c) there is no outstanding Governmental Order imposed upon the Group or Merger Sub or any of their properties or assets (including their respective Intellectual Property), or on any of the directors (where the director is a corporate person, its corporate director representative) or executive officers of the Group related to the Group’s business, except in the foregoing clause (a), any such Legal Proceeding as would not have or reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Group, taken as a whole.

5.11 Legal Compliance.

(a) Except as set forth on Section 5.11 of the Company Disclosure Letter, each of the Group and Merger Sub is, and for the prior three (3) years has been, in compliance in all material respects with all applicable Laws, including (i) Laws related to the prevention of money laundering and economic sanctions, Personal Information Laws and Policies, (ii) Laws related to cross-border investment and foreign exchange and Laws related to cybersecurity and data privacy, and (iii) Laws relating to the Company for being a Cayman Islands exempted company limited by shares, including but not limited to the Cayman Companies Act and any regulations promulgated thereunder. The Group maintains a program of policies, procedures and internal controls reasonably designed and implemented to ensure compliance with applicable Law in all material respects. As of the date hereof and during the three (3) years preceding the date of this Agreement, neither the Group nor, to the knowledge of the Company, any of its executive officers or directors (where the director is a corporate person, its corporate director representative) thereof acting in such capacity, has received any written notice of, or been charged with, the violation of any Laws, except where such violation would not have a Company Material Adverse Effect.

(b) The Group and Merger Sub (i) are, and have been for the past three (3) years, in compliance in all material respects with all Anti-Money Laundering Laws, International Trade Laws and Sanctions Laws, and (ii) have obtained all material licenses, consents, notices, waivers, approvals, orders, registrations, declarations or other authorizations from, and have made any material filings with, any applicable Governmental Authority for the import, export, re-export, deemed export, deemed re-export or transfer required under the International Trade Laws and Sanctions Laws (the “Export Approvals”). As of the date hereof, there are no pending or, to the knowledge of the Company, threatened, claims, complaints, charges, investigations, voluntary disclosures or Actions against the Group related to any Anti-Money Laundering Laws, International Trade Laws or Sanctions Laws or any Export Approvals. Neither the Group nor any of its directors (where the director is a corporate person, its corporate director representative) or executive officers, or, to the knowledge of the Company, employees or any of the Group’s agents, representatives or other Persons acting on behalf of the Group, (i) is, or has during the past three (3) years, been a Sanctioned Person or (ii) has transacted business directly or knowingly indirectly with any Sanctioned Person or in any Sanctioned Country.

5.12 Contracts; No Defaults.

(a) Section 5.12(a) of the Company Disclosure Letter contains a listing of all Contracts described in clauses (i) through (xvi) below to which, as of the date of this Agreement, the Group is a party or by which it is bound, other than a Company Benefit Plan. True, correct and complete copies of the Contracts listed in Section 5.12(a) of the Company Disclosure Letter have previously been delivered to or made available to SPAC or its agents or representatives, together with all amendments thereto:

(i) any Contract with any of the Top Customers or the Top Vendors;

(ii) each note, debenture, Contract or other evidence of Indebtedness of the Group, including any agreement or commitment for future loans, credit or financing, in each case, in excess of US$250,000;

(iii) each Contract for the acquisition of any Person or any business unit thereof or the disposition of any material assets of the Group in the last three (3) years, in each case, involving payments in excess of US$200,000 other than Contracts in which the applicable acquisition or disposition has been consummated, and there are no liabilities of the Group remaining or obligations of the Group ongoing;

(iv) each lease, rental or occupancy agreement, license, installment and conditional sale agreement and other Contract that provides for the ownership of, leasing of, title to, use of or any leasehold or other interest in any real or personal property and involves aggregate payments in excess of US$100,000 in any calendar year;

(v) each Contract involving the formation of a joint venture, partnership or strategic alliance involving payments of an amount of over US$200,000;

(vi) without prejudice to and without duplication of Section 5.12(a)(ii), Contracts (other than employment agreements, indemnification agreements, employee confidentiality and invention assignment agreements, equity or equity incentive documents, or any other agreement of similar nature entered into in the ordinary course with employees or Governing Documents) between the Group, on the one hand, and Affiliates of the Group, the directors and executive officers of the Group and the members or shareholders of the Company, in each case, in an amount over US$100,000 in the case of any Contract between the Group and any director or executive officer of the Group, or in an amount over US$700,000 in the case of any other Contract under this Section 5.12(a)(vi) (collectively, “Affiliate Agreements”);

(vii) Contracts with each current employee or individual consultant or other individual service provider to the Group that provide annual base compensation (excluding bonus and other benefits) in excess of US$100,000;

(viii) Contracts with any employee or consultant of the Group that provide for change in control, severance, termination, retention or similar payments or benefits contingent upon, accelerated by or triggered by the consummation of the Transactions;

(ix) any collective bargaining (or similar) agreement or Contract between the Group, on one hand, and any labor union, works council or other body representing employees of the Group, on the other hand, other than as required by applicable Laws of the relevant jurisdictions;

(x) each Contract (including license agreements, coexistence agreements, and agreements with covenants not to sue) related to use of Intellectual Property by or of the Group and material to the business of the Group (other than nonexclusive licenses (A) to use unmodified, commercially available off-the-shelf software that does not include negotiated terms and have a replacement cost and annual license fee of less than US$100,000 per each such Contract or (B) granted to end users and service providers in the ordinary course of business, including incidental trademark licenses ancillary to marketing, printing or advertising Contracts);

(xi) each Contract that, as a result of the execution and delivery of this Agreement or the consummation of the Transactions, will require (or purports to require) the Group to grant any license or other right with respect to any of its Intellectual Property;

(xii) Contracts containing covenants of the Group (A) prohibiting or limiting the right of the Group to engage in or compete with any Person in any line of business in any material respect or (B) prohibiting or restricting the Group’s ability to conduct their business with any Person in any geographic area in any material respect, in each case, in an amount of over US$200,000;

(xiii) any Contract that (A) grants to any Person any “most favored nation” or similar rights, (B) grant exclusivity to any Person in respect of any geographic location, any customer or any product or service, (C) requires the purchase of all or a given portion of the Group’s requirements for products or services from any Person, or any other similar provision, (D) grants to any Person price guarantees for a period greater than one (1) year from the date of this Agreement and requires aggregate future payments to the Group in excess of US$200,000 in any calendar year;

(xiv) Contracts (A) relating to the acquisition, issuance, voting, registration, sale or transfer of any Company Ordinary Shares or (B) providing any person or entity with any preemptive right, right of participation, right of maintenance or any similar right with respect to any Company Ordinary Shares;

(xv) Contracts granting to any Person (other than the Group) a right of first refusal, first offer or similar right to purchase or acquire exclusive rights or ownership with respect to any service, product or Intellectual Property of the Group or to purchase or acquire equity interests in the Group;

(xvi) Contracts that (A) involve any capital commitment or capital expenditure of US$200,000 (or the equivalent in other currencies) or more, in the aggregate, or (B) require performance by the Group more than one (1) year from the date hereof that, in each of the case of clauses (A) and (B), are not terminable by the Group without premium or penalty on notice of sixty (60) calendar days or less;

(xvii) Government Contracts that involve payments by the Group in an amount of over US$100,000; and

(xviii) any outstanding written commitment to enter into any Contract of the type described in clauses (i) through (xv) of this Section 5.12(a).

(b) All of the Contracts listed pursuant to Section 5.12(a) of the Company Disclosure Letter are (i) in full force and effect, (ii) represent the legal, valid and binding obligations of the Group and, to the knowledge of the Company, represent the legal, valid and binding obligations of the counterparties thereto, and (iii) except as set forth on Section 5.12(b) of the Company Disclosure Letter, none of the Top Customers or Top Vendors has, as of the date of this Agreement, notified the Group in writing, or to the Company’s knowledge, verbally (A) that it will terminate, cancel, and adversely modify any of its existing business with the Group (other than due to the expiration of an existing contractual arrangement, or modifications in the ordinary course of business that do not adversely affect the Group in any material respect) or (B) that it is, or to the knowledge of the Company, otherwise involved in or threatening a material dispute with the Group or its businesses. The Group has performed in all material respects all of its obligations required to be performed by it to date under such Contracts listed pursuant to Section 5.12(a) and neither the Group, nor, to the knowledge of the Company, any other Party thereto is in material breach of or default under any such Contract. The Group has not received any written notice of termination or material breach of or default under any such Contract, and no event has occurred which, individually or together with other events, would reasonably be expected to result in a material breach of or a default under any such Contract by the Group or, to the knowledge of the Company, any other Party thereto (in each case, with or without notice or lapse of time or both).

5.13 Company Benefit Plans.

(a) Except as disclosed in Section 5.13(a) of the Company Disclosure Letter, or as would not be material to the business of the Group taken as a whole, each Company Benefit Plan (i) has been established, operated and maintained in compliance with its terms and with applicable Law in all material respects, (ii) has been registered and has been maintained in good standing with applicable regulatory authorities and, to the knowledge of the Company, no event has occurred since the date of the most recent approval or application therefor relating to any such Company Benefit Plan that would reasonably be expected to adversely affect any such approval or good standing, and (iii) required to be fully funded or fully insured, is fully funded or fully insured, including any back-service obligations, on an ongoing and termination or solvency basis (determined using reasonable actuarial assumptions) in compliance with applicable Laws. All contributions or other amounts payable by the Group with respect to each Company Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with the applicable accounting standard.

(b) With respect to each Company Benefit Plan, as of the date hereof, no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened, and to the knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such actions, suits or claims.

(c) No Company Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Group for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable Law, (ii) death benefits under any “pension plan,” as applicable, or (iii) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary). To the knowledge of the Company, no condition exists that would prevent the Group from amending or terminating any Company Benefit Plan providing health or medical benefits in respect of any active employee of the Group (other than in accordance with the applicable Company Benefit Plan).

(d) Except as expressly provided under this Agreement, neither the execution of this Agreement, nor the consummation of the Transactions (whether alone or in connection with any additional or subsequent events such as a termination of employment), will (i) entitle any current or former director, employee or consultant of the Group to material compensation in the form of a severance payment or similar payment, (ii) accelerate the time of payment or vesting or result in any payment or funding of material compensation or material benefits under, increase any material amount payable or result in any other material obligation pursuant to, any of the Company Benefit Plans, (iii) directly or indirectly cause the Group to transfer or set aside any assets to fund any material benefits under any Company Benefit Plan, (iv) otherwise give rise to any material liability under any Company Benefit Plan, or (v) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Company Benefit Plan on or following the Merger Effective Time.

5.14 Labor Relations; Employees.

(a) Except as set forth in the Section 5.14(a) of the Company Disclosure Letter and except as required by the applicable Laws, the Group is not and has never been a party to or bound by any collective bargaining agreement, or any similar agreement, Contract or arrangement with a labor union, trade union or other organization or body involving any of its employees or employee representatives, and no such agreement is being or has been negotiated by the Group, and no other labor union, works council or any other employee representative body has requested or, to the knowledge of the Company, has sought to represent any of the employees of the Group. Except as required by the applicable Laws, there has been no labor organization activity involving any employees of the Group. Except as required by the applicable Laws, the Group is not and has never been a member of any employers’ association or organization. The Group has never had any strike, slowdown, work stoppage, lockout or other material labor dispute against or affecting the Group or question concerning representation, by or with respect to any of the Group’s employees.

(b) Except as disclosed in Section 5.14(b) and except as would not be material to the business of the Group taken as a whole, there are no complaints, charges or claims against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened in writing to be brought by or filed with any Governmental Authority or otherwise based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any individual by the Company or any of its Subsidiaries.

(c) Except as set forth on Section 5.14(c) of the Company Disclosure Letter, as of the date hereof and during the three (3) years preceding the date of this Agreement, the Group has never received (i) written notice of any unfair labor practice charge or complaint before any Governmental Authority against it, (ii) written notice of any complaints, grievances or arbitrations arising out of any collective bargaining agreement or any other complaints, grievances or arbitration procedures against it, (iii) written notice of any charge or complaint with respect to or relating to it before any Governmental Authority responsible for the prevention of unlawful employment practices, (iv) written notice of the intent of any Governmental Authority responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration or occupational safety and health Laws to conduct an investigation with respect to or relating to it or notice that such investigation is in progress, or (v) written notice of any complaint, lawsuit or other proceeding in any forum by or on behalf of any present or former employee of it, any applicant for employment or classes of the foregoing alleging breach of any express or implied Contract of employment, any applicable Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship, and with respect to each of clauses (i) through (v) herein, no such matters are pending or to the knowledge of the Company, threatened in writing.

(d) Except as set forth on Section 5.14(d) of the Company Disclosure Letter, the Group is, and has during the three (3) years preceding the date of this Agreement been, in material compliance with all applicable Laws respecting labor, employees and employment issues, including, but not limited to, all Laws respecting terms and conditions of employment, termination of employment, occupational health and safety, wages and hours, overtime and overtime payment, holiday pay and the calculation of holiday pay, employee classification (with respect to both exempt vs. non-exempt status and employee vs. independent contractor and worker status), child labor, privacy issues, fringe benefits and employment practices, immigration, employment discrimination, harassment, disability rights or benefits, pay slips, equal opportunity and equal pay, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues, unemployment insurance, social security (or similar) and housing allowance fund.

(e) To the knowledge of the Company, no executive officer intends to terminate his or her employment.

(f) The Group has complied in all material respects with their respective obligations under applicable Law or any agreement with a labor union, works council or any other employee representative body to inform, consult with and/or obtain consent from any such entity.

(g) The Group is not party to a settlement agreement with a current or former officer, employee or independent contractor of the Group that involves allegations relating to sexual or other harassment, sexual misconduct or discrimination by any employee or officer of the Group. To the knowledge of the Company, no allegations of sexual or other harassment, sexual misconduct or discrimination have been made or documented in writing against any employee or officer of the Group.

5.15 Taxes. Except as set forth in Section 5.15 of the Company Disclosure Letter:

(a) All material Tax Returns required to be filed by or with respect to the Group have been timely filed (taking into account any extensions) and such Tax Returns are true, correct and complete in all material respects. All material Taxes due and payable by the Group (whether or not shown on any Tax Return) have been or will be timely paid, except with respect to matters being contested in good faith by appropriate proceeding and with respect to which adequate reserves have been made in accordance with GAAP.

(b) No material deficiencies for any Taxes that are currently outstanding with respect to any Tax Returns of the Group have been asserted in writing by, and no written notice of any action, audit, assessment or other proceeding, in each case that is currently pending, with respect to such Tax Returns or any Taxes of the Group has been received from, any Tax authority, and no dispute or assessment relating to such Tax Returns or such Taxes with any such Tax authority is currently outstanding.

(c) Within the past three (3) years, no material claim that is currently outstanding has been made in writing by any Governmental Authority in a jurisdiction where a Group Company does not file Tax Returns of a particular type that such Group Company is or may be subject to taxation of such particular type by that jurisdiction and the Company does not otherwise have knowledge of any such claim.

(d) There are no liens for material Taxes (other than such liens that are Permitted Liens) upon the assets of the Group.

(e) The Group is in compliance with all terms and conditions of any material Tax incentives, exemption, holiday or other material Tax reduction agreement or order of a Governmental Authority applicable to the Group, and to the knowledge of the Company, the consummation of the Transactions will not have any material adverse effect on the continued validity and effectiveness of any such material Tax incentives, exemption, holiday or other material Tax reduction agreement or order.

(f) The Company is not subject to Tax in a country other than the country of its incorporation or formation solely by virtue of having a permanent establishment in such other country.

(g) Except as contemplated by this Agreement, the Group has not taken any action (nor permitted any action to be taken), and the Group is not aware of any facts or circumstances, that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment.

(h) The Company is and since its formation has been treated as a foreign corporation (within the meaning of the Code) for U.S. federal and applicable state and local income tax purposes.

5.16 Brokers’ Fees. Except as set forth on Section 5.16 of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by the Group or any of its Affiliates for which SPAC or the Group has any obligation.

5.17 Insurance. Section 5.17 of the Company Disclosure Letter contains a list of all policies or binders of property, fire and casualty, product liability, workers’ compensation and other forms of insurance held by, or for the benefit of, the Group as of the date of this Agreement. True, correct and complete copies of such insurance policies as in effect as of the date hereof have previously been made available to SPAC. All such policies are in full force and effect, all premiums due have been paid, and no notice of cancellation or termination has been received by the Group with respect to any such policy. No insurer has denied or disputed coverage of any claim under an insurance policy.

5.18 Permits. Except as set forth in Section 5.18 of the Company Disclosure Letter, the Group has obtained, and maintained, and will hold immediately following the Closing, all material Permits required to permit the Group to own, operate, use and maintain their assets in the manner in which they are now operated and maintained and to conduct the business of the Group as currently conducted. Each material Permit held by the Group is and has been valid, binding and in full force and effect and to the knowledge of the Company, there is no act, fact, or omission that may threaten the validity and/or result in the revocation, suspension, termination, modification, impairment, or non-renewal of any such Permit. Within the past three (3) years, the Group: (a) is not and has not been in default or material violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or material violation) in any material respect of any term, condition or provision of any material Permit to which it is a party; (b) is not or has not been the subject of any pending or, to the knowledge of the Company, threatened Action by a Governmental Authority seeking the revocation, suspension, termination, modification, or impairment of any material Permit; and (c) has not received any written notice that any Governmental Authority that has issued any material Permit intends to cancel, terminate, or not renew any such material Permit, except to the extent such Permit may be amended, replaced or reissued as a result of and as necessary to reflect the Transactions.

5.19 Equipment and Other Tangible Property.

(a) The Group owns and has good title to, and has the legal and beneficial ownership of or a valid leasehold interest in or right to use by license or otherwise, all material machinery, equipment and other tangible property reflected on the books of the Group as owned by the Group, free and clear of all Liens other than Permitted Liens. All material personal property and leased personal property assets of the Group are structurally sound and in good operating condition and repair (ordinary wear and tear expected) and are suitable for their present use.

(b) Section 5.19(b) of the Company Disclosure Letter contains a list of all material Liens over the Group’s assets granted by the Group in favor of any Person (other than the Group) as of the date of this Agreement. True, correct and complete copies of security documents granting such Liens (“Company Security Documents”) have previously been made available to SPAC. The Group has complied in all material respects with the terms of all Company Security Documents, and all such Company Security Documents are valid and binding in accordance with their respective terms and in full force and effect, and there is not under any such Company Security Documents any material default by the Group.

5.20 Real Property.

(a) Section 5.20(a) of the Company Disclosure Letter sets forth a true, correct and complete list as of the date of this Agreement of all Leased Real Property and all Real Property Leases (as hereinafter defined) pertaining to such Leased Real Property. With respect to each parcel of Leased Real Property:

(i) The Group holds a good and valid leasehold estate in such Leased Real Property, free and clear of all Liens, except for Permitted Liens.

(ii) The Group’s possession and quiet enjoyment of the Leased Real Property under such Real Property Leases has not been materially disturbed.

(iii) The Group has delivered to SPAC true, correct and complete copies of all leases, lease guaranties, subleases, and agreements for the leasing, use or occupancy of, or otherwise granting a right in or to the Leased Real Property by or to the Group, including all amendments thereof (collectively, the “Real Property Leases”), and none of such Real Property Leases have been modified in any material respect following the date of this Agreement, except in accordance with this Agreement or in the ordinary course of business.

(iv) The Group is in material compliance with all Liens, encumbrances, easements, restrictions, and other matters of record affecting the Leased Real Property, and the Group has not received any notice alleging any material default or breach under any of such Liens, encumbrances, easements, restrictions, or other matters and, to the knowledge of the Company, no material default or breach, nor any event that with notice or the passage of time would result in a material default or breach, by any other contracting parties has occurred thereunder. To the knowledge of the Company, there are no material disputes with respect to such Real Property Leases.

(v) As of the date of this Agreement, no party, other than the Group and its employees, has any right to use or occupy the Leased Real Property or any portion thereof.

(vi) The Group has not received written notice of any current condemnation proceeding or proposed similar Action or agreement for taking in lieu of condemnation with respect to any portion of the Leased Real Property.

(b) Section 5.20(b) of the Company Disclosure Letter sets forth a complete list, including an address and description, of all real property owned in fee by the Group (“Owned Real Property”). Except as disclosed in Section 5.20(b) of the Company Disclosure Letter, with respect to Owned Real Property: (i) the Group has good and marketable indefeasible fee simple title, free and clear of all Liens (other than Permitted Liens); (ii) the Group has not leased, licensed or otherwise granted to any Person the right to use or occupy the Owned Real Property or any portion thereof; and (iii) there are no outstanding options, rights of first offer or rights of first refusal to purchase the Owned Real Property or any portion thereof or interest therein. With respect to each parcel of Owned Real Property:

(i) All buildings, structures, improvements, fixtures, and building systems, included in the Owned Real Property (collectively, “Improvements”) are in good condition and repair and are sufficient for the operation of the businesses of the Group as currently conducted and intended to be conducted thereon in all material respects. There are no structural deficiencies or latent defects affecting any of the Improvements, and there are no facts or conditions affecting any of the Improvements which would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the Improvements or any portion thereof in the operation of the business conducted thereon. The Group has not received any written notice from any insurance company or board of fire underwriters of any defects or inadequacies that could adversely affect the insurability of any Owned Real Property or requesting the performance of any material work or alteration with respect to any Owned Real Property. There is no pending or, to the knowledge of the Company, threatened condemnation, expropriation or other governmental taking of any part or interest in any Owned Real Property in any material respect. The current and intended use and occupancy of the Owned Real Property and the operation of the Group’s businesses as currently conducted and intended to be conducted thereon do not violate any applicable zoning law, easement, covenant, condition, restriction or similar provision in any instrument of record affecting the Owned Real Property in any material respect. To the knowledge of the Company, no fact or condition exists that could result in the termination or impairment of presently available access from adjoining public or private streets or ways or in the discontinuation of presently available sewer, water, electric, gas, telephone or other utilities or services for any Owned Real Property.

(c) The Group does not have any outstanding obligations and/or liabilities in relation to any real property or instrument related thereto that is not an Owned Real Property, Leased Real Property or a Real Property Lease.

(d) The development, construction and usage of construction projects and decoration projects (including construction or decoration of laboratories, research centers and other experimental facilities, etc.) owned or used by the Group as of the date hereof are conducted in compliance with applicable Laws and all material Permits thereunder have been duly obtained in accordance with applicable Laws.

5.21 Intellectual Property.

(a) Section 5.21(a) of the Company Disclosure Letter lists each item of Intellectual Property that is registered or applied-for with a Governmental Authority or a domain name registry and is owned or purported to be owned by the Group, whether applied for or registered in the United States or internationally as of the date of this Agreement (“Company Registered Intellectual Property”). The Group is the sole and exclusive beneficial and record owner of all of the items of Company Registered Intellectual Property and all unregistered Intellectual Property owned or purported to be owned by the Group (together with the Company Registered Intellectual Property, the “Company Intellectual Property”), and all such Company Intellectual Property is subsisting and, excluding any pending applications included in the Company Registered Intellectual Property, is valid and enforceable.

(b) The Group owns, free and clear of all Liens (other than Permitted Liens), or has a valid right to use, all Intellectual Property reasonably necessary for the continued conduct of the business of the Group in substantially the same manner as such business has been operated during the twelve (12) months prior to the Closing Date.

(c) Except as set forth on Section 5.21(c) of the Company Disclosure Letter, to the knowledge of the Company, the Group has not, within the three (3) years preceding the date of this Agreement, infringed upon, misappropriated or otherwise violated and are not infringing upon, misappropriating or otherwise violating, any Intellectual Property of any Person in any material respect, and there is no Action pending to which the Group is a named party, or, to the knowledge of the Company, that is threatened in writing, alleging the Group’s infringement, misappropriation or other violation of any Intellectual Property of any Person, or challenging the ownership, validity, enforceability or use of any Company Intellectual Property in any material respect.

(d) Except as set forth on Section 5.21(d) of the Company Disclosure Letter, to the knowledge of the Company as of the date of this Agreement, (i) no Person is infringing upon, misappropriating or otherwise violating any Company Intellectual Property, and (ii) the Group has not sent to any Person within the three (3) years preceding the date of this Agreement any written notice, charge, complaint, claim or other written assertion against any Person claiming infringement or violation by or misappropriation of any Company Intellectual Property.

(e) The Group takes, and throughout the three (3) years preceding the date of this Agreement has taken, commercially reasonable measures to protect the confidentiality of trade secrets included in the Company Intellectual Property, and there has not been in such period any material unauthorized disclosure of or material unauthorized access to same in any manner that has resulted or may result in the misappropriation of, or loss of trade secret or other rights in and to such information.

(f) To the knowledge of the Company, no IT System contains any undisclosed or hidden device or feature designed to disrupt, disable, or otherwise impair the functioning of any software or any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device” or other malicious code or routine that permits unauthorized access or the unauthorized disablement or erasure of such or IT System or information or data (or any parts thereof) of the Group or customers or partners of the Group.

(g) (i) The Group’s use, distribution and conveyance of (A) software included in the Company Intellectual Property, and (B) Open Source Materials, if any, is in each case in material compliance with all Open Source Licenses applicable thereto; (ii) the Group has not used, incorporated, linked, called, modified, combined, been distributed with or derived from, or has not embedded in it any Open Source Materials in any manner that requires or purports to require any Company Intellectual Property to be subject to the terms of any Copyleft License in any material respect; (iii) to the knowledge of the Company, no Person has the current or contingent right to access or possess any source code included in the Company Intellectual Property, and the Group has not disclosed, made available or provided to any Person or allowed any Person to access or use, any such source code, in each case, other than employees, contractors and consultants of the Group that have confidentiality obligations to the Group with respect to same.

(h) Except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business of the Group taken as a whole, to the knowledge of the Company, (i) no Person who was involved in, or who contributed to, the creation or development of any Company Intellectual Property owed (at the time of such involvement or contribution) or owes any duty or rights to any Governmental Authority, or any military, university, college or other educational institution or a research center, in each case, which may affect the Group’s full ownership of or its right to use or commercialize any such Company Intellectual Property or may impose any restrictions or obligations on the Group in respect thereof; (ii) no facilities, funding or property of any military, university, college, other educational institution or research center or other Governmental Authority was received by or for the Group or used in the development of any Company Intellectual Property; and no Governmental Authority nor any military, university, college, other academic institution or research center owns, purports to own, has any other rights in or to, or any option to obtain any rights in or to, any Company Intellectual Property.

(i) Each Person who has contributed to the creation or development of any Company Intellectual Property has executed and delivered a valid and enforceable written agreement, pursuant to which such Person has assigned to the Group all of such Person’s rights, title and interest in and to all such Company Intellectual Property and waived any and all rights to royalties or other consideration or non-assignable rights with respect to all such Company Intellectual Property. To the knowledge of the Company, no such Person is in violation of any such agreement.

5.22 Privacy and Cybersecurity.

(a) Except as set forth on Section 5.22(a) of the Company Disclosure Letter, the Group maintains and has maintained appropriate, and is in material compliance with, as applicable, and during the three (3) years preceding the date of this Agreement has maintained appropriate, and been in material compliance with, as applicable, (i) all applicable Laws, rules, policies, standards and requirements of applicable industry and self-regulatory organizations, (ii) the Group’s policies (the “Privacy Policies”), and (iii) the Group’s contractual obligations, in each case, concerning cybersecurity, Personal Information (and the collection, processing, sharing, storage, use, disclosure, retention, disposal, transfer and/or protection of same (collectively, “Processing”)), data privacy and security and the security of the IT Systems (collectively, clauses (i)-(iii), “Personal Information Laws and Policies”), including without limitation any applicable Laws relating to transferring Personal Information and other data outside of PRC. There are not and have not been any Actions by any Person (including any Governmental Authority) pending to which the Group is a named party or threatened in writing against the Group alleging a violation of any Personal Information Laws and Policies, and there have been no such Actions brought against the Group. The Group has not received any written notice from any Person relating to an alleged violation of Personal Information Laws and Policies.

(b) (i) The IT Systems are in good repair and operating condition and are sufficient (including with respect to working condition, performance and capacity) for the purposes of the business of the Group as currently conducted; (ii) there have been no breaches, unauthorized uses of or unauthorized access to, breakdowns, malfunctions, persistent substandard performance, data losses, failures or other defects in the IT Systems (or the data processed thereby), or any other incident that caused any disruption to or interruption in or to the use of such IT Systems or the conduct of the business of the Group in any material respect other than those that were resolved without material cost, liability or the duty to notify any Person; (iii) the Group takes, and has taken, commercially reasonable, appropriate and legally compliant measures designed to protect confidential, sensitive or Personal Information processed by the Group against unauthorized access, use, modification, loss, disclosure or other misuse, including through administrative, technical and physical safeguards, and the Group has timely and reasonably remediated and addressed any and all material audit findings related to the IT Systems; (iii) the Group has not (A) experienced any incident in which such information or any other proprietary information was stolen, lost or improperly accessed, destructed without authorization, processed, modified or disclosed in any material respect, including in connection with a breach of security, or (B) received any written notice or complaint or Action from any Person (including any Governmental Authority) with respect to any of the foregoing, nor has any such notice or complaint or Action been threatened in writing against the Group.

5.23 Environmental Matters.

(a) The Group is and has been in material compliance with all Environmental Laws.

(b) There has been no release of any Hazardous Materials by the Group (i) at, in, on or under any Leased Real Property or in connection with the Group’s operations off-site of the Leased Real Property or (ii) to the knowledge of the Company, at, in, on or under any formerly owned or Leased Real Property during the time that the Group owned or leased such property or at any other location where Hazardous Materials generated by the Group have been transported to, sent, placed or disposed of.

(c) The Group is not subject to any current Governmental Order relating to any material non-compliance with Environmental Laws by the Group or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials.

(d) No material Action is pending or, to the knowledge of the Company, threatened with respect to the Group’s compliance with or liability under Environmental Laws, and, to the knowledge of the Company, there are no facts or circumstances which could reasonably be expected to form the basis of such an Action.

5.24 Absence of Changes. Since the date of the most recent balance sheet included in the Financial Statements, (i) except for the Transactions, the business of the Group has been conducted in all material respects, in the ordinary course of business, and (ii) no action has been taken with respect to the Group or its businesses which, if taken after the date of this Agreement and prior to the Closing, would constitute a material violation of Section 7.1. From the date of the most recent balance sheet included in the Financial Statements to the date of this Agreement, there has been no Company Material Adverse Effect.

5.25 Registration Statement, Proxy Statement and Proxy Statement/Prospectus. On the effective date of the Registration Statement, the Registration Statement, and when first filed in accordance with Rule 424(b) and/or filed pursuant to Section 14A, the Proxy Statement and the Proxy Statement/Prospectus (or any amendment or supplement thereto), shall comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act. On the effective date of the Registration Statement, the Registration Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. On the date of any filing pursuant to Rule 424(b) and/or Section 14A, the date the Proxy Statement/Prospectus and the Proxy Statement, as applicable, is first mailed to the SPAC Shareholders and certain of the Company’s shareholders, as applicable, and at the time of the SPAC Shareholders’ Meeting, the Proxy Statement/Prospectus and the Proxy Statement, as applicable, (together with any amendments or supplements thereto) will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding anything herein to the contrary (including any representations and warranties set forth in this Article V), the Company makes no representations or warranties as to the information contained in or omitted from the Registration Statement, Proxy Statement or the Proxy Statement/Prospectus in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of SPAC specifically for inclusion in the Registration Statement, Proxy Statement or the Proxy Statement/Prospectus. In the event there is any tax opinion, comfort letter or other opinion required to be provided in connection with the Registration Statement, notwithstanding anything to the contrary, neither this provision nor any other provision in this Agreement shall require counsel to the Company or its tax advisors to provide an opinion that the Merger qualifies as a transaction described in Section 368(a) of the Code or otherwise qualifies for the Intended Tax Treatment.

5.26 Top Customers and Top Vendors.

(a) Section 5.26(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the top ten (10) customers (the “Top Customers”) and the top ten (10) vendors (the “Top Vendors”) of the Group, in each case, based on the aggregate Dollar value of the Group’s transaction volume with such counterparty during the trailing twelve (12) months for the period ending December 31, 2023.

(b) None of the Top Customers or Top Vendors has informed in writing any of the Group that it will, or to the knowledge of the Company, has threatened to, terminate, cancel or materially limit or adversely modify any of its existing business with the Group (other than due to the expiration of an existing contractual arrangement), and to the knowledge of the Company, none of the Top Customers or Top Vendors is otherwise involved in or threatening a material dispute against the Group or its businesses.

5.27 Absence of Certain Business Practices and Anti-corruption Compliance.

(a) For the past three (3) years: (a) the Group and to the knowledge of the Company, its directors (where the director is a corporate person, its corporate director representative) and executive officers, are in compliance with all applicable Specified Business Conduct Laws in all respects and are not engaged nor have they engaged in any activity that would reasonably be expected to result in the Group becoming the subject or target of any Sanctions Laws; and (b) the Group has not: (i) received written notice of, or made a voluntary, mandatory or directed disclosure to any Governmental Authority relating to, any actual or potential violation of any Specified Business Conduct Law; or (ii) been a party to or the subject of any pending or threatened in writing Actions or any investigation by or before any Governmental Authority related to any violation of any Specified Business Conduct Law. As of the date hereof and during the three (3) years preceding the date of this Agreement, none of the Group, nor to the knowledge of the Company, any of its directors (where the director is a corporate person, its corporate director representative) and executive officers: (x) is the subject or target of any Sanctions Law; or (y) has used any funds, loaned, contributed or otherwise facilitated the activities of any Person that is the target of or controlled by a target of an applicable Sanctions Law.

(b) For the past three (3) years, neither the Group, nor to the knowledge of the Company, any director (where the director is a corporate person, its corporate director representative), executive officer , has offered or given anything of value to (i) any official, executive, officer employee, or any other person acting in an official capacity for or on behalf of a Governmental Authority (including, but not limited to, any director, officer, employee, or agent of a wholly or partially government-owned or government-controlled enterprise) or public international organization, any political party or official thereof, or any candidate for political office or (ii) any other Person, in any such case while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any official, executive, officer, employee, or any other person acting in an official capacity for or on behalf of a Governmental Authority (including, but not limited to, any director, officer, employee, or agent of a wholly or partially government-owned or government-controlled enterprise) or public international organization, any political party or official thereof, or any candidate for political office, in each case in violation of the Specified Business Conduct Laws.

(c) The Group has instituted and maintains policies, procedures, and controls reasonably designed to ensure compliance in all material respects with the Specified Business Conduct Laws.

(d) The operations of the Group are and have been conducted at all times in material compliance with applicable financial recordkeeping and reporting requirements, applicable money laundering and terrorism financing statutes in all relevant jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority.

(e) There are no current or pending internal investigations, third-party investigations (including by any Governmental Authority), or internal or external audits that address any material allegations or information concerning possible material violations of the Specified Business Conduct Laws related to the Group.

(f) There are no whistleblower reports, allegations, or any other information concerning possible material violations of the Specified Business Conduct Laws related to the Group.

5.28 Government Contracts; Government Grants.

(a) (i) The Group is, and has been, in compliance with all applicable government procurement Laws in connection with every Contract with a Governmental Authority in all material respects, whether for the procurement of goods or services, to which they are a party (“Government Contract”) or to which they bid within the framework of a public tender (“Bid”); (ii) without limiting the foregoing, the Group is and has been in compliance with all material terms and conditions of all Government Contracts and Bids, and all representations made within the framework of a Government Contract or Bid were current, accurate and complete in all material respects when made; (iii) to the Company’s knowledge, no allegation has been made, either in writing or orally, that the Group has acted in violation of a Government Contract or Bid or was in breach of any applicable government procurement Laws; (iv) the Group has not, and, to the Company’s knowledge, nor has any director (where the director is a corporate person, its corporate director representative), executive officer been, (A) under administrative, civil or criminal investigation, audit or indictment with respect to any alleged irregularity, misstatement or omission regarding a Government Contract or Bid or (B) has been suspended or debarred from placing a Bid or entering a Government Contract; and (v) to the Company’s knowledge, no Governmental Authority or prime contractor, subcontractor or supplier has asserted any claim or initiated dispute resolution proceedings against the Group in connection with a Government Contract or Bid.

(b) The Governmental Grants to the Group, if any, are granted in material compliance with applicable Laws and the Group is in material compliance with the terms and conditions of those Governmental Grants. The Group is not obliged to return or refund any Governmental Grant which it has already received, and to the knowledge of the Company, no fact or event has occurred that would reasonably be expected to cause the Group to return or refund any Governmental Grant which it has already received.

5.29 Sufficiency of Assets. The tangible and intangible assets owned, licensed or leased by the Group constitute all of the assets necessary for the continued conduct of the business of the Group after the Closing in the ordinary course. Notwithstanding the foregoing, this Section 5.29 shall not be deemed a representation or warranty regarding non-infringement, validity or enforceability of Intellectual Property.

5.30 Company Related Parties. Except as set forth in the Financial Statements (including the notes thereto pertaining to related party transactions) or Section 5.30 of the Company Disclosure Letter, no Company Shareholder, Affiliate of the Group, director or executive officer of the Group or any immediate family member of the foregoing (a) is a party to any Contract, or has otherwise entered into any transaction, understanding or arrangement, with the Group, or (b) owns any material property or material right, tangible or intangible, which is used by the Group.

5.31 Financial Assistance. The Group has not applied for a loan, loan guarantee, direct loan or other investment, or to receive any financial assistance or relief (howsoever defined) under any program or facility (collectively “Financial Assistance”): (i) that is established by any Governmental Authorities, and (ii) (a) that requires under Law (or any regulation, guidance, interpretation or other pronouncement of a Governmental Authority with jurisdiction for such program or facility) as a condition of such Financial Assistance, that the Group agree, attest, certify or warrant that it has not, as of the date specified in such condition, repurchased, or will not repurchase during a specified period, any equity security of the Company or of any Affiliate of the Group, and/or that it has not, as of the date specified in such condition, made a dividend or other capital distribution or will not make a dividend or other capital distribution during a specified period, or (b) where the terms of this Agreement would cause the Group under any circumstances to fail to satisfy any condition for application for or receipt or retention of such Financial Assistance.

5.32 No Additional Representation or Warranties. Except as provided in this Article V, neither the Group or Merger Sub, any of their respective Affiliates, nor any of their respective directors, managers, officers, employees, equity holders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to SPAC or its Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to SPAC or its Affiliates. Without limiting the foregoing, SPAC acknowledges that it and its advisors have made their own investigation of the Company Parties and the Group and, except as provided in this Article V, are not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Group, the prospects (financial or otherwise) or the viability or likelihood of success of the business of the Group as conducted after the Closing, as contained in any materials provided by the Group or any of its Affiliates or any of their respective directors, officers, employees, shareholders, partners, members or representatives or otherwise.

Article VI
REPRESENTATIONS AND WARRANTIES OF SPAC

Except as set forth in (i) any SPAC SEC Filings filed or submitted on or prior to the date hereof (excluding any disclosures in any risk factors section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature) (it being acknowledged that nothing disclosed in such SPAC SEC Filings will be deemed to modify or qualify the representations and warranties set forth in Section 6.8, Section 6.12 and Section 1.1), or (ii) in the disclosure letter delivered by SPAC to the Company (the “SPAC Disclosure Letter”) on the date of this Agreement (each section of which, subject to Section 10.9, qualifies the correspondingly numbered and lettered representations in this Article VI), SPAC represents and warrants to the Company Parties as follows:

6.1 SPAC Organization. SPAC has been duly incorporated and is validly existing as an exempted company in good standing under the Laws of the Cayman Islands, and has the requisite corporate power and authority to own, lease and operate all of its properties and assets and to conduct its business as it is now being conducted. The Governing Documents of SPAC as amended to the date of this Agreement, previously delivered by SPAC to the Company, are in full force and effect as of the date hereof, and are true, correct and complete, and the SPAC is not in breach or violation of any provisions contained in its Governing Documents in any material respect. SPAC is duly licensed or qualified and in good standing as a foreign corporation or company in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified and in good standing, except where failure to be so licensed or qualified would not reasonably be expected to be, individually or in the aggregate, material to SPAC.

6.2 Due Authorization.

(a) SPAC has all requisite corporate power and authority to (i) execute and deliver this Agreement and the documents contemplated hereby, and (ii) (subject to the approvals described in Section 6.7 and the SPAC Shareholder Approval) consummate the Transactions and perform all obligations to be performed by it hereunder and thereunder. The execution and delivery of this Agreement and the documents contemplated hereby to which SPAC is a party and the consummation of the Transactions have been or will be (A) duly and validly authorized and approved by the SPAC Board and (B) determined by the SPAC Board as advisable and fair to, and in the best interests of, SPAC and the SPAC Shareholders, constituting a Business Combination, and recommended for approval by the SPAC Shareholders. No other corporate proceeding on the part of SPAC is necessary to authorize this Agreement and the documents contemplated hereby to which SPAC is a party (other than the SPAC Shareholder Approval). This Agreement has been, and at or prior to the Closing, the other documents contemplated hereby to which SPAC is a party will be, duly and validly executed and delivered by SPAC, and this Agreement constitutes, assuming the due authorization, execution and delivery by the other Parties hereto, and at or prior to the Closing, the other documents contemplated hereby to which SPAC is a party will constitute, assuming the due authorization, execution and delivery by the other parties thereto, legal, valid and binding obligations of SPAC, enforceable against SPAC in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) At a meeting duly called and held, the SPAC Board has duly approved the Transactions as a Business Combination, the execution of this Agreement and the other documents contemplated hereby to which SPAC is a party by SPAC and the consummation of the Transactions in accordance with the Governing Documents of SPAC.  The SPAC Shareholder Approval is the only votes of any SPAC Securities necessary in connection with the consummation of the Transactions.

6.3 No Conflict. Subject to the SPAC Shareholder Approval and receipt of the Governmental Approvals set forth in Section 6.7, the execution and delivery of this Agreement by SPAC and the other documents contemplated hereby by SPAC and the consummation of the Transactions do not and will not (a) violate or conflict with any provision of, or result in the breach of or default under the Governing Documents of SPAC, (b) violate or conflict with any provision of, or result in the breach of, or default under any applicable Law or Governmental Order applicable to SPAC, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which SPAC is a party or by which SPAC may be bound, or terminate or result in the termination of any such Contract, or (d) result in the creation of any Lien upon any of the properties or assets of SPAC, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not (i) have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of SPAC to enter into and perform its obligations under this Agreement or (ii) be material to SPAC.

6.4 Litigation and Proceedings. There have been and there are no pending or, to the knowledge of SPAC, threatened Actions against SPAC, its properties or assets, or, to the knowledge of SPAC, any of its directors, managers, officers or employees (in their capacity as such). There have been and there are no investigations or other inquiries pending or, to the knowledge of SPAC, threatened by any Governmental Authority, against SPAC, its properties or assets, or, to the knowledge of SPAC, any of its directors, managers, officers or employees (in their capacity as such). There has been and there is no outstanding Governmental Order imposed upon SPAC, nor have been and are any assets of SPAC’s businesses bound or subject to any Governmental Order the violation of which would, individually or in the aggregate, reasonably be expected to be material to SPAC. As of the date hereof, SPAC is in compliance with all applicable Laws in all material respects. Since its incorporation on January 15, 2024, SPAC has not received any written notice of or been charged with the violation of any Laws, except where such violation has not been, individually or in the aggregate, material to SPAC.

6.5 SEC Filings. Except as set forth on Section 6.5 of the SPAC Disclosure Letter, SPAC has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed or furnished by it with the SEC since June 10, 2024, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing through the date hereof, the “SPAC SEC Filings”). Each of the SPAC SEC Filings, as of the respective date of its filing, and as of the date of any amendment, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the SPAC SEC Filings. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the SPAC SEC Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the SPAC SEC Filings. To the knowledge of SPAC, none of the SPAC SEC Filings filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof. All documents that SPAC is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

6.6 Internal Controls; Listing; Financial Statements.

(a) Except as not required in reliance on exemptions from various reporting requirements by virtue of SPAC’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), SPAC has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to SPAC, including its consolidated Subsidiaries, if any, is made known to SPAC’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting SPAC’s principal executive officer and principal financial officer to material information required to be included in SPAC’s periodic reports required under the Exchange Act. SPAC has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of SPAC’s financial reporting and the preparation of SPAC Financial Statements for external purposes in accordance with GAAP.

(b) Except as set forth on Section 6.6(b) of the SPAC Disclosure Letter, each director and executive officer of SPAC has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder.

(c) Except as set forth on Section 6.6(c) of the SPAC Disclosure Letter, since June 10, 2024, SPAC has complied in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE American LLC (“NYSE”). The SPAC Class A Ordinary Shares, the SPAC Warrants and the SPAC Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NYSE. There is no Actions pending or, to the knowledge of SPAC, threatened against SPAC by NYSE or the SEC with respect to any intention by such entity to deregister the SPAC Class A Ordinary Shares, the SPAC Warrants or the SPAC Units or prohibit or terminate the listing of SPAC Class A Ordinary Share, the SPAC Warrants or the SPAC Units on NYSE.

(d) The SPAC SEC Filings contain true and complete copies of (i) the audited balance sheet as of March 4, 2024, and audited statement of operations, cash flow and shareholders’ equity of SPAC for the period from January 15, 2024 (inception) through March 4, 2024, together with the auditor’s reports thereon (the “SPAC Financial Statements”). Except as disclosed in the SPAC SEC Filings, the SPAC Financial Statements (i) fairly present in all material respects the financial position of SPAC, as at the respective dates thereof, and the results of operations and consolidated cash flows for the respective periods then ended, (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), and (iii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof. The books and records of SPAC have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

(e) There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC. SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(f) Except for otherwise disclosed in the SPAC SEC Filings, neither SPAC (including any employee thereof) nor SPAC’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by SPAC, (ii) any fraud, whether or not material, that involves SPAC’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by SPAC or (iii) any claim or allegation regarding any of the foregoing.

6.7 Governmental Authorities; Approvals. Assuming the truth and completeness of the representations and warranties of the Company Parties contained in this Agreement, no Governmental Approval is required on the part of SPAC with respect to SPAC’s execution or delivery of this Agreement or the consummation of the Transactions, except for (i) the filing of the Plan of Merger and related documentation, including without limitation, the amended and restated memorandum and articles of association of Merger Surviving Company, with the Cayman Registrar, and the publication of notification of the Merger in the Cayman Islands Government Gazette in accordance with the Cayman Islands Companies Act, and (ii) as otherwise disclosed on Section 6.7 of the SPAC Disclosure Letter or Section 5.6 of the Company Disclosure Letter.

6.8 Trust Account. As of the date of this Agreement, SPAC has at least US$86,250,000 in the Trust Account (including an aggregate of approximately $3,450,000 of deferred underwriting commissions and other fees being held in the Trust Account), such monies invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act, or cash items, including deposits in banks, pursuant to the Investment Management Trust Agreement, dated as of June 7, 2024, between SPAC and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”), as amended from time to time (the “Trust Agreement”). There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SPAC SEC Filings to be inaccurate or that would entitle any Person (other than the SPAC Shareholders holding SPAC Ordinary Shares sold in SPAC’s initial public offering, who shall have elected to redeem their SPAC Ordinary Shares pursuant to SPAC’s Governing Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released, other than to pay Taxes and payments with respect to all SPAC Shareholder Redemptions. There are no Actions pending or, to the knowledge of SPAC, threatened with respect to the Trust Account. SPAC has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Merger Effective Time, the obligations of SPAC to dissolve or liquidate pursuant to SPAC’s Governing Documents shall terminate, and as of the Merger Effective Time, SPAC shall have no obligation whatsoever pursuant to SPAC’s Governing Documents to dissolve and liquidate the assets of SPAC by reason of the consummation of the Transactions. To SPAC’s knowledge, as of the date hereof, following the Merger Effective Time, no SPAC Shareholder shall be entitled to receive any amount from the Trust Account except to the extent such SPAC Shareholder is exercising a SPAC Shareholder Redemption. As of the date hereof, assuming the accuracy of the representations and warranties of the Company Parties contained herein and the compliance by the Company Parties with their respective obligations hereunder, SPAC does not have any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to SPAC on the Closing Date.

6.9 Investment Company Act; JOBS Act. SPAC is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” in each case within the meaning of the Investment Company Act. SPAC constitutes an “emerging growth company” within the meaning of the JOBS Act.

6.10 Absence of Changes. Since March 4, 2024, there has not been any event or occurrence that has had, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of SPAC to enter into and perform its obligations under this Agreement and the Transactions.

6.11 No Undisclosed Liabilities. Except for any Working Capital Loan and SPAC Transaction Expenses, there is no liability, debt or obligation of or claim or judgment against SPAC (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated or due or to become due), except for Indebtedness (i) reflected or reserved for on the financial statements or disclosed in the notes thereto included in SPAC SEC Filings, (ii) that have arisen since the date of the most recent balance sheet included in the SPAC SEC Filings, and (iii) under or disclosed in the Transaction Agreements, or (iv) which would not be, or would not reasonably be expected to be, material to SPAC.

6.12 Capitalization of SPAC.

(a) As of the date of this Agreement, the authorized share capital of SPAC is US$55,100, consisting of (i) 500,000,000 SPAC Class A Ordinary Shares, of which 310,000 shares are issued and outstanding as of the date of this Agreement, excluding 8,625,000 SPAC Class A Shares subject to possible redemption, and (ii) 50,000,000 SPAC Class B Ordinary Shares, of which 2,875,000 shares are issued and outstanding as of the date of this Agreement, and (iii) 1,000,000 preference shares, par value US$0.0001 per share, of which no shares are issued and outstanding as of the date of this Agreement (clauses (i), (ii) and (iii) and SPAC Warrants (as defined below) collectively, the “SPAC Securities”). The foregoing represents all of the issued and outstanding SPAC Securities as of the date of this Agreement. All issued and outstanding SPAC Securities: (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) SPAC’s Governing Documents, and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, SPAC’s Governing Documents or any Contract to which SPAC is a party or otherwise bound.

(b) As of the date of this Agreement and subject to the terms and conditions of the Warrant Agreement and the A&R Warrant Agreement or the Assignment, Assumption and Amendment Agreement, as applicable, each SPAC Warrant will be exercisable (after giving effect to the Merger) for one (1) SPAC Class A Ordinary Share at an exercise price of eleven Dollars and fifty cents (US$11.50) per share. As of the date of this Agreement, 4,312,495 SPAC Public Warrants and 155,000 SPAC Private Placement Warrants are issued and outstanding. The SPAC Warrants are not exercisable until thirty (30) calendar days after the Closing. All outstanding SPAC Warrants: (i) have been duly authorized and validly issued and constitute valid and binding obligations of SPAC, enforceable against SPAC in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) SPAC’s Governing Documents and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, SPAC’s Governing Documents or any Contract to which SPAC is a party or otherwise bound. Except for the Subscription Agreements, SPAC’s Governing Documents and this Agreement, there are no outstanding Contracts of SPAC to repurchase, redeem or otherwise acquire any SPAC Securities. Except as disclosed in the SPAC SEC Filings and except for the Subscription Agreements and the Registration Rights Agreement, SPAC is not a party to any shareholders agreement, voting agreement or registration rights agreement relating to SPAC Ordinary Shares or any other equity interests of SPAC.

(c) Except as contemplated by this Agreement and the Ancillary Agreements, SPAC has not granted and does not have any obligations to grant any outstanding options, share appreciation rights, warrants, rights or other securities convertible into or exchangeable or exercisable for SPAC Securities, or any other commitments or agreements providing for the issuance of additional shares, warrants or units, the sale of treasury shares, or the repurchase or redemption of any SPAC Securities, the value of which is determined by reference to the SPAC Securities, and there are no Contracts of any kind which may obligate SPAC to issue, purchase, redeem or otherwise acquire any of its SPAC Securities, or that restrict the transfer or voting of, any capital share or share capital of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital share or share capital of, or other equity or voting interest in SPAC.

(d) SPAC has no Subsidiaries and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. SPAC is not party to any Contract that obligates SPAC to invest money in, loan money to or make any capital contribution to any other Person.

6.13 Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by SPAC or any of its Affiliates for which SPAC or the Group has any obligation.

6.14 Business Activities.

(a) Since formation, SPAC has not conducted any business activities other than activities related to SPAC’s initial public offering or directed toward the accomplishment of a Business Combination. Except as set forth in SPAC’s Governing Documents, or as otherwise contemplated by this Agreement or the Ancillary Agreements and the Transactions, there is no agreement, commitment, Contract or Governmental Order binding upon SPAC or to which SPAC is a party, which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of SPAC or any acquisition of property by SPAC or the conduct of business by SPAC as currently conducted or as contemplated to be conducted as of the Closing, other than such effects, individually or in the aggregate, which have not been and would not reasonably be expected to be material to SPAC.

(b) Except for the Transactions, SPAC does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Ancillary Agreements and the Transactions, SPAC has no material interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination.

(c) As of the date hereof and except for this Agreement, the Ancillary Agreements and the other documents and the Transactions (including with respect to expenses and fees incurred in connection therewith), SPAC is not party to any Contract with any other Person that would require payments by SPAC after the date hereof in excess of US$50,000 in the aggregate with respect to any individual Contract, other than SPAC Transaction Expenses and Working Capital Loans.

6.15 NYSE Stock Market Quotation. The SPAC Class A Ordinary Shares and SPAC Public Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NYSE under the symbol “CHEB”. Except as set forth on Section 6.15 of the SPAC Disclosure Letter, SPAC has been and is in compliance with the rules of NYSE and, there has been and there is no Action or proceeding pending or, to the knowledge of SPAC, threatened against SPAC by NYSE or the SEC with respect to any intention by such entity to deregister the SPAC Class A Ordinary Shares or SPAC Public Warrants or terminate the listing of SPAC Class A Ordinary Shares or SPAC Public Warrants on NYSE. None of SPAC or its Affiliates has taken any action in an attempt to terminate the registration of the SPAC Class A Ordinary Shares or SPAC Public Warrants under the Exchange Act, except as contemplated by this Agreement.

6.16 Registration Statement, Proxy Statement and Proxy Statement/Prospectus. On the effective date of the Registration Statement, the Registration Statement, and when first filed in accordance with Rule 424(b) and/or filed pursuant to Section 14A and when first mailed to SPAC Shareholders and at the time of the SPAC Shareholders’ Meeting, the Proxy Statement and the Proxy Statement/Prospectus (or any amendment or supplement thereto), assuming the disclosures of the Company Parties and their respective Affiliates contained in the Registration Statement and Proxy Statement (together with any amendments or supplements thereto) are true, correct and complete, none of the information furnished by or on behalf of SPAC in writing specifically for inclusion in the Registration Statement or Proxy Statement will include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. All documents that SPAC is responsible for filing with the SEC in connection with the transactions contemplated by this Agreement will comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

6.17 SPAC Related Parties. Except as disclosed in Section 6.17 of the SPAC Disclosure Letter, SPAC has not engaged in any transactions or entered into any Contract with SPAC Related Parties that would be required to be disclosed in the Registration Statement or Proxy Statement. Neither SPAC nor, to the knowledge of SPAC, any other party thereto, is in breach of or in default under, and with would become a breach of or default under, any of such Contracts with SPAC Related Parties.

6.18 Tax Matters.

(a) All material Tax Returns required to be filed by or with respect to SPAC have been timely filed (taking into account any extensions) and such Tax Returns are true and correct. All material Taxes due and payable by SPAC have been or will be timely paid, except with respect to matters being contested in good faith by appropriate proceeding and with respect to which adequate reserves have been made in accordance with GAAP.

(b) No material deficiencies for any Taxes that are currently outstanding with respect to any Tax Returns of SPAC have been asserted in writing by, and no written notice of any action, audit, assessment or other proceeding, in each case that is currently pending, with respect to such Tax Returns or any Taxes of SPAC has been received from, any Governmental Authority, and no dispute or assessment relating to such Tax Returns or such Taxes with any such Governmental Authority is currently outstanding.

(c) No material claim that is currently outstanding has been made in writing by any Governmental Authority in a jurisdiction where SPAC does not file Tax Returns that SPAC is or may be subject to taxation by that jurisdiction and SPAC does not otherwise have knowledge of any such claim.

(d) There are no liens for material Taxes (other than such liens that are Permitted Liens) upon the assets of SPAC.

(e) Except as contemplated by this Agreement, the Ancillary Agreements, or the Transactions, SPAC has not taken any action (nor permitted any action to be taken), and is not aware of any fact or circumstance, that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment.

(f) SPAC is not subject to Tax in a country other than the country of its incorporation or formation solely by virtue of having a permanent establishment in such other country.

(g) SPAC is and since its formation has been treated as a foreign corporation (within the meaning of the Code) for U.S. federal and applicable state and local income Tax purposes.

(h) SPAC is in compliance with all terms and conditions of any material Tax incentives, exemption, holiday or other material Tax reduction agreement or order of a Governmental Authority applicable to SPAC, and to the knowledge of SPAC the consummation of the Transactions will not have any material adverse effect on the continued validity and effectiveness of any such material Tax incentives, exemption, holiday or other material Tax reduction agreement or order.

6.19 Insurance. Except for directors’ and officers’ liability insurance policies as disclosed in Section 6.19 of the SPAC Disclosure Letter, SPAC does not maintain any insurance policies. True, correct and complete copies of such directors’ and officers’ liability insurance policies as in effect as of the date hereof have previously been made available to the Company Parties. All such policies are in full force and effect, all premiums due have been paid by SPAC, no notice of cancellation or termination has been received by SPAC with respect to any such policy. To the knowledge of SPAC, no insurer has denied or disputed coverage of any claim under an insurance policy.

6.20 Employees. Section 6.20 of the SPAC Disclosure Letter sets forth a true, correct and complete list of the directors, officers and employees of SPAC. Neither the Ancillary Agreements nor the consummation of the Transactions (either alone or upon the passage of time) will (i) cause any compensatory payment or benefit, including any retention, bonus, fee, distribution, remuneration, or other compensation payable to any person who is or has been an employee of or independent contractor to SPAC (other than fees paid to consultants, advisors, placement agents or underwriters engaged by SPAC in connection with its initial public offering or this Agreement and the Transactions) to increase or become due to any such person or (ii) result in forgiveness of indebtedness with respect to any director, officer and employee of SPAC.

6.21 No Additional Representation or Warranties. Except as provided in this Article VI, none of SPAC and its Affiliates, nor any of their respective directors, managers, officers, employees, shareholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to the Company Parties or their respective Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Company Parties or their respective Affiliates. Without limiting the foregoing, each Company Party acknowledges that it and its advisors have made their own investigation of SPAC and its Subsidiaries and, except as provided in this Article VI, are not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of or any of its Subsidiaries, the prospects (financial or otherwise) or the viability or likelihood of success of the business of SPAC, and its Subsidiaries as conducted after the Closing, as contained in any materials provided by SPAC or any of its Affiliates or any of their respective directors, officers, employees, shareholders, partners, members or representatives or otherwise.

Article VII
COVENANTS

7.1 Conduct of Business by Company Parties. From the date of this Agreement through the earlier of the Closing or valid termination of this Agreement pursuant to Article IX (the “Interim Period”), the Group and Merger Sub shall, except as explicitly contemplated by this Agreement the Company Capital Restructuring or the Ancillary Agreements as set forth on Section 7.1 of the Company Disclosure Letter or as consented to by SPAC in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), operate the business of the Group in the ordinary course of business consistent with past practice, and the Group and Merger Sub shall use commercially reasonable efforts to (i) preserve its present business organizations, assets, rights, properties and goodwill in all material respects, (ii) preserve its and their present relationships with their clients, customers, suppliers, vendors, marketing, sponsors and/or other similar entities and other Persons with whom it and they have business relations in all material respects, (iii) keep available the services of its executive officers and key employees, and (iv) maintain in full force and effect its current insurance policies or comparable replacements thereof. The Company also agrees to comply in all material respects with the Laws applicable to it and its businesses, assets and employees, including (without limitation), the Specified Business Conduct Laws, and take reasonable steps to ensure that its directors and employees have and will continue to comply in all material respects with the Specified Business Conduct Laws, including implementing reasonable compliance policies to ensure that there are systems in place to deter, prevent, detect and remediate improper conduct. The Company will promptly notify SPAC in writing upon the occurrence of any material change in its business, fundamental condition or prospects. Without limiting the generality of the foregoing, except as set forth on Section 7.1 of the Company Disclosure Letter or as consented to by SPAC in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied) the Group and Merger Sub shall not, except as explicitly contemplated by this Agreement or the Ancillary Agreements, or required by Law:

(a) change or amend (whether by amendment, restatement, merger, consolidation, amalgamation or otherwise) the Governing Documents of the Company or Merger Sub, or form or cause to be formed any new Subsidiary of the Company;

(b) make, declare, set a record date for or pay any dividend or distribution to the shareholders of the Company or make, declare, set a record date for or pay any other distributions in respect of any of the Company’s capital share or equity interests other than the annual dividend distribution as approved by the annual general shareholders meeting of the Company;

(c) subdivide, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of the Company’s capital share or equity interests;

(d) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital share, membership interests or other equity interests of the Company, except for the acquisition by the Company of any shares of capital share, membership interests or other equity interests of the Company in connection with the forfeiture or cancellation of such interests;

(e) enter into, modify in any material respect, or terminate (other than expiration in accordance with its terms) any Contract of a type required to be listed on Section 5.12(a) of the Company Disclosure Letter or any Real Property Lease, other than entry into such Contract in the ordinary course of business consistent with past practice;

(f) sell, assign, transfer, convey, lease or otherwise dispose of or subject to a Lien (other than a Permitted Lien) any material tangible assets or properties of the Group, including the Leased Real Property, except for (i) sell, assign, transfer, convey or lease material tangible assets or properties of the Group in the ordinary course of business consistent with past practice, and (ii) dispositions of obsolete or worthless equipment in the ordinary course of business;

(g) acquire any ownership interest in any real property;

(h) except as otherwise required by existing Company Benefit Plans or applicable Law or the Contracts listed on Section 5.12(a) of the Company Disclosure Letter, (i) grant any severance, retention, change in control or termination or similar pay, (ii) hire or terminate the employment of employees with an annual base salary of US$200,000 or more, other than terminations for cause or due to death or disability, (iii) increase the cash compensation or bonus opportunity of any employee, officer, director or other individual service provider in excess of 20% in the aggregate, except to any such individuals who are not directors or officers of the Group or in the ordinary course of business consistent with past practice, (iv) take any action to amend or waive any performance or vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable by the Group, except in the ordinary course of business consistent with past practice, or (v) grant any equity or equity-based compensation awards;

(i) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;

(j) make any material loans or material advances to any Person in excess of US$150,000, except for (i) advances to employees, officers or independent contractors of the Group for indemnification, attorneys’ fees, travel and other expenses incurred in the ordinary course of business consistent with past practice, and (ii) payment terms for customers and suppliers in the ordinary course of business;

(k) (i) make, change or revoke any Tax election, (ii) amend, modify or otherwise change any filed Tax Return, (iii) adopt or request permission of any taxing authority to change any accounting method for Tax purposes, (iv) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) with any Governmental Authority, (v) settle any claim or assessment in respect of any Taxes, (vi) knowingly surrender or allow to expire any right to claim a refund of any Taxes, (vii) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of any Taxes or in respect to any Tax attribute that would give rise to any claim or assessment of Taxes, or (viii) incur any material Tax liabilities outside of the ordinary course of business consistent with past practice;

(l) take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent, impair or impede the Intended Tax Treatment of the Transactions, or the Business Combination Transaction;

(m) (i) incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or guaranty any debt securities of another Person, other than any Indebtedness or guarantee incurred in the ordinary course of business consistent with past practice and with a Person other than any Affiliate of the Group in connection with the Group’s business operations which does not exceed US$200,000; or (ii) discharge any secured or unsecured obligation or liability (whether accrued, absolute, contingent or otherwise), which individually or in the aggregate exceed US$200,000, except as otherwise contemplated by this Agreement or as such obligations become due;

(n) issue any Company Ordinary Shares or securities exercisable for or convertible into Company Ordinary Shares or grant any additional equity or equity-based compensation;

(o) adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company (other than the Merger);

(p) waive, release, settle, compromise or otherwise resolve any inquiry, investigation, claim, Action, litigation or other legal proceedings, except where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than US$500,000 in the aggregate;

(q) (i) grant to, or agree to grant to, any Person any right to or interest in any Intellectual Property that is material to the Group, (ii) sell, dispose of, abandon or permit to lapse any rights to any Intellectual Property (other than incidental non-exclusive licenses entered into in the ordinary course of business consistent with past practice), except for the expiration of Company Registered Intellectual Property that cannot be further maintained or renewed by applicable statute, or (iii) permit any material Intellectual Property to become subject to a Lien (other than a Permitted Lien);

(r) disclose or agree to disclose to any Person (other than SPAC or any of its Representatives) any trade secret or any other material confidential or proprietary information, know-how or process of the Group, other than in the ordinary course of business consistent with past practice and pursuant to written obligations to maintain the confidentiality thereof;

(s) make or commit to make capital expenditures other than in an amount not in excess of the amount set forth on Section 7.1(s) of the Company Disclosure Letter, in the aggregate;

(t) manage the Group’s working capital (including paying amounts payable in a timely manner when due and payable) in a manner other than in the ordinary course of business consistent with past practice;

(u) other than as required by applicable Law, enter into, modify, amend, renew or extend any collective bargaining agreement or similar labor agreement, or recognize or certify any labor union, works council, labor organization or group of employees of the Group as the bargaining representative for any employees of the Group;

(v) waive the restrictive covenant obligations of any current or former employee, director or other service provider of the Group;

(w) limit the right of the Group to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person;

(x) amend in a manner materially detrimental to the Group, terminate, permit to lapse or fail to use reasonable best efforts to maintain any material Governmental Approval or material Permit required for the conduct of the business of the Group; or

(y) enter into any agreement to do any action prohibited under this Section 7.1.

7.2 SPAC Conduct of Business. During the Interim Period, except as contemplated by this Agreement or the Ancillary Agreements (including as contemplated by the PIPE Investment) as required by Law, as set forth on Section 7.2 of the SPAC Disclosure Letter or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), SPAC shall operate its business in the ordinary course and consistent with past practice. Without limiting the generality of the foregoing, except as set forth on Section 7.2 of the SPAC Disclosure Letter or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), SPAC shall not, except as otherwise contemplated by this Agreement or the Ancillary Agreements, or as disclosed in the SPAC SEC Filings or as required by Law:

(a) seek any approval from the SPAC Shareholders, to change, modify or amend the Trust Agreement or the Governing Documents of SPAC, except as contemplated by the SPAC Transaction Proposals;

(b) except as contemplated by the SPAC Transaction Proposals, (A) make, declare, set a record date for or pay any dividend or distribution to the SPAC Shareholders or make, declare, set a record date for or declare any other distributions in respect of any of SPAC’s share, share capital or equity interests, (B) subdivide, consolidate, reclassify or otherwise amend any terms of any of SPAC’s share capital or equity interests, or (C) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, membership interests, warrants or other equity interests of SPAC, other than a redemption of SPAC Ordinary Shares made as part of the SPAC Shareholder Redemptions;

(c) take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent, impair or impede the Intended Tax Treatment of the Transactions or the Business Combination Transaction;

(d) enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of SPAC (including, for the avoidance of doubt, (x) the Sponsor and (y) any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

(e) incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or guaranty any debt securities of another Person, other than any indebtedness for borrowed money or guarantee (x) incurred in the ordinary course of business consistent with past practice, (y) in respect of any Working Capital Loan which individually or in the aggregate exceed US$300,000, or (z) in respect of a SPAC Transaction Expense;

(f) incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness or otherwise knowingly and purposefully incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any other material liabilities, debts or obligations, other than fees and expenses for professional services incurred in support of the transactions contemplated by this Agreement and the Ancillary Agreements or in support of the ordinary course operations of SPAC (which the Parties agree shall include any Indebtedness in respect of any Working Capital Loan which individually or in the aggregate do not exceed US$300,000);

(g) (A) issue any SPAC Securities or securities exercisable for or convertible into SPAC Securities, (B) grant any options, warrants, units or other equity-based awards with respect to SPAC Securities not outstanding on the date hereof pursuant to any share incentive plan or otherwise, or (C) amend, modify or waive any of the material terms or rights set forth in any SPAC Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein;

(h) liquidate, dissolve, reorganize or otherwise wind up the business and operations of SPAC;

(i) amend or modify the Trust Agreement or any other agreement related to the Trust Account;

(j) make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law;

(k) (A) amend any material Tax Return, (B) change any method of Tax accounting, (C) make, change or rescind any material election relating to Taxes, or (D) settle or compromise any material U.S. federal, state, local or non-U.S. Tax audit, Tax assessment, Tax claim or other controversy related to Taxes;

(l) (i) acquire (including by merger, consolidation, or acquisition of shares or assets or any other business combination) any corporation, partnership, other business organization or otherwise acquire any securities or material assets from any third party, (ii) enter into any strategic joint ventures, partnerships or alliances with any other person or (iii) make any loan or advance or investment in any third party or initiate the start-up of any new business, non-wholly owned Subsidiary or joint venture; or

(m) enter into any agreement to do any action prohibited under this Section 7.2.

7.3 Access. Prior to the Merger Effective Time and subject to applicable Laws, SPAC and its Representatives, on the one hand, and the Company Parties and its Representatives, on the other hand, shall be entitled, through its directors, officers, employees and other Representatives, to have such access to the management, officers, employees, customers, accountants, properties, businesses and operations of each other and such examination (including the right to make copies) of the Contracts, work papers, Tax Returns and books and records of the other as it reasonably requests. Any such access and examination shall be conducted on advance notice, during regular business hours. The disclosing Party(ies) shall use its reasonable best efforts to cause its officers, employees, attorneys, accountants, consultants, agents and other Representatives to reasonably cooperate with the accessing Party(ies) and its Representatives in connection with such access and examination. Notwithstanding the foregoing, no such access or examination shall be permitted to the extent that it would (i) unreasonably disrupt the operations of the disclosing Party(ies), taken as whole or (ii) require the disclosing Party(ies) to disclose information that the disclosing Party(ies), based upon the written advice of outside counsel, reasonably determines would, if disclosed, result in a violation of Law, breach of an existing Contract, or a waiver of the attorney-client privilege; provided, however, that the disclosing Party(ies) shall use reasonable best efforts to seek alternative means to disclose such information as nearly as possible without violating such Law, breaching such existing Contract or adversely affecting such attorney-client privilege, as applicable (including providing such information in summary format and/or entering into a joint defense or similar arrangement).

7.4 Preparation and Delivery of Additional Company Financial Statements. As promptly as reasonably practicable following the date hereof, the Company shall deliver to SPAC (i) audited combined and consolidated balance sheets and the related combined and consolidated statements of operations and comprehensive loss, changes in deficit and cash flows of the Group as of and for the years ended December 31, 2023 and 2022 and combined and consolidated balance sheets and the related combined and consolidated statements of operations and comprehensive loss, changes in deficit and cash flows of the Group for each of the periods then ended, audited in accordance with the standards of the PCAOB, in conformity with accounting principles generally accepted in the United States of America, and containing an unqualified report of the Company’s auditors (the “Closing Company Audited Financial Statements”) and (ii) an unaudited condensed consolidated balance sheets and the related condensed consolidated statements of operations and comprehensive loss, changes in deficit and cash flows of the Group as of and for a year-to-date period ended as of the end of a different fiscal quarter that is required to be included in the Registration Statement, Proxy Statement/Prospectus (the “Interim Financial Statements,” together with the Closing Company Audited Financial Statements, the “Financial Statements”) and any other filings to be made by the Company or SPAC with the SEC in connection with the Transactions. All such Financial Statements, together with any unaudited condensed consolidated balance sheets and the related consolidated statements of operations and comprehensive loss, changes in deficit and cash flows of the Group as of and for a year-to-date period ended as of the end of a different fiscal quarter that is required to be included in the Registration Statement, Proxy Statement/Prospectus and any other filings to be made by the Company or SPAC with the SEC in connection with the Transactions, (A) will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), (B) will fairly present, in all material respects, the financial position, results of operations and cash flows of the Group as of the date thereof and for the period indicated therein, except as otherwise specifically noted therein, and (C) will, in the case of the Closing Company Audited Financial Statements, have been audited in accordance with the standards of the PCAOB. The auditor engaged to audit the Closing Company Audited Financial Statements and to review the unaudited financial statements is an independent registered public accounting firm with respect to the Company within the meaning of the Exchange Act and the applicable rules and regulations thereunder adopted by the SEC and the PCAOB.

7.5 Exclusivity. From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article IX, the Group and Merger Sub shall not, and the Group and Merger Sub shall instruct and use their reasonable best efforts to cause its and their Representatives acting on its and their behalf, not to, (i) initiate any negotiations with any Person with respect to, or provide any non-public information or data concerning the Group, Merger Sub to any Person relating to, an Acquisition Proposal or afford to any Person access to the business, properties, assets or personnel of the Group or Merger Sub in connection with an Acquisition Proposal, (ii) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Acquisition Proposal, (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover laws of any state, (iv) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Acquisition Proposal, (v) prepare or take any steps in connection with a public offering of any equity securities of the Company Parties, or a newly formed holding company of the Company Parties, or (vi) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing. Notwithstanding anything to the contrary in this Agreement, the Group and Merger Sub and their Subsidiaries and their respective Representatives shall not be restricted pursuant to the foregoing sentence with respect to any actions explicitly contemplated in this Agreement or the Ancillary Agreements. From and after the date hereof, the Group and Merger Sub shall, and shall instruct their respective officers and directors to, and the Group and Merger Sub shall instruct and cause their respective Representatives acting on their behalf to, (i) immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to an Acquisition Proposal (other than with SPAC and its Representatives) and (ii) provide prompt written notice to SPAC of its receipt of any Acquisition Proposal from any third party, including the details and terms thereof. The Company Parties shall promptly (and in any event within three (3) Business Days of the date of this Agreement) deliver a written notice to each such Person to the effect that the Company Parties are ending all such solicitations, communications, activities, discussions or negotiations with such Person, effective on the date of this Agreement, which written notice shall also instruct each Person to promptly return or destroy all non-public information previously furnished to such Person or its Representatives by or on behalf of the Group and Merger Sub.

7.6 No Solicitation by SPAC. From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article IX, SPAC shall not, and SPAC shall instruct and use its reasonable best efforts to cause its Representatives acting on its behalf, not to, (i) make any proposal or offer that constitutes a Business Combination Proposal, (ii) initiate any discussions or negotiations with any Person with respect to a Business Combination Proposal, or (iii) enter into any acquisition agreement, business combination, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to a Business Combination Proposal, in each case, other than to or with the Company and its Representatives. From and after the date hereof, SPAC shall, and shall instruct its officers and directors to, and SPAC shall instruct and cause its Representatives acting on its behalf, its Subsidiaries and their respective Representatives (acting on their behalf) to, immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to a Business Combination Proposal (other than with the Company and its Representatives).

7.7 Preparation of Proxy Statement/Prospectus; Shareholders’ Meeting and Approvals.

(a) Registration Statement/Prospectus.

(i) As promptly as practicable after the execution of this Agreement, (x) SPAC and the Company Parties shall jointly prepare and the Company shall file with the SEC, mutually acceptable materials, which shall include the proxy statement to be filed with the SEC as part of the Registration Statement and sent to the SPAC Shareholders relating to the SPAC Shareholders’ Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”) and (y) SPAC and the Company shall prepare and the Company shall file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus (the “Proxy Statement/Prospectus”), in connection with the registration under the Securities Act of the Company Ordinary Shares that will be issued in connection with the Merger and the Recapitalization (the “Registration Statement Securities”). Each of SPAC and the Company Parties shall use its reasonable best efforts to (i) cause the Proxy Statement/Prospectus to comply with the rules and regulations promulgated by the SEC, (ii) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Proxy Statement/Prospectus, and (iii) have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Transactions. In the event there is any tax opinion, comfort letter or other opinion required to be provided in connection with the Proxy Statement/Prospectus, notwithstanding anything to the contrary, neither this provision nor any other provision in this Agreement shall require counsel to the Company or SPAC or their respective tax advisors to provide an opinion that the Merger qualifies as a transaction described in Section 368 of the Code or otherwise qualifies for the Intended Tax Treatment. The Company Parties also agree to use their best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the Transactions, and the Company Parties shall furnish all information concerning the Company Parties or their respective shareholders as may be reasonably requested in connection with any such action. Each of SPAC and the Company agrees to furnish to the other Party all information concerning itself, its Subsidiaries, officers, directors, managers, shareholders and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy Statement/Prospectus, a Current Report on Form 8-K or Form 6-K pursuant to the Exchange Act in connection with the Transactions, or any other statement, filing, notice or application made by or on behalf of SPAC, the Company Parties or their respective Subsidiaries to any regulatory authority (including the applicable Stock Exchange) in connection with the Transactions (the “Offer Documents”). SPAC will cause the Proxy Statement/Prospectus to be disseminated to the SPAC Shareholders, in each case, promptly after the Registration Statement is declared effective under the Securities Act. The Company as the filer and registrant of the Registration Statement shall be responsible for and pay all of the cost for the preparation, filing of, and the cost for the printing and mailing of, the Proxy Statement/Prospectus and other related fees.

(ii) To the extent not prohibited by Law, the Company Parties will advise SPAC reasonably promptly after the Company receives notice thereof, of the time when the Proxy Statement/Prospectus has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Company Ordinary Shares for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Proxy Statement/Prospectus or for additional information. To the extent not prohibited by Law, SPAC and its counsel, on the one hand, and the Company and its counsel, on the other hand, shall be given a reasonable opportunity to review and comment on the Proxy Statement, the Registration Statement and any Offer Document each time before any such document is filed with the SEC, and the other Party shall give reasonable and good faith consideration to any comments made by such Party and its counsel. To the extent not prohibited by Law, SPAC and the Company Parties shall provide the other party and its counsel with (A) any comments or other communications, whether written or oral, that SPAC or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement, Registration Statement or Offer Documents promptly after receipt of those comments or other communications and (B) a reasonable opportunity to participate in the response of such party to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC.

(iii) Each of SPAC and the Company Parties shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (A) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading or (B) the Proxy Statement will not, at the date it is first mailed to the SPAC Shareholders and at the time of the SPAC Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(iv) If, at any time prior to the Merger Effective Time, any information relating to the Company Parties, SPAC or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by the Company Parties or SPAC, which is required to be set forth in an amendment or supplement to the Proxy Statement or the Registration Statement, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, with respect to the Proxy Statement, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the SPAC Shareholders.

(b) SPAC Shareholder Approval.

(i) SPAC shall (a) as promptly as practicable after the Registration Statement is declared effective under the Securities Act, (i) cause the Proxy Statement/Prospectus to be disseminated to SPAC Shareholders in compliance with applicable Law, (ii) solely with respect to the following clause (1), duly (1) give notice of and (2) convene and hold an extraordinary general meeting of the SPAC Shareholders (the “SPAC Shareholders’ Meeting”) in accordance with the SPAC Articles, the NYSE rules and regulations and all applicable Laws for a date no later than thirty-five (35) Business Days following the date the Registration Statement is declared effective, and (iii) solicit proxies from the holders of SPAC Ordinary Shares to vote in favor of each of the SPAC Transaction Proposals, and (b) provide its shareholders with the opportunity to elect to effect an SPAC Shareholder Redemption and such other matters as may be mutually agreed by SPAC and the Company. SPAC shall, through the SPAC Board, recommend to its shareholders the approval of the SPAC Transaction Proposals (the “SPAC Board Recommendation”) and include such recommendation in the Proxy Statement. The SPAC Board shall not withdraw, amend, qualify or modify its recommendation to the SPAC Shareholders that they vote in favor of the SPAC Transaction Proposals, and will use reasonable best efforts to take all other action to obtain such proxies and SPAC Shareholder Approval and to obtain the vote or consent of its shareholders required by and in compliance with all applicable Law.

(ii) Notwithstanding the foregoing, at any time prior to, but not after, obtaining the SPAC Shareholder Approval, solely in response to an Intervening Event, the SPAC Board may fail to make, amend, change, withdraw, modify, withhold or qualify the SPAC Board Recommendation (any such action, a “Change in Recommendation”) if the SPAC Board shall have determined in good faith, after consultation with its outside legal counsel, that, in response to such Intervening Event, a failure to make a Change in Recommendation would be inconsistent with its fiduciary duties under applicable Law; provided, that the SPAC Board will not be entitled to make, or agree or resolve to make, a Change in Recommendation until (a) SPAC delivers to the Company a written notice (an “SPAC Intervening Event Notice”) advising the Company that the SPAC Board proposes to take such action and containing the material facts underlying the SPAC Board’s determination that an Intervening Event has occurred, (b) until 5:00 p.m., Hong Kong time, on the fifth (5th) Business Day immediately following the day on which SPAC delivered the SPAC Intervening Event Notice (such period from the time the SPAC Intervening Event Notice is provided until 5:00 p.m. Hong Kong time on the fifth (5th) Business Day immediately following the day on which SPAC delivered the SPAC Intervening Event Notice, the “SPAC Intervening Event Notice Period”), SPAC and its Representatives shall have negotiated in good faith with the Company and its Representatives regarding any revisions or adjustments proposed by the Company during the SPAC Intervening Event Notice Period to the terms and conditions of this Agreement as would enable SPAC to proceed with its recommendation of this Agreement and the Transactions and not make such Change in Recommendation, and (c) if the Company requested negotiations in accordance with the foregoing clause (b), SPAC may make a Change in Recommendation only if the SPAC Board, after considering in good faith any revisions or adjustments to the terms and conditions of this Agreement that the Company shall have, prior to the expiration of the five (5)-Business Day period, offered in writing in a manner that would form a binding Contract if accepted by SPAC (and the other applicable parties hereto), reaffirms in good faith (after consultation with its outside legal counsel) that the failure to make a Change in Recommendation would violate its fiduciary duties under applicable Law. For the avoidance of doubt, a Change in Recommendation will not affect SPAC’s obligations pursuant to this Section 7.7(b) (other than as set forth in the immediately preceding sentence) or elsewhere in this Agreement.

(iii) To the fullest extent permitted by applicable Law, (x) SPAC agrees to establish a record date for, duly call, give notice of, convene and hold the SPAC Shareholders’ Meeting and submit for approval the SPAC Transaction Proposals and (y) SPAC agrees that if the SPAC Shareholder Approval shall not have been obtained at any such SPAC Shareholders’ Meeting, then SPAC shall promptly continue to take all such necessary actions, including the actions required by this Section 7.7(b), and hold additional SPAC Shareholders’ Meetings in order to obtain the SPAC Shareholder Approval. SPAC may only adjourn the SPAC Shareholders’ Meeting (i) to solicit additional proxies for the purpose of obtaining the SPAC Shareholder Approval, (ii) for the absence of a quorum (either in person or by proxy), (iii) to the extent necessary to ensure that any supplement or amendment to the Proxy Statement/Prospectus that SPAC or the Company reasonably determines is necessary to comply with applicable Laws, is provided to the SPAC Shareholders in advance of a vote on the adoption of SPAC Transaction Proposals, (iv) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that SPAC has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by SPAC Shareholders prior to the SPAC Shareholders’ Meeting, (v) in order to seek withdrawals from SPAC Shareholders who have exercised their SPAC Shareholder Redemption right if a number of SPAC Ordinary Shares have been elected to be redeemed such that SPAC reasonably expects that the condition set forth in Section 8.3 will not be satisfied at the Closing, and (vi) to comply with applicable Law; provided, that the SPAC Shareholders’ Meeting (x) may not be adjourned to a date that is more than fifteen (15) calendar days after the date for which the SPAC Shareholders’ Meeting was originally scheduled (excluding any adjournments required by applicable Law) and (y) shall not be held later than three (3) Business Days prior to the Agreement End Date. SPAC agrees that it shall provide the holders of SPAC Class A Ordinary Shares the opportunity to elect redemption of such SPAC Class A Ordinary Shares in connection with the SPAC Shareholders’ Meeting, as required by SPAC’s Governing Documents.

7.8 Support of Transaction. Without limiting any covenant contained in Article VII, the Group and Merger Sub shall and SPAC shall (a) use reasonable best efforts to obtain as soon as practicable all material consents and approvals of third parties (including any Governmental Authority) that any of SPAC, the Group, or Merger Sub, or their respective Affiliates are required to obtain in order to consummate the Merger, and (b) take such other action as soon as practicable as may be reasonably necessary or as another Party hereto may reasonably request to satisfy the conditions of Article VIII or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable and in accordance with all applicable Law.

7.9 Regulatory Authorizations; Other Filings.

(a) Each of the Company Parties and SPAC shall use their reasonable best efforts to cooperate in good faith with any Governmental Authority and to undertake promptly any and all action required to obtain any necessary or advisable regulatory approvals, consents, Actions, non-actions or waivers in connection with the Transactions (the “Regulatory Authorizations”), as soon as practicable and any and all action necessary to consummate the Transactions as contemplated hereby. Each of the Company Parties and SPAC shall use commercially reasonable efforts to cause the expiration or termination of the waiting, notice or review periods under any applicable Regulatory Authorization with respect to the Transactions as promptly as possible after the execution of this Agreement.

(b) If the Company receives notice from the CSRC requiring it to complete a filing report with the CSRC in connection with the Transactions pursuant to the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies and supporting guidelines issued by the CSRC (effective from March 31, 2023), the Company shall use its reasonable best efforts to file with the CSRC the required filing report and other applicable documents.

(c) With respect to each of the Regulatory Authorizations and any other requests, inquiries, Actions or other proceedings by or from Governmental Authorities, each of the Company Parties and SPAC shall: (i) diligently and expeditiously defend and use reasonable best efforts to obtain any necessary clearance, approval, consent, or Governmental Approval under Laws prescribed or enforceable by any Governmental Authority for the Transactions and to resolve any objections as may be asserted by any Governmental Authority with respect to the Transactions; and (ii) cooperate with each other in the defense and conduct of such matters. To the extent not prohibited by Law, each Party hereto shall keep the other Party reasonable informed regarding the status and any material developments regarding any Governmental Approval processes, and the Company Parties shall promptly furnish to SPAC, and SPAC shall promptly furnish to the Company, copies of any material, substantive notices or written communications received by such Party or any of its Affiliates from any third party or any Governmental Authority with respect to the Transactions, and each such party shall permit counsel to the other Parties an opportunity to review in advance, and each such Party shall consider in good faith the views of such counsel in connection with, any proposed material, substantive written communications by such party or its Affiliates to any Governmental Authority concerning the Transactions; provided, however, that none of the Parties shall enter into any agreement with any Governmental Authority relating to any Regulatory Authorization contemplated in this Agreement without the prior written consent of the other Parties. To the extent not prohibited by Law, the Company Parties agree to provide SPAC and its counsel, and SPAC agrees to provide the Company and its counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such Party and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the Transactions. Any such provisions of information, rights to participate or consultations between the parties may be made on a counsel-only or outside counsel-only basis to the extent required under applicable Law or as appropriate to protect sensitive business information or maintain attorney-client or other privilege; provided, that SPAC or the Company Parties, as appropriate, may redact materials to address reasonable privilege or confidentiality concerns, and to remove references concerning the valuation of the Company or SPAC’s consideration of the Transactions or other competitively sensitive material.

(d) The Company, on the one hand, and SPAC, on the other, shall be responsible for and pay one-half (1/2) of the filing fees payable to the Governmental Authorities in connection with the Transactions at the time of any such filing.

7.10 Financing.

(a) Prior to Closing, each of the Company and SPAC shall, and each of them shall cause its respective Subsidiaries, Affiliates and Representatives to, reasonably cooperate in a timely manner in connection with any financing arrangement the parties seek in connection with the Transactions (it being understood and agreed that the consummation of any such financing by the Company or SPAC shall be subject to the parties’ mutual agreement), including (a) by providing such information and assistance as the other party may reasonably request (including the Company providing such financial statements and other financial data relating to the Group as would be required if the Company were filing a general form for registration of securities under Form 10 following the consummation of the Transactions and a registration statement on Form F-1 for the resale of the securities sold in the PIPE Investment prior to or concurrently with the consummation of the Transactions, if any), (b) granting such access to the other party and its representatives as may be reasonably necessary for their due diligence, and (c) participating in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions with respect to such financing efforts (including direct contact between senior management and other representatives of the Group at reasonable times and locations). All such cooperation, assistance and access shall be granted during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of the Company, SPAC, or their respective auditors.

(b) SPAC and the Company shall use commercially reasonable efforts to obtain the PIPE Investment from investors mutually agreed upon between SPAC and the Company on terms and in amounts reasonably agreed upon by SPAC and the Company. SPAC and the Company agree, and shall cause the appropriate officers and employees thereof, to use reasonable best efforts to cooperate in connection with (i) the arrangement of any PIPE Investment, and (ii) the marketing of the Transactions in the public markets, including by (A) upon reasonable prior notice, participating in meetings, calls, drafting sessions, presentations, and due diligence sessions (including accounting due diligence sessions) and sessions with prospective investors at mutually agreeable times and locations and upon reasonable advance notice (including the participation in any relevant “roadshow”), (B) assisting with the preparation of customary materials, (C) providing the financial statements and such other financial information regarding the Company as is reasonably requested in connection therewith, subject to confidentiality obligations reasonably acceptable to the Company, (D) taking all corporate actions that are necessary or customary to obtain the PIPE Investment and market the Transactions, and (E) otherwise reasonably cooperating in the efforts to obtain the PIPE Investment and market the Transactions.

(c) In the event SPAC and the Company obtain any PIPE Investment, each shall use its reasonable best efforts to (i) comply with their obligations under the Subscription Agreements, (ii) in the event that all conditions in the Subscription Agreements have been satisfied (other than conditions that by their nature are to be satisfied at Closing), consummate the transactions contemplated by the Subscription Agreements at or prior to Closing; and (iii) on the terms and subject to the conditions set forth in the Subscription Agreements, enforce their rights under the Subscription Agreements in the event that all conditions in the Subscription Agreements have been satisfied (other than conditions that by their nature are to be satisfied at Closing), to cause the applicable investor to contribute to the Company the applicable portion of the PIPE Investment set forth in the applicable Subscription Agreement at or prior to Closing. SPAC and the Company shall give each other prompt written notice upon (A) becoming aware of any breach or default by any party to any of the Subscription Agreements or any termination (or purported termination) of any of the Subscription Agreements, (B) the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, potential or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of any Subscription Agreement and (C) if SPAC or the Company does not expect the Company to receive all or any portion of the PIPE Investment on the terms, in the manner or from the sources contemplated by the Subscription Agreements, SPAC and the Company shall not permit, without each other the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), any amendment or modification to be made to, or any waiver of any provision or remedy under, or any replacements of, the Subscription Agreements.

7.11 Indemnification and Insurance.

(a) From and after the Merger Effective Time, the Company agrees that it shall indemnify and hold harmless each present and former director and officer (in each case, solely to the extent acting in his or her capacity as such and to the extent such activities are related to the activities of SPAC) of the SPAC (the “SPAC Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Actions, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Merger Effective Time, whether asserted or claimed prior to, at or after the Merger Effective Time, to the fullest extent that SPAC would have been permitted under applicable Law and its Governing Documents in effect on the date of this Agreement to indemnify such SPAC Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, the Company shall (and shall cause its Subsidiaries (as applicable) to (i) maintain for a period of not less than six (6) years from the Merger Effective Time provisions in its Governing Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of SPAC Indemnified Parties that are no less favorable to those Persons than the provisions of the Governing Documents of SPAC, in each case, as of the date of this Agreement, and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.

(b) For a period of six (6) years from the Merger Effective Time, the Company shall maintain in effect directors’ and officers’ liability insurance (the “D&O Tail”) covering those Persons who are currently covered by SPAC’s directors’ and officers’ liability insurance policies on terms not less favorable than the terms of such current insurance coverage, except that in no event shall the Company be required to pay an annual premium for such insurance in excess of 300% of the most expensive most recent aggregate annual premium paid or payable by any of SPAC or any entity of the Group for any such insurance policy for the 12-month period ended on the date of this Agreement; provided, however, that (i) SPAC may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six (6) year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Merger Effective Time, subject to the limitation of the annual premium mentioned in the foregoing sentence under this Section 7.11(b), and (ii) if any claim is asserted or made within such six (6)-year period, any insurance required to be maintained under this Section 7.11 shall be continued in respect of such claim until the final disposition thereof. The cost of the D&O Tail shall be borne by the Company.

(c) The rights of the SPAC Indemnified Parties hereunder shall be in addition to, and not in limitation of, any other rights such person may have under the Company’s Governing Documents, any other indemnification arrangement, applicable Law or otherwise. The obligations of the Company under this Section 7.11 shall not be terminated or modified in such a manner as to materially adversely affect any SPAC Indemnified Parties without the consent of such SPAC Indemnified Parties.

(d) Notwithstanding anything contained in this Agreement to the contrary, this Section 7.11 shall survive the consummation of the Merger and shall be binding, jointly and severally, on the Company and all successors and assigns of the Company and expressly are intended to benefit, and are enforceable by, each of the SPAC Indemnified Parties, each of whom is an intended third-party beneficiary of this Section 7.11. In the event that the Company or any of their successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, the Company shall ensure that proper provision shall be made so that the successors and assigns of the Company shall succeed to the obligations set forth in this Section 7.11.

7.12 Section 16 Matters. Prior to the Merger Effective Time, SPAC and the Company shall take all such steps as may be reasonably required (to the extent permitted under applicable Law) to cause any acquisitions of the Company Ordinary Shares (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the Transactions by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the Transactions to be exempt under Rule 16b-3 promulgated under the Exchange Act.

7.13 Trust Account Proceeds and Related Available Equity. Upon satisfaction or waiver of the conditions set forth in Article VIII and provision of notice thereof to the Trustee (which notice SPAC shall provide to the Trustee in accordance with the terms of the Trust Agreement), (i) in accordance with and pursuant to the Trust Agreement, at the Closing and concurrently with the Merger Effective Time, SPAC (A) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (B) shall cause the Trustee to, and the Trustee shall thereupon be obligated to (1) pay as and when due all amounts payable on account of the SPAC Shareholder Redemption amount to former SPAC Shareholders pursuant to their exercise of the SPAC Shareholder Redemption right, (2) pay the Unpaid Company Expenses and the Unpaid SPAC Expenses in accordance with Section 4.3, and (3) immediately thereafter, pay all remaining amounts then available in the Trust Account (if any) to a bank account designated by the Company for its immediate use (which, for the avoidance of doubt, shall include the payment of any outstanding amounts under any Working Capital Loan), in each case of (1), (2) and (3), by wire transfer of immediately available funds from the Trust Account, subject to any applicable terms of this Agreement and the Trust Agreement, and (ii) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

7.14 NYSE Listing. From the date hereof through the Merger Effective Time, SPAC shall ensure SPAC remains listed as a public company on NYSE.

7.15 SPAC Public Filings. From the date hereof through the Merger Effective Time, SPAC will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

7.16 Company Securities Listing. The Company Parties will use their commercially reasonable efforts to cause: (a) the Company’s initial listing application with the applicable Stock Exchange in connection with the Transactions to be approved; (b) the Company to satisfy all applicable initial listing requirements of the applicable Stock Exchange; and (c) the Company Ordinary Shares to be approved for listing on the applicable Stock Exchange (and SPAC shall reasonably cooperate in connection therewith), subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the Merger Effective Time. The Company shall pay all fees to be charged by the applicable Stock Exchange for listing of the Company Ordinary Shares.

7.17 Tax Matters.

(a) Each of SPAC and the Company Parties shall (i) use its respective commercially reasonable efforts to cause the Transactions under this Agreement to qualify, and agree not to, and not to permit or cause any of their Affiliates or Subsidiaries to, take any action which to its knowledge could reasonably be expected to prevent, impair or impede the Transactions from qualifying, for the Intended Tax Treatment. Each of SPAC and the Company Parties shall report the Transactions consistently with the Intended Tax Treatment and the immediately preceding sentence unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code or a change in applicable Law. The Parties shall cooperate with each other and their respective tax counsel to document and support the Intended Tax Treatment.

(b) For each taxable year ending on or after the Closing Date, (1) the Company shall determine its status as a “passive foreign investment company” within the meaning of Section 1297 of the Code (“PFIC”) and (2) the Company shall make such PFIC status determinations available to the shareholders of the Company electronically. If the Company determines that it is a PFIC for a taxable year ending on or after the Closing Date, the Company shall use commercially reasonable efforts to make electronically available a PFIC Annual Information Statement meeting the requirements of Treasury Regulation Section 1.1295-1(g), and provide such other information requested by the Company shareholders and their direct and/or indirect owners that are “United States” persons (within the meaning of Section 7701(a)(30) of the Code) and reasonably necessary to comply with the provisions of the Code with respect to PFICs, including making and complying with the requirements of a “Qualified Electing Fund” election pursuant to Section 1295 of the Code. Upon receiving a written request by a shareholder that has made (or whose direct and/or indirect owners have made) a “Qualified Electing Fund” election in accordance with applicable U.S. Treasury Regulations, the Company shall use commercially reasonable efforts to make available income statement and balance sheet data reasonably necessary for such shareholder (or direct and/or indirect owner of such shareholder) to comply with the requirements of such “Qualified Electing Fund” election. The obligations under this Section 7.17(b) shall survive after the Closing.

(c) Public Notice 7 shall not apply with respect to the transactions contemplated by this Agreement and none of the Company Parties, SPAC, or the Merger Surviving Company shall have any obligation for Public Notice 7 Taxes as a result thereof.

7.18 No Trading. The Company Parties acknowledge and agree that they are aware, and that to the extent practicable, the Company Parties have made the Company’s Affiliates aware of, the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that it shall not purchase or sell any securities of SPAC in violation of such Laws, or cause or encourage any Person to do the foregoing.

7.19 Shareholder Litigation. In the event that any shareholder litigation related to this Agreement or the other Transaction Agreements or the Transactions is brought or threatened in writing against SPAC or the Company Parties, or any of the respective members of their boards of directors, after the date of this Agreement and prior to the Merger Effective Time (the “Shareholder Litigation”), SPAC or the Company Parties, as applicable, shall promptly notify the other Party in writing of any such Shareholder Litigation and shall keep the other Party reasonably informed with respect to the status thereof.

7.20 Notices of Certain Events. During the period beginning on the date of this Agreement and ending on the earlier of the Closing and the date of the termination of this Agreement in accordance with Article IX, each of SPAC and the Company Parties shall reasonably promptly notify the other Party of:

(a) any notice from any Person alleging or raising the possibility that the consent of such Person is or may be required in connection with the Transactions or that the Transactions might give rise to any material Action or other material rights by or on behalf of such Person or result in the loss of any material rights or privileges of the Company to any such Person or create any Lien on any of the Company’s or SPAC’s assets;

(b) any notice or other communication from any Governmental Authority that is material to the transactions contemplated by this Agreement or the Ancillary Agreements;

(c) any material Actions commenced or threatened against, relating to or involving or otherwise affecting the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements;

(d) any notice or other communication from the Company Shareholder relating to or involving the issuance, grant of or exercise of, any options, warrants or other rights to purchase or obtain any equity securities (including any redemption rights); provided, that the Company shall not, except with the prior written consent of SPAC, respond to any such notice or communication, or take any action in connection with the issuance or grant of any options, warrants or other rights to purchase or obtain such equity securities;

(e) any fact, matter or circumstance that would or would be reasonably likely to give rise to or result in a Company Material Adverse Effect;

(f) any fact, matter or circumstance that would or would be reasonably likely to give rise to or result in a material adverse effect on SPAC’s ability to consummate the Transactions; and

(g) any material inaccuracy of any representation or warranty of such party contained in this Agreement at any time during the term hereof, or any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, that would reasonably be expected to cause any of the conditions set forth in Article VIII not to be satisfied.

(h) Notwithstanding anything to the contrary contained herein, any failure to give such notice pursuant to this Section 7.20 shall not give rise to any liability of the Company or SPAC or be taken into account in determining whether the conditions in Article VIII have been satisfied or give rise to any right of termination set forth in Article IX.

7.21 Third Party Consents. As soon as practicable after the date of this Agreement and in any event before the Closing Date, the Group shall use commercially reasonable efforts to make any required notification and obtain all applicable consent, waiver or approval required from the third party, if any, as set forth in Section 7.21 of Company Disclosure Letter (the “Third Party Consent”) .

7.22 Warrant Agreement. Prior to the Closing, the Company, SPAC and the warrant agent thereunder shall negotiate in good faith the A&R Warrant Agreement or the Assignment, Assumption and Amendment Agreement, pursuant to which, among other things, SPAC shall assign to the Company, and the Company shall assume from SPAC, all of SPAC’s rights, interests and obligations in and under the Warrant Agreement, other than as disclosed in Section 7.22 of the Company Disclosure Letter, and the terms and conditions of the Warrant Agreement shall be amended and restated to, among other things, reflect the assumption of the SPAC Warrants by the Company as set forth in Section 3.7(a)(v).

7.23 Additional Covenants. As soon as practicable after the date of this Agreement and in any event before the Closing Date, the Group shall use its commercially reasonable efforts to perform or cause the performance of the additional covenants as disclosed in Section 7.23 of the Company Disclosure Letter.

Article VIII
CONDITIONS TO OBLIGATIONS

8.1 Conditions to Obligations of SPAC and the Company Parties. The obligations of SPAC and Company Parties to consummate, or cause to be consummated, the Transactions is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:

(a) the SPAC Shareholder Approval shall have been obtained and shall remain in full force and effect;

(b) there shall not be in force any Governmental Order, statute, rule or regulation enjoining or prohibiting the consummation of the Merger; provided, that the Governmental Authority issuing such Governmental Order has jurisdiction over the Parties hereto with respect to the Transactions;

(c) after deducting the SPAC Shareholder Redemptions amount, SPAC shall have at least US$5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act);

(d) Company Ordinary Shares to be issued in connection with the Merger shall have been conditionally approved for initial listing on the applicable Stock Exchange, subject to official notice of issuance, and such approval shall be ongoing, and not revoked or withdrawn, as of the Closing Date;

(e) the Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn;

(f) the Regulatory Authorizations shall have been obtained; and

(g) the A&R Warrant Agreement or the Assignment, Assumption and Amendment Agreement has been duly executed and delivered by the Company, SPAC and the warrant agent thereunder.

8.2 Conditions to Obligations of SPAC. The obligations of SPAC to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by SPAC:

(a) (i) the Company Fundamental Representations shall be true and correct in all material respects, in each case as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or the Ancillary Agreements, (ii) the representation and warranty of the Company contained in the second sentence of Section 5.24 shall be true and correct as of the Closing Date in all respects, and (iii) each of the representations and warranties of the Company contained in this Agreement other than the Company Fundamental Representations and the second sentence of Section 5.24 (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and Company Material Adverse Effect or any similar qualification or exception) shall be true and correct in all material respects as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, except for, in the case of this clause (iii) only, inaccuracies or omissions that would not reasonably be expected to have a Company Material Adverse Effect;

(b) each of the covenants of the Company Parties under Section 7.1 (disregarding any qualifications and exceptions contained therein relating to materiality or any similar qualification or exception) and each of the covenants of the Company Parties contained in this Agreement other than Section 7.1, in each case to be performed as of or prior to the Closing shall have been performed in all material respects;

(c) there shall not have occurred a Company Material Adverse Effect after the date of this Agreement;

(d) the Company Capital Restructuring shall have been completed in accordance with its terms hereof and the A&R Company Charter; and

(e) all Third Party Consents shall have been obtained, if any.

8.3 Conditions to the Obligations of the Company Parties. The obligations of the Company Parties to consummate, or cause to be consummated, the Transactions is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a) (i) the representations and warranties of SPAC contained in the first and second sentences of Section 6.1 (SPAC Organization), Section 6.2 (Due Authorization), Section 6.3 (No Conflict), Section 6.7 (Governmental Authorities; Approvals), Section 6.4 (Litigation and Proceedings), Section 6.12 (Capitalization of SPAC), Section 6.13 (Brokers’ Fees), and Section 6.17 (SPAC Related Parties) (collectively, the “SPAC Fundamental Warranties”) shall be true and correct in all material respects as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement, (ii) the representation and warranty of SPAC contained in Section 6.10 shall be true and correct as of the Closing Date in all respects, and (iii) each of the representations and warranties of SPAC contained in this Agreement (other than the SPAC Fundamental Warranties and Section 6.10) (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) shall be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, in each case, inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on SPAC’s ability to consummate the Transactions;

(b) each of the covenants of SPAC to be performed as of or prior to the Closing shall have been performed in all material respects;

(c) there shall have not been any Event that has had, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the SPAC’s ability to consummate the Transactions (a “SPAC Material Adverse Effect”); provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a SPAC Material Adverse Effect: (i) the announcement of this Agreement and consummation of the Transactions, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, suppliers, business partners or employees of SPAC, (ii) the taking of any action by SPAC that is expressly required by this Agreement, or (iii) any action taken by, or at the written request of, the Company; and

(d) the SPAC Units, SPAC Class A Ordinary Shares and SPAC Public Warrants shall remain listed on a Stock Exchange. SPAC shall have been in material compliance with the reporting requirements under the Exchange Act applicable to the SPAC.

Article IX
TERMINATION/EFFECTIVENESS

9.1 Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Closing:

(a) by mutual written consent of both the Company and SPAC at any time;

(b) by the Company or SPAC, if the Closing shall not have occurred by 5:00 p.m. (Hong Kong time) on September 16, 2025 (as such date may be extended pursuant to the terms of this Agreement); provided, however, that SPAC and the Company may mutually agree in writing to extend such date by a period of up to three (3) months if the Regulatory Authorizations shall not have been obtained (as may be extended, the “Agreement End Date”); provided that neither the Company nor SPAC may terminate this Agreement pursuant to this Section 9.1(b) if it is in material breach of any of its obligations hereunder and such material breach causes, or results in, either (i) the failure to satisfy the conditions to the obligations of the terminating party to consummate the Closing set forth in Article VIII prior to the Agreement End Date, or (ii) the failure of the Closing to have occurred prior to the Agreement End Date;

(c) by the Company or SPAC, if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order, which has become final and non-appealable and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger;

(d) by the Company, if the SPAC Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the SPAC Shareholders’ Meeting duly convened therefor and at any adjournment or postponement thereof, as applicable;

(e) by the Company, if the SPAC Board shall have made a Change in Recommendation;

(f) by the Company, if there shall have been any event or occurrence that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the SPAC’s ability to consummate the Transactions;

(g) by the Company, if SPAC is in material breach of any of its obligations hereunder and such material breach will result in the failure to satisfy the conditions to the obligations of the Company Parties to consummate the Closing set forth in Section 8.3, provided that if such material breaches are curable by SPAC, then, for a period of up to thirty (30) calendar days after receipt by SPAC of notice from the Company of such material breaches, but only as long as SPAC continues to use its reasonable best efforts to cure such material breaches, such termination by the Company shall be effective by the end of such thirty (30) calendar days;

(h) by SPAC, if the Company has suffered or there is a Company Material Adverse Effect;

(i) by SPAC, if the Company Parties fail to receive the Regulatory Authorizations within 365 calendar days after the date of this Agreement; or if such Regulatory Authorizations are revoked, terminated or lose effect, provided that, if the Company provides a written confirmation prior to the deadline (or if later, the date on which SPAC notifies the Company it wants to terminate under this Section 9.1(i)) to SPAC, with reasonable evidence demonstrating that failure to obtain Regulatory Authorizations was due to curable defects, then, for sixty (60) calendar days from the delivery of such confirmation, any termination notice from SPAC under this Section 9.1(i) shall not be effective, as long as the Company Parties use their respective best efforts in such period to cure all such defects and seek the Regulatory Authorizations, and if by the end of the period the Regulatory Authorizations have not been obtained, any termination notice by SPAC under this Section 9.1(i) can be immediately effective;

(j) by SPAC, if the Company Parties are in material breach of any of their respective obligations hereunder and such material breach will result in the failure to satisfy the conditions to the obligations of SPAC to consummate the Closing set forth in Section 8.2, provided that if such material breaches are curable by the Company Parties, then, for a period of up to thirty (30) calendar days after receipt by the Company of notice from SPAC of such material breaches, but only as long as the Company Parties continue to use their respective reasonable best efforts to cure such material breaches, such termination by SPAC shall be effective by the end of such thirty (30) calendar days; and

(k) by the Company or SPAC, if, prior to the Agreement End Date, circumstances exist whereby conditional approval for the initial listing of the Company Ordinary Shares on the applicable Stock Exchange cannot be obtained due to an inability to meet the minimum listing requirements of such Stock Exchange.

9.2 Effect of Termination. In the event that this Agreement is validly terminated in accordance with Section 9.1, then each of the Parties hereto and each of their respective Affiliates, equityholders, and Representatives shall be relieved of its duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to any of the parties; provided, however, that notwithstanding anything herein to the contrary, (i) no such termination shall relieve any party from liability for any willful breach of this Agreement, willful misconduct or fraud by that party, and (ii) the provisions of this Section 9.2 and Article X and the Nondisclosure Agreement shall remain in full force and effect and survive any termination of this Agreement in accordance with its terms.

Article X
MISCELLANEOUS

10.1 Trust Account Waiver. Each of the Company Parties acknowledges that SPAC is a blank check company with the powers and privileges to effect a Business Combination. Each of the Company Parties further acknowledges that, as described in the prospectus dated June 7, 2024, available at www.sec.gov, substantially all of SPAC assets consist of the cash proceeds of SPAC’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in a trust account for the benefit of SPAC, certain of its public shareholders and the underwriters of SPAC’s initial public offering (the “Trust Account”). Each of the Company Parties acknowledges that it has been advised by SPAC that funds in the Trust Account may be disbursed only in accordance with the Trust Agreement and SPAC’s Governing Documents. For and in consideration of SPAC entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, each of the Company Parties hereby irrevocably waives any right, title, interest or claim of any kind it has or may have in the future in or to any monies in the Trust Account and agree not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, Contracts or agreements with SPAC; provided, that (x) nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against SPAC for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the Transactions (including a claim for SPAC to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the SPAC Shareholder Redemptions) to the Company in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect SPAC’s ability to fulfill its obligation to effectuate the SPAC Shareholder Redemptions, or for fraud, and (y) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future against SPAC’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds).

10.2 Waiver. Each provision in this Agreement may only be waived by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such provision so waived is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

10.3 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt by other than automatic means, whether electronic or otherwise), (b) when sent by email (with no automated reply, such as an out-of-office notification, no mail undeliverable notification or other rejection notice) or (c) one (1) Business Day following the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses or email addresses (or to such other address or email address as a party may have specified by notice given to the other Party pursuant to this provision):

(a) If to SPAC, prior to the Closing, to:

Chenghe Acquisition II Co.
38 Beach Road #29-11
South Beach Tower
Singapore

Attention:	Richard Qi Li
Email:	richard.li@chenghecap.com

with copies (which shall not constitute actual or constructive notice) to:

Paul Hastings LLP
101 California Street, Forty-Eighth Floor

San Francisco, CA 94111
The United States

Attention:	Steve Camahort
Will Burns
Sean Monroe

Email:	stevecamahort@paulhastings.com
willburns@paulhastings.com
seanmonroe@paulhastings.com

(b) If to any of the Company Parties, to:

Polibeli Group Ltd

Lt 49th Sahid Sudirman Centre,

Jl. Jenderal Sudirman No.Kav. 13-15 Lt 49,

RT.10/RW.11, Karet Tengsin, Kecamatan Tanah Abang,

Kota Jakarta Pusat, Daerah Khusus Ibukota Jakarta

Republic of Indonesia, 10220

Attention:	Hua Chen
Email:	cfo_office@polibeli.com

with copies (which shall not constitute actual or constructive notice) to:

Hogan Lovells

11/F, One Pacific Place

88 Queensway

Hong Kong

Attention:	Stephanie Tang, Esq.
Email:	Stephanie.Tang@hoganlovells.com

or to such other address or addresses as the Parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

10.4 Assignment. No Party hereto shall assign this Agreement or any part hereof without the prior written consent of the other Parties and any such transfer without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns.

10.5 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that (a) the SPAC Indemnified Parties (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 7.11, and (b) the Nonparty Affiliates are intended third-party beneficiaries of, and may enforce, Section 10.16.

10.6 Expenses. Except as otherwise set forth in this Agreement, each Party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement and the Transactions, including all fees of its legal counsel, investment bankers, brokers, finders, and other representatives or consultants; provided, that (i) if the Closing shall occur, the Company shall pay or cause to be paid the Unpaid Transaction Expenses in accordance with Section 4.3; (ii) if this Agreement is terminated by SPAC pursuant to Section 9.1(i), the Company shall pay and reimburse all out-of-pocket attorney fees incurred by SPAC and its Affiliates in connection with the preparation, negotiation and execution of the Transaction Agreements and the Transactions, by wire transfer of same day funds as promptly as reasonably practicable and, in any event, within ten (10) Business Days of the agreement by the Company Parties and SPAC of the amount of such fees payable; and (iii) if this Agreement is terminated by the Company pursuant to Section 9.1(e), SPAC shall pay and reimburse all out-of-pocket attorney fees incurred by the Company Parties and their respective Affiliates in connection with the preparation, negotiation and execution of the Transaction Agreements and the Transactions, by wire transfer of same day funds as promptly as reasonably practicable and, in any event, within ten (10) Business Days of the agreement by the Company Parties and SPAC of the amount of such fees payable. The Parties further agree that the payments set forth in this Section 10.6 shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) if this Agreement is terminated pursuant to Section 9.1; provided, that the foregoing shall not limit (x) each Party from liability for any willful breach of this Agreement, willful misconduct or fraud relating to events occurring prior to termination of this Agreement, or (y) the rights of each Party to seek specific performance or other injunctive relief under Section 10.15 in lieu of terminating this Agreement. No Party shall be liable to the other Parties for any indirect, punitive, special or consequential losses or damages arising out of this Agreement.

10.7 Governing Law; Jurisdiction.

(a) This Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Agreement, shall be governed by and construed in accordance with the Laws of the State of New York without regard to the conflicts of law principles thereof that would subject such matter to the Laws of another jurisdiction. Notwithstanding the foregoing, the Merger and the exercise of appraisal and dissenters’ rights under the Cayman Companies Act, the fiduciary or other duties of the board of directors of SPAC, the Company and Merger Sub with respect of the Merger, shall in each case be construed, performed and enforced in accordance with the Laws of the Cayman Islands.

(b) All Legal Proceedings arising under the Laws of the State of New York out of or relating to this Agreement shall be heard and determined exclusively in any federal court sitting in the Borough of Manhattan of The City of New York; provided, however, that if such federal court does not have jurisdiction over such Legal Proceedings, they shall be heard and determined exclusively in the Supreme Court of the State of New York, Commercial Division, sitting in the Borough of Manhattan of The City of New York (and any appellate court therefrom). Each of the Parties hereto agrees that mailing of process or other papers in connection with any such Legal Proceedings in the manner provided in Section 10.3 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the Parties hereto hereby (i) submits to the exclusive jurisdiction of the aforesaid courts for the purpose of any Legal Proceeding arising under the Laws of the State of New York out of or relating to this Agreement brought by any Party hereto, and (ii) irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Legal Proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason, other than the failure to serve process in accordance with this Section 10.7.

10.8 Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LEGAL REQUIREMENTS WHICH CANNOT BE WAIVED, EACH OF THE PARTIES AND ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS AGREEMENT, EACH OTHER TRANSACTION AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS, AND FOR ANY COUNTERCLAIM RELATING THERETO, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION AGREEMENTS AND THE CONSUMMATION OF THE TRANSACTIONS. FURTHERMORE, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

10.9 Company and SPAC Disclosure Letters. The Company Disclosure Letter and the SPAC Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Letter and/or the SPAC Disclosure Letter (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of applicable Disclosure Letter if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and shall not be deemed to constitute an acknowledgment by the Company or SPAC, as applicable that the matter is required to be disclosed by the terms of this Agreement, nor shall such disclosure be deemed (a) an admission of any breach or violation of any Contract or applicable Law, (b) an admission of any liability or obligation to any third party, or (c) to establish a standard of materiality.

10.10 Entire Agreement. (a) This Agreement (together with the Company Disclosure Letter and the SPAC Disclosure Letter), (b) the Registration Rights Agreement, the Subscription Agreements, the Lock-up Agreement, the Company Shareholder Support Agreement, the Sponsor Support Agreement and the Assumption, Assignment and Amendment Agreement or A&R Warrant Agreement (once prepared) (collectively, the “Ancillary Agreements”), (c) the confidentiality agreement, dated as of June 19, 2024, between SPAC and the Company (the “Nondisclosure Agreement”), (d) the other Transaction Agreements (including the Plan of Merger), and (e) any other documents and instruments and agreements among the Parties hereto as contemplated or referred to herein, constitute the entire agreement among the Parties to this Agreement relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties hereto or any of their respective Subsidiaries relating to the Transactions. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between such parties, except as expressly set forth in this Agreement and the Ancillary Agreements.

10.11 Amendments. Subject to applicable Law, the Parties hereto may modify or amend this Agreement, by written agreement executed and delivered by the duly authorized officers of each of the respective parties; provided, that no amendment shall be made to this Agreement after the Merger Effective Time; provided, further, that after receipt of SPAC Shareholder Approval, if any such amendment shall by applicable Law or SPAC’s Governing Documents require further approval of the SPAC Shareholders, the effectiveness of such amendment shall be subject to the approval of the SPAC Shareholders.

10.12 Publicity.

(a) All press releases or other public communications relating to the Transactions, and the method of the release for publication thereof, shall, prior to the Closing, be subject to the prior mutual approval of SPAC and the Company, which approval shall not be unreasonably withheld by any Party; provided, that no Party shall be required to obtain consent pursuant to this Section 10.12(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 10.12(a).

(b) The restriction in Section 10.12(a) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the Party making the announcement shall use its commercially reasonable efforts to consult with the other Party in advance as to its form, content and timing.

10.13 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

10.14 Headings; Counterparts. The table of contents and headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one (1) and the same instrument.

10.15 Enforcement. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of them in order to consummate the Merger) in accordance with its specified terms or otherwise breach or threaten to breach such provisions. The Parties acknowledge and agree that the Parties hereto shall be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof. Without limiting the foregoing, each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) there is adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or in equity. Any Party seeking an order or injunction to prevent breaches or threatened breaches and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

10.16 Non-Recourse. Except to the extent otherwise set forth in the Ancillary Agreements, all claims, obligations, liabilities, or causes of action (whether in contract or in tort, in law or in equity or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and such representations and warranties are those solely of) the Persons that are expressly identified as parties in the preamble to this Agreement (the “Contracting Parties”). No Person who is not a Contracting Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, shareholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor to any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, shareholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance or breach (other than as set forth in the Ancillary Agreements), and, to the maximum extent permitted by Law, each Contracting Party hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by Law, except to the extent otherwise set forth in the Ancillary Agreements: (a) each Contracting Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impose liability of a Contracting Party on any Nonparty Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise; and (b) each Contracting Party disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement.

10.17 Non-Survival. Except (x) as otherwise contemplated by Section 9.2, or (y) in the case of claims against a Person in respect of such Person’s willful misconduct or fraud, each of the representations and warranties in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations and warranties, shall not survive the Closing and shall terminate and expire upon the occurrence of the Merger Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained in this Agreement that by their terms expressly apply in whole or in part after the Closing, and then only with respect to any breaches occurring after the Closing and (b) this Article X.

10.18 Conflicts and Privilege. Each of the Parties hereby agrees on behalf of their respective successors and assigns (including after the Closing, the Merger Surviving Company) (all such parties, the “Acknowledging Parties”), that  any legal counsel (including Paul Hastings LLP (“PH”)) that represented SPAC or the Sponsor prior to the Closing,  may represent the Sponsor or SPAC or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Merger Surviving Company) (collectively, the “Sponsor Group”), in each case, solely in connection with any Action or obligation arising out of or relating to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby, notwithstanding its prior representation of the Sponsor, SPAC and its Subsidiaries, or other Acknowledging Parties. Each of the Parties, on behalf of itself and the Acknowledging Parties, hereby agrees that all legally privileged communications, between the Sponsor, SPAC, or its Subsidiaries, or any other member of the Sponsor Group, on the one hand, and PH (in its role as counsel to SPAC), on the other hand, made prior to the Closing, in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby, are privileged communications that do not pass to the Merger Surviving Company notwithstanding the Merger, and instead survive, remain with and are controlled by the Sponsor Group (the “Privileged Communications”), without any waiver thereof. The Parties, together with any of their successors or assigns, agree that no Person may use or rely on any of the Privileged Communications, whether located in the records or email server of the Merger Surviving Company and its Subsidiaries, in any Action against or involving any of the Parties after the Closing, and the Parties agree not to assert that any privilege has been waived as to the Privileged Communications, by virtue of the Merger. Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with SPAC or the Sponsor under a common interest agreement shall remain the privileged communications or information of the Merger Surviving Company.

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IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

CHENGHE ACQUISITION II CO.

By:	/s/ Shibin Wang
	Name:	Shibin Wang
	Title:	Director

[Signature Page to Business Combination Agreement]

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

POLIBELI GROUP LTD

By:	/s/ Yan Fucheng
	Name:	Yan Fucheng
	Title:	Director

POLIBELI MERGER ONE LIMITED

By:	/s/ Chen Hua
	Name:	Chen Hua
	Title:	Director

[Signature Page to Business Combination Agreement]

Exhibit A

Final Form

FORM OF REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (this “Agreement”) is entered into as of [_______], 2024 by and among:

(i)	Polibeli Group Ltd, a Cayman Islands exempted company limited by shares (the “Company”);

(ii)	Chenghe Acquisition II Co., a Cayman Islands exempted company (“SPAC”);

(iii)	XINGYUN INTERNATIONAL COMPANY LIMITED, a Cayman Islands limited liability company (the “Company Holder”); and

(iv)	certain equityholders and directors and officers of SPAC, listed on Schedule I hereto that will receive Company Ordinary Shares pursuant to the transactions contemplated by the Business Combination Agreement (as defined below) (each, a “SPAC Holder” and collectively, the “SPAC Holders,” together with the Company Holder and any Person or entity who hereafter becomes a party to this Agreement pursuant to Section 6.2 of this Agreement, each a “Holder” and collectively the “Holders”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement.

RECITALS

WHEREAS, the Company, Polibeli Merger One Limited, a Cayman Islands exempted company limited by shares and a direct wholly owned subsidiary of the Company (“Merger Sub”) and SPAC have entered into that certain Business Combination Agreement, dated as of [●], 2024 (as amended or supplemented from time to time, the “Business Combination Agreement”);

WHEREAS, upon the terms and subject to the conditions of the Business Combination Agreement and in accordance with the applicable provisions of the Companies Act (As Revised) of the Cayman Islands, the parties thereto desire to enter into a business combination transaction, whereby at the Merger Effective Time, Merger Sub will merge with and into SPAC (the “Merger”), the separate corporate existence of Merger Sub will cease and SPAC will be the surviving corporation and a wholly owned subsidiary of the Company (the “Business Combination”);

WHEREAS, SPAC and certain of the SPAC Holders are parties to that certain Registration and Rights Agreement, dated June 7, 2024 (as amended from time to time, the “Prior SPAC Agreement”);

WHEREAS, SPAC and the SPAC Holders desire to terminate the Prior SPAC Agreement in its entirety and to accept the rights created pursuant to this Agreement in lieu of the rights granted to them under the Prior SPAC Agreement; and

WHEREAS, the Company and the Company Holder desire to enter into this Agreement, pursuant to which the Company shall grant the Company Holder certain registration rights, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Exhibit A-1

Article 1
DEFINITIONS

The following capitalized terms used herein have the following meanings:

“Addendum Agreement” is defined in Section 6.2.

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Board, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement in order for the applicable Registration not to contain any Misstatement, (ii) would not be required to be made at such time if the Registration Statement were not being filed, and (iii) the Company has a bona fide business purpose for not making such information public.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, its capacity as a sole or managing member or otherwise. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; provided, that no Holder shall be deemed an Affiliate of the Company or any of its Subsidiaries for purposes of this Agreement and neither the Company nor any of its Subsidiaries shall be deemed an Affiliate of any Holder for purposes of this Agreement.

“Agreement” means this Agreement, as amended, restated, supplemented, or otherwise modified from time to time.

“Block Trade” means an offering and/or sale of Registrable Securities by any Holder on a block trade or underwritten basis (whether firm commitment or otherwise) without substantial marketing efforts prior to pricing, including, without limitation, a same day trade, overnight trade or similar transaction.

“Board” means the board of directors of the Company.

“Business Combination Agreement” is defined in the Recitals to this Agreement.

“Commission” means the SEC, or any other Federal agency then administering the Securities Act or the Exchange Act.

“Company” is defined in the Preamble to this Agreement.

“Company Holder” is defined in the Preamble to this Agreement.

“Demand Registration” is defined in Section 2.2.1.

“Demand Takedown” is defined in Section 2.1.6(a).

“Demanding Holder” is defined in Section 2.2.1.

“Effectiveness Period” is defined in Section 3.1.4.

Exhibit A-2

“Form F-1” means a Registration Statement on Form F-1.

“Form F-1 Shelf” has the meaning assigned to such term in Section 2.1.1.

“Form F-3” means a Registration Statement on Form F-3 or any similar short-form registration that may be available at such time.

“Form F-3 Shelf” has the meaning assigned to such term in Section 2.1.1.

“Holder” shall have the meaning given in the Preamble to this Agreement, for so long as such Person or entity holds any Registrable Securities.

“Holder Indemnified Party” is defined in Section 4.1.

“Indemnified Party” is defined in Section 4.3.

“Indemnifying Party” is defined in Section 4.3.

“Maximum Number of Shares” is defined in Section 2.2.4.

“Merger” is defined in the Recitals to this Agreement.

“Merger Sub” is defined in the Recitals to this Agreement.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated therein, or necessary to make the statements therein (in the case of any Registration Statement, in the light of the circumstances under which they were made) not misleading.

“New Registration Statement” is defined in Section 2.1.4.

“Notices” is defined in Section 6.5.

“NYSE” means the NYSE Group.

“Piggy-Back Registration” is defined in Section 2.3.1.

“Prior SPAC Agreement” is defined in the Recitals to this Agreement.

“Pro Rata” is defined in Section 2.2.4.

“Register,” “Registered” and “Registration” mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

Exhibit A-3

“Registrable Securities” means (a) any outstanding Company Ordinary Shares and Company Warrants (including Company Ordinary Shares issued or issuable upon the exercise, conversion, exchange or redemption of the Company Warrants) held by a Holder as of immediately following the Merger Effective Time, (b) any other equity security of the Company or any successor, issued or issuable with respect to any such Company Ordinary Shares in connection with the foregoing clause (a) by way of a share dividend or share split or in connection with a combination of shares, recapitalization, merger, consolidation, spin-off or reorganization; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (i) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged, in accordance with such Registration Statement; (ii) such securities shall have been otherwise transferred, and new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company to the transferee; (iii) such securities shall have ceased to be outstanding; (iv) such securities have been sold without registration pursuant to Section 4(a)(1) of the Securities Act or Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission); or (v) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration Statement” means a registration statement filed by the Company with the Commission in compliance with the Securities Act and the rules and regulations promulgated thereunder for a public offering and sale of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities (other than a registration statement on Form F-4 or Form S-8, or their successors, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another entity).

“Requesting Holder” is defined in Section 2.1.6(a).

“Resale Shelf Registration Statement” is defined in Section 2.1.1.

“SEC” means the United States Securities and Exchange Commission.

“SEC Guidance” is defined in Section 2.1.4.

“Selling Holders” is defined in Section 2.1.6(a)(ii).

“SPAC” is defined in the Preamble to this Agreement.

“SPAC Holders” is defined in the Preamble to this Agreement.

“Subsequent Shelf” has the meaning assigned to such term in Section 2.1.3.

“Transfer” means to (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the Commission promulgated thereunder, with respect to any the Company Ordinary Shares, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any the Company Ordinary Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction, including the filing of a registration statement specified in clause (i) or (ii). Notwithstanding the foregoing, a Transfer shall not be deemed to include (x) any transfer for no consideration if the donee, trustee, heir or other transferee has agreed in writing to be bound by the same terms under this Agreement to the extent and for the duration that such terms remain in effect at the time of the Transfer or (y) a transfer by a Sponsor Party to another Sponsor Party.

Exhibit A-4

“Underwriter” means a securities dealer who purchases any Registrable Securities as principal in an underwritten offering and not as part of such dealer’s market-making activities.

“Underwritten Demand Registration” means an underwritten public offering of Registrable Securities pursuant to a Demand Registration, as amended or supplemented.

“Underwritten Takedown” means an underwritten public offering of Registrable Securities pursuant to the Resale Shelf Registration Statement, as amended or supplemented.

Article 2
REGISTRATION RIGHTS.

2.1 Resale Shelf Registration Rights.

2.1.1 Registration Statement Covering Resale of Registrable Securities. Within sixty (60) calendar days following the Closing Date, the Company shall use its reasonable best efforts to prepare and file or cause to be prepared and filed with the Commission, a Registration Statement for a Shelf Registration on Form F-1 (the “Form F-1 Shelf”) or a Registration Statement for a Shelf Registration on Form F-3 (the “Form F-3 Shelf”, together with the Form F- 1 Shelf, the “Resale Shelf Registration Statement”, as the case may be), if the Company is then eligible to use a Form F-3 Shelf, in each case, for an offering to be made on a continuous or delayed basis pursuant to Rule 415 of the Securities Act registering the resale from time to time by Holders of all of the Registrable Securities (determined as of two (2) Business Days prior to such submission or filing). The Company shall use commercially reasonable efforts to cause the Resale Shelf Registration Statement to be declared effective as soon as possible after filing, but no later than the earlier of (a) the sixtieth (60th) calendar day following the filing date hereof if the Commission notifies the Company that it will “review” the Registration Statement, and (b) the tenth (10th) Business Day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review, and once effective, subject to the applicable Laws, to keep the Resale Shelf Registration Statement continuously effective under the Securities Act at all times until the expiration of the Effectiveness Period. In the event the Company files a Form F-1 Shelf, the Company shall use its commercially reasonable efforts to convert the Form F-1 Shelf (and any subsequent Resale Shelf Registration Statement) to a Form F-3 Shelf as soon as practicable after the Company is eligible to use a Form F-3 Shelf. The Company’s obligation under this Section 2.1.1, shall, for the avoidance of doubt, be subject to Section 3.2.

2.1.2 Notification and Distribution of Materials. The Company shall notify the Holders in writing of the effectiveness of the Resale Shelf Registration Statement and shall furnish to them, without charge, such number of copies of the Resale Shelf Registration Statement (including any amendments, supplements and exhibits), the Prospectus contained therein (including each preliminary prospectus and all related amendments and supplements) and any documents incorporated by reference in the Resale Shelf Registration Statement or such other documents as the Holders may reasonably request in order to facilitate the sale of the Registrable Securities in the manner described in the Resale Shelf Registration Statement.

Exhibit A-5

2.1.3 Amendments and Supplements. Subject to the provisions of Section 2.1.1 above, the Company shall promptly prepare and file with the Commission from time to time such amendments and supplements to the Resale Shelf Registration Statement and Prospectus used in connection therewith, as may be necessary to keep the Resale Shelf Registration Statement effective and to comply with the provisions of the Securities Act, with respect to the disposition of all the Registrable Securities during the Effectiveness Period. If a Resale Shelf Registration Statement ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall use commercially reasonable efforts to as promptly as is reasonably practicable (a) cause such Resale Shelf Registration Statement to again become effective under the Securities Act (including using commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Resale Shelf Registration Statement), (b) amend such Resale Shelf Registration Statement in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Resale Shelf Registration Statement, or (c) prepare and file an additional Resale Shelf Registration Statement (a “Subsequent Shelf”) registering the resale of all Registrable Securities (determined as of two (2) Business Days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. If a Subsequent Shelf is filed pursuant to this Section 2.1.3, the Company shall use commercially reasonable efforts to (a) cause such Subsequent Shelf to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof, and (b) keep such Subsequent Shelf continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf shall be on Form F-3 to the extent that the Company is eligible to use such form, and shall be an automatic shelf registration statement as defined in Rule 405 promulgated under the Securities Act if the Company is a well-known, seasoned issuer as defined in Rule 405 promulgated under the Securities Act, at the most recent applicable eligibility determination date. The Company’s obligation under this Section 2.1.3, shall, for the avoidance of doubt, be subject to Section 3.2.

2.1.4 Change in Registration. Notwithstanding the registration obligations set forth in this Section 2.1, in the event the Commission informs the Company that all of the Registrable Securities cannot, as a result of the application of Rule 415, be registered for resale as a secondary offering on a single registration statement, the Company agrees to promptly (i) inform each of the holders thereof and use its commercially reasonable efforts to file amendments to the Resale Shelf Registration Statement as required by the Commission and/or (ii) withdraw the Resale Shelf Registration Statement and file a new registration statement (a “New Registration Statement”), in either case covering the maximum number of Registrable Securities permitted to be registered by the Commission, on Form F-3 or such other form available, to register for resale the Registrable Securities as a secondary offering; provided, however, that prior to filing such amendment or New Registration Statement, the Company shall use its commercially reasonable efforts to advocate with the Commission for the registration of all of the Registrable Securities in accordance with any publicly-available, written or oral guidance; comments; requirements or requests of the Commission staff (the “SEC Guidance”), including without limitation, the Manual of Publicly Available Telephone Interpretations D.29. Notwithstanding any other provision of this Agreement, if any SEC Guidance sets forth a limitation of the number of Registrable Securities permitted to be registered on a particular Registration Statement as a secondary offering (and notwithstanding that the Company used commercially reasonable efforts to advocate with the Commission for the registration of all or a greater number of Registrable Securities), unless otherwise directed in writing by a Holder as to its Registrable Securities, the number of Registrable Securities to be registered on such Registration Statement will be reduced on a Pro Rata basis, based on the total number of Registrable Securities held by the Holders, and subject to a determination by the Commission that certain Holders must be reduced first, based on the number of Registrable Securities held by such Holders. In the event that the Company amends the Resale Shelf Registration Statement or files a New Registration Statement, as the case may be, under clauses (i) or (ii) above, the Company will use its commercially reasonable efforts to file with the Commission, as promptly as allowed by Commission or SEC Guidance provided to the Company or to registrants of securities in general, one or more registration statements on Form F-3 or such other form available, to register for resale those Registrable Securities that were not registered for resale on the Resale Shelf Registration Statement, as amended, or the New Registration Statement.

Exhibit A-6

2.1.5 Notice of Certain Events. The Company shall promptly notify the Holders in writing of any request by the Commission for any amendment or supplement to, or additional information in connection with, the Resale Shelf Registration Statement required to be prepared and filed hereunder (or Prospectus relating thereto). The Company shall promptly notify each Holder, in writing, of the filing of the Resale Shelf Registration Statement or any Prospectus, amendment or supplement related thereto, or any post-effective amendment to the Resale Shelf Registration Statement, and of the effectiveness of any post-effective amendment.

2.1.6 Underwritten Takedown.

(a) If the Company shall receive a request from the Holders of Registrable Securities with an estimated market value of at least US$25 million (the requesting holder(s) shall be referred to herein as the “Requesting Holder”) that the Company effect the Underwritten Takedown of all or any portion of the Requesting Holder’s Registrable Securities, and specifying the intended method of disposition thereof, then the Company shall promptly give notice of such requested Underwritten Takedown (each such request shall be referred to herein as a “Demand Takedown”) at least ten (10) Business Days prior to the anticipated filing date of the prospectus or supplement relating to such Demand Takedown to the other Holders, and thereupon shall use its commercially reasonable efforts to effect, as expeditiously as possible, the offering in such Underwritten Takedown of:

(i) subject to the restrictions set forth in Section 2.2.4, all Registrable Securities for which the Requesting Holder has requested such offering under Section 2.1.6, and

(ii) subject to the restrictions set forth in Section 2.2.4, all other Registrable Securities that any Holders of Registrable Securities (all such Holders, together with the Requesting Holder, the “Selling Holders”) have requested the Company to offer by request, received by the Company within seven (7) Business Days after such Holders receive the Company’s notice of the Demand Takedown, all to the extent necessary to permit the disposition (in accordance with the intended methods thereof as aforesaid) of the Registrable Securities so to be offered.

(b) Promptly after the expiration of the seven (7) Business Day period referred to in Section 2.1.6(a)(ii), the Company will notify all Selling Holders of the identities of the other Selling Holders and the number of Registrable Securities requested to be included therein.

(c) The Company shall only be required to effectuate no more than two (2) Underwritten Takedowns, after giving effect to Section 2.2.1.

(d) If the managing underwriter in an Underwritten Takedown advises the Company and the Requesting Holder(s) that, in its view, the number of shares of Registrable Securities requested to be included in such underwritten offering exceeds the largest number of shares that can be sold without having an adverse effect on such offering, including the price at which such shares can be sold, the shares included in such Underwritten Takedown will be reduced by the Registrable Securities held by the Selling Holders (applied on a Pro Rata basis, based on the total number of Registrable Securities held by such Holders, subject to a determination by the Commission that certain Holders must be reduced first, based on the number of Registrable Securities held by such Holders).

Exhibit A-7

2.1.7 Selection of Underwriters. The majority-in-interest of the Requesting Holders shall have the right to select an Underwriter or Underwriters in connection with such Underwritten Takedown, which Underwriter or Underwriters selected shall be approved by the Company. In connection with an Underwritten Takedown, the Company shall enter into customary agreements (including an underwriting agreement in customary form) and use commercially reasonable efforts to take such other actions as are reasonably required, in order to expedite or facilitate the disposition of the Registrable Securities in such Underwritten Takedown, including, if necessary, the engagement of a “qualified independent underwriter” in connection with the qualification of the underwriting arrangements with the Financial Industry Regulatory Authority, Inc.

2.1.8 Registrations effected pursuant to this Section 2.1 shall not be counted as Demand Registrations effected pursuant to Section 2.2.

2.1.9 Block Trades. Notwithstanding any other provision of this Agreement, if a Requesting Holder wishes to consummate a Block Trade (on either a Commission registered or non-registered basis), with a total offering price reasonably expected to exceed, in the aggregate, US$10,000,000, then notwithstanding the time periods and piggyback rights otherwise provided herein, such Requesting Holder shall, if it would like the assistance of the Company, endeavor to give the Company sufficient advance notice in order to prepare the appropriate documentation for such transaction. Such Requesting Holder, if requesting a Commission registered underwritten Block Trade, shall give the Company written notice of the transaction and the anticipated launch date of the transaction at least five (5) Business Days prior to the anticipated launch date of the transaction, and the Company shall as expeditiously as possible use commercially reasonable efforts to facilitate such Block Trade. Any Registration effected pursuant to this Section 2.1.9 shall be deemed an Underwritten Takedown, and within the cap on Underwritten Takedowns provided in Section 2.1.6(c). The Requesting Holder in a Block Trade shall have the right to select the Underwriters for such Block Trade (which shall consist of one or more reputable, nationally recognized investment banks), which shall be approved by the Company.

2.2 Demand Registration.

2.2.1 Request for Registration. During such time when there is no effective Resale Shelf Registration Statement, at any time, and from time to time after the Merger Effective Time, if any, (i) the SPAC Holders who hold at least twenty per cent (20%) of the Registrable Securities held by all SPAC Holders or (ii) the Company Holder, as the case may be, may make a written demand for Registration under the Securities Act of all or any portion of their Registrable Securities on Form F-1 or any similar, long-form Registration or, if then available, on Form F-3. Each registration requested pursuant to this Section 2.2.1 is referred to herein as a “Demand Registration.” Any demand for a Demand Registration shall specify the number of shares of Registrable Securities proposed to be sold and the intended method(s) of distribution thereof. The Company will, within ten (10) Business Days of its receipt of the Demand Registration, notify all Holders that are Holders of Registrable Securities of the demand, and each such Holder of Registrable Securities who wishes to include all or a portion of such Holder’s Registrable Securities in the Demand Registration (each such Holder including shares of Registrable Securities in such registration, a “Demanding Holder”) shall so notify the Company within five (5) days after the receipt by the Holder of the notice from the Company. Upon any such request, the Demanding Holders shall be entitled to have their Registrable Securities included in the Demand Registration, subject to Section 2.2.4 and the provisos set forth in Section 3.1.1. The Company shall not be obligated to effect: (a) more than one (1) Demand Registration during any twelve (12)-month period; or (b) more than four (4) Underwritten Demand Registrations in respect of all Registrable Securities, in the aggregate, held by the Holders, provided that if the Registrable Securities sought to be included in the Registration pursuant to this Section 2.2.1 are not fully included in such Registration solely due to the action or inaction of the Company, then such Registration shall not be deemed to constitute a Demand Registration pursuant to this Section 2.2.1.

Exhibit A-8

2.2.2 Effective Registration. A Registration will not count as a Demand Registration unless and until (i) the Registration Statement filed with the Commission with respect to such Demand Registration has been declared effective by the Commission and (ii) the Company has complied with all of its obligations under this Agreement with respect thereto in all material respects; provided, however, that if, after such Registration Statement has been declared effective, the offering of Registrable Securities pursuant to a Demand Registration is interfered with by any stop order or injunction of the Commission or any other governmental agency or court, the Registration Statement with respect to such Demand Registration will be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders thereafter elect to continue the offering.

2.2.3 Underwritten Offering. If the Demanding Holders so elect and such Holders so advise the Company as part of their written demand for a Demand Registration, the offering of such Registrable Securities pursuant to such Demand Registration shall be in the form of an underwritten offering with an estimated market value of at least US$50 million. In such an event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting, and the inclusion of such Holder’s Registrable Securities in the underwriting, to the extent provided herein. All Demanding Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such underwriting by the Holders initiating the Demand Registration, and subject to the approval of the Company, provided that such approval shall not be withheld by the Company unreasonably.

2.2.4 Reduction of Offering. If the managing Underwriter or Underwriters for a Demand Registration that is to be an underwritten offering advises the Company and the Demanding Holders in writing that the dollar amount or number of shares of Registrable Securities which the Demanding Holders desire to sell, taken together with all other the Company Ordinary Shares or other securities which the Company desires to sell and the Company Ordinary Shares, if any, as to which registration has been requested pursuant to written contractual piggy-back registration rights held by other shareholders of the Company who desire to sell, exceeds the maximum dollar amount or maximum number of shares that can be sold in such offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of shares, as applicable, the (“Maximum Number of Shares”)), then the Company shall include in such registration: (i) the Registrable Securities as to which Demand Registration has been requested by the Demanding Holders (pro rata in accordance with the number of shares that each such Person has requested be included in such registration, regardless of the number of shares held by each such Person (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Shares; (ii) to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (i), the Company Ordinary Shares or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; (iii) to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (i) and (ii), the Company Ordinary Shares or other securities for the account of other Persons that the Company is obligated to register pursuant to written contractual arrangements with such Persons, as to which “piggy-back” registration has been requested by the Holders thereof, Pro Rata, that can be sold without exceeding the Maximum Number of Shares.

Exhibit A-9

2.2.5 Withdrawal. If a majority-in-interest of the Demanding Holders disapprove of the terms of any underwriting or are not entitled to include all of their Registrable Securities in any offering, such majority-in-interest of the Demanding Holders may elect to withdraw from such offering by giving written notice to the Company and the Underwriter or Underwriters of their request to withdraw prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Demand Registration. If the majority-in-interest of the Demanding Holders withdraws from a proposed offering relating to a Demand Registration, then either the Demanding Holders shall reimburse the Company for the costs associated with the withdrawn registration (in which case such registration shall not count as a Demand Registration provided for in Section 2.2) or the withdrawn registration shall count as a Demand Registration provided for in Section 2.2.

2.3 Piggy-Back Registration.

2.3.1 Piggy-Back Rights. If the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, by the Company for its own account or for shareholders of the Company for their account (or by the Company and by shareholders of the Company) including, without limitation, pursuant to Section 2.1, other than a Registration Statement (i) filed pursuant to Section 2.1 hereof; (ii) filed in connection with any employee stock option or other benefit plan, (iii) for an exchange offer or offering of securities solely to the Company Holder, (iv) for an offering of debt that is convertible into equity securities of the Company, (v) filed on Form F-4, related to any merger, acquisition or business combination, (vi) for a dividend reinvestment plan or (vii) filed in connection with a Block Trade by one or more holders of Registrable Securities in accordance with Section 2.1.9, then the Company shall (x) give written notice of such proposed filing to the Holders of Registrable Securities as soon as practicable but in no event less than ten (10) days before the anticipated filing date, which notice shall describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, of the offering, and (y) offer to the Holders of Registrable Securities in such notice the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within five (5) days following receipt of such notice (a “Piggy-Back Registration”). The Company shall cause such Registrable Securities to be included in such Piggy-Back Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of a proposed underwritten offering to permit the Registrable Securities requested to be included in a Piggy-Back Registration on the same terms and conditions as any similar securities of the Company, and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All Holders of Registrable Securities proposing to distribute their securities through a Piggy-Back Registration that involves an Underwriter or Underwriters shall enter into an underwriting agreement in customary form, with the Underwriter or Underwriters selected for such Piggy-Back Registration, which shall be approved by the Company.

Exhibit A-10

2.3.2 Reduction of Offering. If the managing Underwriter or Underwriters for a Piggy-Back Registration that is to be an underwritten offering advises the Company and the Holders of Registrable Securities in writing that the dollar amount or number of the Company Ordinary Shares which the Company desires to sell, taken together with the Company Ordinary Shares, if any, as to which registration has been demanded pursuant to written contractual arrangements with Persons other than the Holders of Registrable Securities hereunder and the Registrable Securities as to which registration has been requested under this Section 2.3, exceeds the Maximum Number of Shares, then the Company shall include in any such registration:

(a) If the Registration is undertaken for the Company’s account: (i) the Company Ordinary Shares or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; and (ii) to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (i), the Company Ordinary Shares or other securities, if any, comprised of Registrable Securities, as to which registration has been requested pursuant to the terms hereof, that can be sold without exceeding the Maximum Number of Shares, Pro Rata; and (iii) to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (i) and (ii), the Company Ordinary Shares or other securities for the account of other persons that the Company is obligated to register pursuant to written contractual piggy-back registration rights with such Persons and that can be sold without exceeding the Maximum Number of Shares; and

(b) If the registration is a “demand” registration undertaken at the demand of Persons other than the Holders of Registrable Securities, (i) the Company Ordinary Shares or other securities for the account of the demanding Persons that can be sold without exceeding the Maximum Number of Shares; (ii) to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (i), the Company Ordinary Shares or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; (iii) to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (i) and (ii), the Company Ordinary Shares or other securities, if any, comprised of Registrable Securities, Pro Rata, as to which registration has been requested pursuant to the terms hereof, that can be sold without exceeding the Maximum Number of Shares; and (iv) to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (i), (ii) and (iii), the Company Ordinary Shares or other securities for the account of other Persons that the Company is obligated to register, pursuant to written contractual arrangements with such Persons, that can be sold without exceeding the Maximum Number of Shares.

2.3.3 Withdrawal. Any Holder of Registrable Securities may elect to withdraw such Holder’s request for inclusion of Registrable Securities in any Piggy-Back Registration by giving written notice to the Company of such request to withdraw, prior to the effectiveness of the Registration Statement. The Company (whether on its own determination or as the result of a withdrawal by Persons making a demand pursuant to written contractual obligations) may withdraw a Registration Statement at any time prior to the effectiveness of such Registration Statement. Notwithstanding any such withdrawal, the Company shall pay all expenses incurred by the Holders of Registrable Securities in connection with such Piggy-Back Registration, as provided in Section 3.3.

Exhibit A-11

2.3.4 Unlimited Piggy-Back Rights. For purposes of clarity, any Registration effected pursuant to Section 2.3 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.2 hereof, and there shall be no limit on the number of Piggy-Back Registrations.

Article 3
REGISTRATION PROCEDURES.

3.1 Filings; Information. Whenever the Company is required to effect the registration of any Registrable Securities pursuant to Article 2 or effecting an underwritten Block Trade, the Company shall use commercially reasonable efforts to effect the registration and sale of such Registrable Securities in accordance with the intended method(s) of distribution thereof as expeditiously as practicable, and in connection with any such request:

3.1.1 Filing Registration Statement. The Company shall use commercially reasonable efforts to, as expeditiously as possible after receipt of a request for a Demand Registration pursuant to Section 2.2, prepare and file with the Commission a Registration Statement on any form for which the Company then qualifies or which counsel for the Company shall deem appropriate and which form shall be available for the sale of all Registrable Securities to be registered thereunder in accordance with the intended method(s) of distribution thereof, and shall use its commercially reasonable efforts to cause such Registration Statement to become effective and use its commercially reasonable efforts to keep it effective for the Effectiveness Period; provided, however, that the Company shall have the right to defer any Demand Registration for up to sixty (60) days, and any Piggy-Back Registration for such period as may be applicable to deferment of any “demand” registration to which such Piggy-Back Registration relates, in each case if the Company shall furnish to the Holders a certificate signed by the chief executive officer or chief financial officer of the Company stating that, in the good faith judgment of the Board, it would be materially detrimental to the Company and its shareholders for such Registration Statement to be effected at such time.

3.1.2 Limitations. The Company shall not have the right to exercise the right set forth in the immediately preceding section on more than one occasion for more than sixty (60) total days in aggregate during any twelve (12)-month period.

3.1.3 Copies. The Company shall, at least ten (10) days prior to filing a Registration Statement or prospectus, or any amendment or supplement thereto, furnish to the Holders of Registrable Securities included in such registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such Registration Statement (including each preliminary prospectus), and such other documents as the Holders of Registrable Securities included in such registration or legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders.

3.1.4 Amendments and Supplements. The Company shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and in compliance with the provisions of the Securities Act until all Registrable Securities and other securities covered by such Registration Statement have been disposed of in accordance with the intended method(s) of distribution set forth in such Registration Statement or such securities have been withdrawn (the “Effectiveness Period”).

Exhibit A-12

3.1.5 Notification. After the filing of a Registration Statement, the Company shall promptly, and in no event more than five (5) Business Days after the occurrence of any of the events set forth in this section, notify the Holders of Registrable Securities included in such Registration Statement of such filing, and shall further notify such holders promptly and confirm such advice in writing in all events: (i) when such Registration Statement becomes effective; (ii) when any post-effective amendment to such Registration Statement becomes effective; (iii) the issuance or threatened issuance by the Commission of any stop order (and the Company shall take all actions required to prevent the entry of such stop order or to remove it if entered); and (iv) any request by the Commission for any amendment or supplement to such Registration Statement or any prospectus relating thereto or for additional information or of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of the securities covered by such Registration Statement, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Company shall promptly make available to the holders of Registrable Securities included in such Registration Statement any such supplement or amendment prepared in connection with the immediate preceding proviso; provided, that before filing with the Commission a Registration Statement or prospectus or any amendment or supplement thereto, including documents incorporated by reference, the Company shall furnish to the holders of Registrable Securities included in such Registration Statement and to the legal counsel for any such holders, copies of all such documents proposed to be filed sufficiently in advance of filing to provide such holders and legal counsel with a reasonable opportunity to review such documents and comment thereon.

3.1.6 Securities Laws Compliance. The Company shall use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” Laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may reasonably request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other Governmental Authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph or subject itself to taxation in any such jurisdiction.

3.1.7 Agreements for Disposition. The Company shall use its commercially reasonable efforts to enter into customary agreements (including, if applicable, an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities. The representations, warranties and covenants of the Company in any underwriting agreement which are made to or for the benefit of any Underwriters, to the extent applicable, shall also be made to and for the benefit of the Holders of Registrable Securities included in such registration statement, and the representations, warranties and covenants of the Holders of Registrable Securities included in such registration statement in any underwriting agreement which are made to or for the benefit of any Underwriters, to the extent applicable, shall also be made to and for the benefit of the Company.

Exhibit A-13

3.1.8 Comfort Letter. The Company shall obtain a “cold comfort” letter from the Company’s independent registered public accountants or auditor in the event of an underwritten offering, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders.

3.1.9 Opinions. On the date the Registrable Securities are delivered for sale pursuant to any Registration, the Company shall obtain an opinion and an negative assurance letter, dated such date, of one (1) counsel representing the Company for the purposes of such Registration, addressed to the Holders participating in such Registration, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which as the Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority in interest of the participating Holders.

3.1.10 Cooperation. The chief executive officer of the Company, the chief financial officer of the Company, the chief accounting officer of the Company and all other officers and members of the management of the Company shall cooperate fully in any offering of Registrable Securities hereunder, which cooperation shall include, without limitation, the preparation of the Registration Statement with respect to such offering and all other offering materials and related documents, and participation in meetings with Underwriters, attorneys, accountants and potential Holders. The Company shall use its reasonable efforts to make available the chief executive officer of the Company, the chief financial officer of the Company and all other officers and members of the management of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any underwritten offering.

3.1.11 Records. Upon execution of confidentiality agreements, the Company shall make available for inspection by the Holders of Registrable Securities included in such Registration Statement, any Underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other professional retained by any Holder of Registrable Securities included in such Registration Statement or any Underwriter, all financial and other records, pertinent corporate documents and properties of the Company, as shall be necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees to supply all information requested by any of them in connection with such Registration Statement.

3.1.12 Earnings Statement. The Company shall comply with all applicable rules and regulations of the Commission and the Securities Act, and make available to its shareholders, as soon as practicable, an earnings statement covering a period of twelve (12) months, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.

3.1.13 Listing. The Company shall cause all Registrable Securities included in any Registration Statement to be listed on such exchanges or otherwise designated for trading in the same manner as similar securities issued by the Company are then listed or designated.

Exhibit A-14

3.1.14 Market Stand-Off. In connection with any underwritten offering of equity securities of the Company (other than a Block Trade) in which a Holder participates, such Holder agrees that it shall not Transfer any the Company Ordinary Shares or other equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the ninety (90)-day period (or such shorter time agreed to by the managing Underwriters) beginning on the date of pricing of such offering, except as expressly permitted by such lock-up agreement or in the event the managing Underwriters otherwise agree by written consent. Each Holder agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders); provided, that, such agreement shall not be materially more restrictive than any similar agreement entered into by the directors and executive officers of the Company participating in such underwritten offering; provided, further, that such agreement shall provide that any early release of any Holder from the provisions of the terms of such agreement shall be on a Pro Rata basis among all Holders.

3.2 Obligation to Suspend Distribution. Upon receipt of any notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each Holder of Registrable Securities included in any registration shall immediately discontinue disposition of such Registrable Securities, pursuant to the Registration Statement covering such Registrable Securities, until such Holder receives the supplemented or amended prospectus contemplated by Section 3.1.4 or it is advised by the Company in writing that the use of the Registration Statement can be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company control, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than thirty (30) days, determined in good faith by the Board to be necessary for such purpose. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.2.

3.3 Registration Expenses. Except as set forth in Section 2.2.5, the Company shall bear all costs and expenses incurred in connection with the preparation, printing and distribution of the Resale Shelf Registration Statement pursuant to Section 2.1, any Demand Registration pursuant to Section 2.1, any Demand Takedown pursuant to Section 2.1.6(a)(i), any Piggy-Back Registration pursuant to Section 2.3, and all expenses incurred in performing or complying with its other obligations under this Agreement, whether or not the Registration Statement becomes effective, including, without limitation: (i) all registration and filing fees; (ii) fees and expenses of compliance with securities or “blue sky” Laws (including fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of the Registrable Securities); (iii) printing expenses; (iv) the Company’s internal expenses (including, without limitation, all salaries and expenses of its officers and employees); (v) the fees and expenses incurred in connection with the listing of the Registrable Securities as required by Section 3.1.13; (vi) Financial Industry Regulatory Authority fees; (vii) fees and disbursements of counsel for the Company and fees and expenses for independent certified public accountants retained by the Company; (viii) the fees and expenses of any special experts retained by the Company in connection with such registration, and (ix) the reasonable fees and expenses of one legal counsel selected by the Demanding Holders of a majority-in-interest of the Registrable Securities included in such registration, not to exceed $100,000 without the consent of the Company. The Company shall have no obligation to pay any underwriting discounts or selling commissions attributable to the Registrable Securities being sold by the Holders thereof, which underwriting discounts or selling commissions shall be borne by such Holders. Additionally, in an underwritten offering, all participating Holders and the Company shall bear the expenses of the Underwriter Pro Rata in proportion to the respective amount of shares each is selling in such offering.

Exhibit A-15

3.4 Information. The Holders of Registrable Securities shall promptly provide such information as may reasonably be requested by the Company, or the managing Underwriter, if any, in connection with the preparation of any Registration Statement, including amendments and supplements thereto, in order to effect the registration of any Registrable Securities under the Securities Act and in connection with the Company’s obligation to comply with Federal and applicable state securities Laws.

Article 4
INDEMNIFICATION AND CONTRIBUTION.

4.1 Indemnification by the Company. The Company agrees to indemnify and hold harmless, to the fullest extent permitted by applicable Law, each Holder, and each of their respective officers, directors and agents, and each Person, if any, who controls such Holder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) (each, a “Holder Indemnified Party”), from and against any losses, judgments, claims, damages or liabilities, whether joint or several, arising out of or based upon any untrue statement (or allegedly untrue statement) of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained in the Registration Statement, or any amendment or supplement to such Registration Statement, or arising out of or based upon any omission (or alleged omission) to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of the Securities Act or any rule or regulation promulgated thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration; and the Company shall promptly reimburse the Holder Indemnified Party for any legal and any other expenses reasonably incurred by such Holder Indemnified Party in connection with investigating and defending any such expense, loss, judgment, claim, damage, liability or Action; provided, however, that the Company will not be liable in any such case to the extent that any such expense, loss, claim, damage or liability arises out of or is based upon any untrue statement or allegedly untrue statement or omission or alleged omission made in such Registration Statement, preliminary prospectus, final prospectus, or summary prospectus, or any such amendment or supplement, in reliance upon and in conformity with information furnished to the Company, in writing, by such selling Holder expressly for use therein, or is based on any selling Holder’s violation of the federal securities Laws (including Regulation M) or failure to sell the Registrable Securities in accordance with the plan of distribution contained in the prospectus.

4.2 Indemnification by Holders of Registrable Securities. Each selling Holder of Registrable Securities will, in the event that any Registration is being effected under the Securities Act pursuant to this Agreement of any Registrable Securities held by such selling Holder, indemnify and hold harmless the Company, each of its directors, officers and agents, and each Person who controls the Company, and each other selling Holder and each other Person, if any, who controls another selling Holder within the meaning of the Securities Act, against any losses, claims, judgments, damages or liabilities, whether joint or several, insofar as such losses, claims, judgments, damages or liabilities (or Actions in respect thereof) arise out of or are based upon any untrue statement or allegedly untrue statement of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained in the Registration Statement, or any amendment or supplement to the Registration Statement, or arise out of or are based upon any omission or the alleged omission to state a material fact required to be stated therein or necessary to make the statement therein not misleading, if the statement or omission was made in reliance upon and in conformity with information furnished in writing to the Company by such selling Holder expressly for use therein, or is based on any selling Holder’s violation of the federal securities Laws (including without limitation to Regulation M and Securities Act, as well as any rule or regulation promulgated thereunder applicable to such Holder and relating to action or inaction required of such Holder in connection with any such registration) or failure to sell the Registrable Securities in accordance with the plan of distribution contained in the prospectus, and shall reimburse the Company, its directors, officers, agents and each Person who controls the Company, and each other selling Holder or their respective directors, officers, agents or controlling Persons for any legal or other expenses reasonably incurred by any of them in connection with investigation or defending any such loss, claim, damage, liability or Action. Each selling Holder’s indemnification obligations hereunder shall be several and not joint and shall be limited to the amount of any net proceeds actually received by such selling Holder in connection with such Registration.

Exhibit A-16

4.3 Conduct of Indemnification Proceedings. Promptly after receipt by any Person of any notice of any loss, claim, damage or liability or any Action in respect of which indemnity may be sought pursuant to Sections 4.1 or 4.2, such Person (the “Indemnified Party”) shall, if a claim in respect thereof is to be made against any other Person for indemnification hereunder, notify such other Person (the “Indemnifying Party”) in writing of the loss, claim, judgment, damage, liability or Action; provided, however, that the failure by the Indemnified Party to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which the Indemnifying Party may have to such Indemnified Party hereunder, except and solely to the extent the Indemnifying Party is actually prejudiced by such failure. If the Indemnified Party is seeking indemnification with respect to any claim or Action brought against the Indemnified Party, then the Indemnifying Party shall be entitled to participate in such claim or Action, and, to the extent that it wishes, jointly with all other Indemnifying Parties, to assume control of the defense thereof with counsel satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume control of the defense of such claim or Action, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that in any Action in which both the Indemnified Party and the Indemnifying Party are named as defendants, the Indemnified Party shall have the right to employ separate counsel (but no more than one such separate counsel, which counsel is reasonably acceptable to the Indemnifying Party) to represent the Indemnified Party and its controlling Persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Indemnified Party against the Indemnifying Party, with the fees and expenses of such counsel to be paid by such Indemnifying Party if, based upon the written opinion of counsel of such Indemnified Party, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, consent to entry of judgment or effect any settlement of any claim or pending or threatened proceeding in respect of which the Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such judgment or settlement includes an unconditional release of such Indemnified Party from all liability arising out of such claim or proceeding. The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the Indemnified Party and shall survive the transfer of Registrable Securities.

4.4 Contribution.

4.4.1 If the indemnification provided for in the foregoing Sections 4.1, 4.2 and 4.3 is unavailable to any Indemnified Party in respect of any loss, claim, damage, liability or Action referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage, liability or Action in the foregoing Sections 4.1 or 4.2, as applicable, in such proportion as is appropriate to reflect the relative fault of the Indemnified Parties and the Indemnifying Parties in connection with the actions or omissions which resulted in such loss, claim, damage, liability or Action in the foregoing Sections 4.1 or 4.2, as applicable, as well as any other relevant equitable considerations. The relative fault of any Indemnified Party and any Indemnifying Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such Indemnified Party or such Indemnifying Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

4.4.2 The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.4.2 were determined by Pro Rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding Section 4.4.1.

4.4.3 The amount paid or payable by an Indemnified Party as a result of any loss, claim, damage, liability or Action referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses incurred by such Indemnified Party in connection with investigating or defending any such Action or claim. Notwithstanding the provisions of this Section 4.4, no Holder of Registrable Securities shall be required to contribute any amount in excess of the dollar amount of the net proceeds (after payment of any underwriting fees, discounts, commissions or taxes) actually received by such Holder from the sale of Registrable Securities which gave rise to such contribution obligation. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

Exhibit A-17

Article 5
RE-SALE RIGHT AND RULE 144 REPORTING

5.1 Re-Sale Right. Subject to the lock-up provisions in the Transaction Documents, the Company shall, at its own cost, use its commercially reasonable efforts to assist the Holder in the sale or disposition of, and to enable the Holder to sell under Rule 144, the maximum number of its Registrable Securities, including, without limitation: (a) the prompt delivery of applicable instruction letters to the Company’s transfer agent to remove legends from the Holder’s share certificates, (b) causing the prompt delivery of appropriate legal opinions from the Company’s counsel in forms reasonably satisfactory to the Holder’s counsel, (c) if the Company has depositary receipts listed or traded on any exchange or inter-dealer quotation system, (i) the prompt delivery of instruction letters to the Company’s share registrar and depositary agent to convert the Holder’s securities into depositary receipts or vice versa, or similar instruments to be deposited in or transfer out of the Holder’s brokerage account(s), (ii) the prompt payment of all costs and fees related to such depositary facility, including conversion fees and maintenance fees for Registrable Securities held by the Holder, and (iii) taking any and all other steps necessary to facilitate the conversion into depositary receipts or similar instruments (for the avoidance of doubt, the Company shall not be obligated to pay any American depositary share issuance or transfer fees or expenses and stock transfer taxes in relation to any sale or disposition of the Registrable Securities).

5.2 Rule 144 Reporting. The Company agrees to use commercial reasonable efforts to: (a) make and keep public information available, as those terms are understood and defined in Rule 144, at all times; (b) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and (c) furnish to the Holder promptly upon request (i) a written statement by the Company as to its compliance with the reporting requirements of Rule 144, the Securities Act and the Exchange Act, or its qualification as a registrant whose securities may be resold pursuant to Form F-3 (at any time after it so qualifies) in all material respects, (ii) a copy of the most recent annual or quarterly report of the Company, and (iii) such other reports and documents of the Company as the Holder may reasonably request in availing itself of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to Form F-3.

Article 6
MISCELLANEOUS.

6.1 Other Registration Rights and Arrangements. SPAC represents and warrants that no other shareholders of SPAC, other than a SPAC Holder has any right to require the Company to register any of the Company Ordinary Shares for sale or to include the Company Ordinary Shares in any registration filed by the Company for the sale of shares for its own account or for the account of any other Person. The Company represents and warrants, except as disclosed in Section 5.7(c) of the Company Disclosure Letter, that no other shareholder of the Company, other than the Company Holder, has any right to require the Company to register any of the Company Ordinary Shares for sale or to include the Company Ordinary Shares in any registration filed by the Company for the sale of shares for its own account or for the account of any other Person. SPAC and the SPAC Holders hereby terminate the Prior SPAC Agreement, which shall be of no further force and effect and is hereby superseded and replaced in its entirety by this Agreement.

6.2 Assignment; No Third Party Beneficiaries. This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part. This Agreement and the rights, duties and obligations of the Holders of Registrable Securities hereunder may be freely assigned or delegated by such Holder of Registrable Securities in conjunction with and to the extent of any permitted transfer of Registrable Securities by any such Holder. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties hereto and their respective successors and assigns and the Holders of Registrable Securities and their respective successors and permitted assigns. This Agreement is not intended to confer any rights or benefits on any Persons that are not party hereto other than as expressly set forth in Article 4 and this Section 6.2. The rights of a Holder of Registrable Securities under this Agreement may be transferred by such a Holder to a transferee who acquires or holds Registrable Securities; provided, however, that such transferee has executed and delivered to the Company a properly completed agreement, to be bound by the terms of this Agreement substantially in form, attached hereto as Exhibit A (an “Addendum Agreement”), and the transferor shall have delivered to the Company, no later than thirty (30) days following the date of the transfer, written notification of such transfer setting forth the name of the transferor, the name and address of the transferee, and the number of Registrable Securities so transferred. The execution of an Addendum Agreement shall constitute a permitted amendment of this Agreement.

Exhibit A-18

6.3 Amendments and Modifications. Upon the written consent of the Company, the Sponsor and the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment or modification hereto or waiver hereof that adversely affects one Holder, solely in his, her or its capacity as a holder of share capital of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

6.4 Term. This Agreement shall terminate upon the earlier of (i) the seventh (7th) anniversary of the date of this Agreement or (ii) the date as of which (a) all of the Registrable Securities have been sold, pursuant to a Registration Statement (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder (or any successor rule promulgated thereafter by the Commission)) or (b) the Holders of all Registrable Securities are permitted to sell the Registrable Securities under Rule 144 (or any similar provision) under the Securities Act without limitation on the amount of securities sold or the manner of sale; provided, further, that with respect to any Holder, such Holder will have no rights under this Agreement and all obligations of the Company to such Holder under this Agreement shall terminate upon the earliest date (x) such Holder ceases to hold any Registrable Securities and (y) such Holder is permitted to sell the Registrable Securities under Rule 144 (or any similar provision) under the Securities Act without limitation on the amount of securities sold or the manner of sale. Notwithstanding anything herein to the contrary, the provisions of this Article 6 (including with respect to any defined term as used therein, whether or not such defined term is defined therein) shall survive, and remain in full force and effect following, any termination of this Agreement.

6.5 Notices. All notices, demands, requests, consents, approvals or other communications (collectively, “Notices”) required or permitted to be given hereunder, or which are given with respect to this Agreement, shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt by other than automatic means, whether electronic or otherwise), (b) when sent by email (with no automated reply, such as an out-of-office notification, no mail undeliverable notification or other rejection notice), or (c) one (1) Business Day following the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses or email addresses (or to such other address or email address as a party may have specified by notice given to the other party pursuant to this provision):

If to the Company:

Polibeli Group Ltd

Lt 49th Sahid Sudirman Centre,

Jl. Jenderal Sudirman No.Kav. 13-15 Lt 49,

RT.10/RW.11, Karet Tengsin, Kecamatan Tanah Abang,

Kota Jakarta Pusat, Daerah Khusus Ibukota Jakarta

Republic of Indonesia, 10220

Attention: Hua Chen

Email: cfo_office@polibeli.com

with copies (which shall not constitute actual or constructive notice) to:

Hogan Lovells

11/F, One Pacific Place

88 Queensway

Hong Kong

Attention: Stephanie Tang, Esq.

Email: Stephanie.Tang@hoganlovells.com

If to Company Holder:

XINGYUN INTERNATIONAL COMPANY LIMITED

Room 801, Building A,

NantouCity Lotus Plaza,

No. 3186 Nanshan Avenue,

Nanshan District,

Shenzhen, Guangdong Province, China

Attention: Wang Wei

Email: wang.wei@xingyungroup.com

If to a SPAC Holder, to the address set forth under such SPAC Holder’s signature to this Agreement.

Exhibit A-19

6.6 Governing Law; Jurisdiction. This Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Agreement, shall be governed by and construed in accordance with the Laws of the State of New York without regard to the conflicts of law principles thereof that would subject such matter to the Laws of another jurisdiction. All legal proceedings arising under the Laws of the State of New York out of or relating to this Agreement shall be heard and determined exclusively in any federal court sitting in the Borough of Manhattan of The City of New York, provided, however, that if such federal court does not have jurisdiction over such legal proceedings, they shall be heard and determined exclusively in the Supreme Court of the State of New York, Commercial Division, sitting in the Borough of Manhattan of The City of New York (and any appellate court therefrom). Each of the parties hereto agrees that mailing of process or other papers in connection with any such legal proceedings in the manner provided in Section 6.5 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby (i) submits to the exclusive jurisdiction of the aforesaid courts for the purpose of any legal proceeding arising under the Laws of the State of New York out of or relating to this Agreement brought by any party hereto, and (ii) irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any legal proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason other than the failure to serve process in accordance with this Section 6.6.

6.7 WAIVER OF TRIAL BY JURY. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LEGAL REQUIREMENTS WHICH CANNOT BE WAIVED, EACH OF THE PARTIES AND ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS AGREEMENT, EACH OTHER TRANSACTION AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS, AND FOR ANY COUNTERCLAIM RELATING THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION AGREEMENTS AND THE CONSUMMATION OF THE TRANSACTIONS. FURTHERMORE, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

6.8 Entire Agreement. This Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written, including without limitation the Prior SPAC Agreement.

6.9 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Exhibit A-20

6.10 Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.11 Specific Performance The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with its specified terms or otherwise breach or threaten to breach such provisions. The parties acknowledge and agree that the parties hereto shall be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof. Without limiting the foregoing, each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) there is adequate remedy at law, or (ii) an award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an order or injunction to prevent breaches or threatened breaches and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

6.12 Other Business Opportunities. The parties expressly acknowledge and agree that to the fullest extent permitted by applicable Law, and for the avoidance of doubt: (i) the Sponsor (including (a) its Affiliates, (b) any portfolio company in which it or any of its Affiliates or investment fund Affiliates have made a debt or equity investment (and vice versa), or (c) any of their respective limited partners, non-managing members (or other similar, direct or indirect investors)) has the right to, and shall have no duty (fiduciary, contractual or otherwise) not to, directly or indirectly engage in and possess interests in other business ventures of every type and description, including those engaged in the same or similar business activities or lines of business as the Company or any of its Subsidiaries or deemed to be competing with the Company or any of its Subsidiaries, on its own account, or in partnership with, or as an employee, officer, director or shareholder of any other Person; provided, that such employee, officer, director or shareholder of any other Person in his, her or its capacity as such, is in compliance with the confidentiality, non-competition, non-solicitation, non-interference and similar obligations, if and to the extent applicable, with no obligation to offer to the Company or any of its Subsidiaries, or any other Holder or holder of share capital of the Company the right to participate therein; (ii) the Sponsor (including (a) its Affiliates, (b) any portfolio company in which it or any of its Affiliates or investment fund Affiliates have made a debt or equity investment (and vice versa) or (c) any of their respective limited partners, non-managing members (or other similar, direct or indirect investors)) may invest in, or provide services to, any Person that directly or indirectly competes with the Company or any of its Subsidiaries; and (iii) in the event that the Sponsor (including (a) its Affiliates, (b) any portfolio company in which it or any of its Affiliates or investment fund Affiliates have made a debt or equity investment (and vice versa) or (c) any of their respective limited partners, non-managing members (or other similar, direct or indirect investors)) acquires knowledge of a potential transaction or matter that may be a corporate or other business opportunity for the Company or any of its Subsidiaries, such Person shall have no duty (fiduciary, contractual or otherwise) to communicate or present such corporate opportunity to the Company or any of its Subsidiaries or any other Holder or holder of share capital of the Company, as the case may be, and, notwithstanding any provision of this Agreement to the contrary, shall not be liable to the Company or any of its Subsidiaries or any other Holder or holder of share capital of the Company (or its respective Affiliates) for breach of any duty (fiduciary, contractual or otherwise) by reason of the fact that such Person, directly or indirectly, pursues or acquires such opportunity for itself, directs such opportunity to another Person or does not present such opportunity to the Company or any of its Subsidiaries or any other Holder or holder of share capital of the Company (or its respective Affiliates). For the avoidance of doubt, the parties acknowledge that this paragraph is intended to disclaim and renounce, to the fullest extent permitted by applicable Law, any right of the Company or any of its Subsidiaries or any Holder, with respect to the matters set forth herein, and this paragraph shall be construed to effect such disclaimer and renunciation to the fullest extent permitted by Law.

[Signature Page Follows]

Exhibit A-21

IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

POLIBELI GROUP LTD

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

Exhibit A-22

IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

CHENGHE ACQUISITION II CO.

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

Exhibit A-23

IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

[SPAC HOLDER]

Name:
Email:
Address:

[Signature Page to Registration Rights Agreement]

Exhibit A-24

SCHEDULE I

SPAC HOLDERS

Chenghe Investment II Limited, a Cayman Islands limited company

Richard Qi Li

Ning Ma

Kwan Sun

James Zhang

Exhibit A-25

EXHIBIT A

Addendum Agreement

This Addendum Agreement (“Addendum Agreement”) is executed on [●], 2024, by the undersigned (the “New Holder”) pursuant to the terms of that certain Registration Rights Agreement dated as of [●], 2024 (the “Agreement”), by and among the Company and the other parties thereto, as such Agreement may be amended, supplemented or otherwise modified from time to time. Capitalized terms used but not defined in this Addendum Agreement shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Addendum Agreement, the New Holder agrees as follows:

1. Acknowledgment. New Holder acknowledges that New Holder is acquiring certain Company Ordinary Shares (the “Shares”) as a transferee of such Shares from a party in such party’s capacity as a Holder of Registrable Securities under the Agreement, and after such transfer, New Holder shall be considered an “Holder” and a Holder of Registrable Securities for all purposes under the Agreement.

2. Agreement. New Holder hereby (a) agrees that the Shares shall be bound by and subject to the terms of the Agreement and (b) adopts the Agreement with the same force and effect as if the New Holder were originally a party thereto.

3. Notice. Any notice required or permitted by the Agreement shall be given to New Holder at the address or facsimile number listed below New Holder’s signature below.

NEW HOLDER:	ACCEPTED AND AGREED

Print Name:	POLIBELI GROUP, LTD

By:	By:

Exhibit A-26

Exhibit B

Final Form

FORM OF LOCK-UP AGREEMENT

This Lock-Up Agreement (this “Agreement”) is made and entered into as of [______], 202[_], by and between Polibeli Group Ltd, a Cayman Islands limited liability company (the “Company”), and each of Chenghe Investment II Limited, a Cayman Islands limited liability company (“Sponsor”), the Persons set forth on Schedule I hereto (the “SPAC Key Holders”) and XINGYUN INTERNATIONAL COMPANY LIMITED, a Cayman Islands limited liability company (the “Company Holder”). The Sponsor, the SPAC Key Holders, the Company Holder and any Person who hereafter becomes a party to this Agreement pursuant to Section 2 are referred to herein, individually, as a “Holder” and, collectively, as the “Holders.” Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, Chenghe Acquisition II Co., a Cayman Islands exempted company (the “SPAC”), the Company, and Polibeli Merger One Limited, a Cayman Islands limited liability company and a direct wholly owned subsidiary of the Company (“Merger Sub”), have entered into that certain Business Combination Agreement, dated as of September [__], 2024 (as amended or supplemented from time to time, the “Business Combination Agreement”);

WHEREAS, upon the terms and subject to the conditions of the Business Combination Agreement and in accordance with the applicable provisions of the Companies Act (As Revised) of the Cayman Islands, the parties thereto desire to enter into a business combination transaction, whereby at the Merger Effective Time, Merger Sub will merge with and into SPAC (the “Merger”), the separate corporate existence of Merger Sub will cease and SPAC will be the surviving corporation and a wholly owned subsidiary of the Company (the “Business Combination”);

WHEREAS, in consideration for the benefits to be received by each Holder under the terms of the Business Combination Agreement and as a material inducement to SPAC agreeing to enter into and consummate the transactions contemplated by the Business Combination Agreement, the Company Holder agrees to enter into this Agreement and to be bound by the agreements, covenants and obligations contained in this Agreement; and

WHEREAS, in connection with the transactions contemplated by the Business Combination Agreement, and in view of the valuable consideration to be received by the parties thereunder, SPAC, Sponsor and each of the Holders desire to enter into this Agreement, pursuant to which the Holders’ Lock-Up Shares (as defined below) shall become subject to limitations on Transfer as set forth herein.

Exhibit B-1

AGREEMENT

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the Company hereby agrees with each of the Holders as follows:

1. Definitions. The terms defined in this Section 1 shall, for all purposes of this Agreement, have the respective meanings set forth below:

(a) “Lock-Up Period” shall mean the period beginning on the Closing Date and ending on the date that is twelve (12) months after the Closing Date;

(b) “Lock-Up Shares” shall mean with respect to (i) the Sponsor, the SPAC Key Holders and their respective Permitted Transferees, the Company Ordinary Shares held by such Persons immediately following the Closing (excluding any PIPE Shares or Company Ordinary Shares acquired in the public market); (ii) the Company Holder and its respective Permitted Transferees, the Company Ordinary Shares held by such Persons immediately following the Closing (excluding any PIPE Shares or Company Ordinary Shares acquired in the public market); and (iii) the Company’s directors and executive officers, the Company Ordinary Shares issued to such Persons upon settlement or exercise of restricted stock units, stock options or other equity awards outstanding as of immediately following the Closing, as applicable;

(c) “Permitted Transferee” shall mean any Person to whom a Holder is permitted to transfer Lock-Up Shares prior to the expiration of the Lock-Up Period pursuant to Section 2(b);

(d) “PIPE Shares” shall mean the Company Ordinary Shares sold in the PIPE Investment;

(e) “Transfer” shall mean the (i) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any Locked-Up Shares; (ii) entry into any swap or other arrangement that transfers to another Person, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such Locked-Up Shares, in cash or otherwise; or (iii) public announcement of any intention to effect any transaction, including the filing of a registration statement, as specified in clause (i) or (ii).

2. Lock-Up Provisions.

(a) Subject to Section 2(b), each Holder agrees that it shall not Transfer any Lock-Up Shares directly or indirectly held by such Holder until the end of the Lock-Up Period:

(b) Notwithstanding anything set forth in Section 2(a), each Holder or its respective Permitted Transferees may Transfer the Lock-Up Shares during the Lock-Up Period:

(i) to (A) the Company’s officers or directors; (B) any affiliates or family members of the Company’s officers or directors; (C) any director, officer, employee, direct or indirect partners, members or equity holders of the Sponsor or the Sponsor Key Holders or any related investment funds or vehicles controlled or managed by such Persons or their respective affiliates; or (D) any direct or indirect partners, members or equity holders of such Holder, any affiliates of such Holder or any related investment funds or vehicles controlled or managed by such persons or entities or their respective affiliates;

Exhibit B-2

(ii) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an affiliate of such individual or to a charitable organization;

(iii) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual;

(iv) in the case of an individual, pursuant to a qualified domestic relations order;

(v) to a nominee or custodian of a Person to whom a Transfer would be permitted under clauses (i) through (iv) above;

(vi) to the partners, members or equity holders of such Holder by way of distribution in kind or otherwise, including, for the avoidance of doubt, where the Holder is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership;

(vii) to the Company;

(viii) the exercise of stock options, including through a “net” or “cashless” exercise, or receipt of shares upon vesting of restricted stock units granted pursuant to an equity incentive plan;

(ix) forfeitures of Company Shares to satisfy tax withholding requirements upon the vesting of equity-based awards granted pursuant to an equity incentive plan;

(x) in connection with (but subject to the completion of) a bona fide liquidation, merger, stock exchange, reorganization, tender offer or change of control approved by the board of directors of the Company (“Board of Directors”) or a duly authorized committee thereof or other similar transaction which results in all of the Company Holders having the right to exchange their Company Shares for cash, securities or other property subsequent to the Closing Date; or

(xi) in connection with any legal, regulatory or other order;

provided, however, that in the case of clauses (i) through (vi) such Permitted Transferees must enter into a written agreement with the Company agreeing to be bound by the transfer restrictions in this Section 2 or such transfer restrictions that are no less restrictive to such Permitted Transferee than the transfer restrictions in this Section 2.

(c) In order to enforce this Section 2, the Company may impose stop-transfer instructions with respect to the Lock-Up Shares until the end of the Lock-Up Period.

(d) For the avoidance of doubt, each Holder shall retain all of its rights as a shareholder of the Company with respect to the Lock-Up Shares during the Lock-Up Period, including the right to vote any Lock-Up Shares that such Holders is entitled to vote.

Exhibit B-3

(e) If any Holder is granted a release or waiver from any lock-up agreement (such holder a “Triggering Holder”) executed in connection with the Closing prior to the expiration of the Lock-Up Period, then each other Holder shall also be granted an early release from their respective obligations hereunder on the same terms and on a pro-rata basis with respect to such number of Lock-Up Shares, rounded down to the nearest whole security, equal to the product of (i) the total percentage of Lock-Up Shares held by the Triggering Holder immediately following the consummation of the Closing that are being released from this Agreement multiplied by (ii) the total number of Lock-Up Shares held by the Holders immediately following the consummation of the Closing.

3. Miscellaneous.

(a) Amendment; Waiver. Upon (i) the written consent of the Company Holder; (ii) the written consent of the Sponsor; and (iii) the written consent of the Holders of a majority of the total Lock-Up Shares, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived by the Company, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects a Holder, solely in its capacity as a holder of Lock-Up Shares, shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

(b) Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt by other than automatic means, whether electronic or otherwise); (b) when sent by email (with no automated reply, such as an out-of-office notification, no mail undeliverable notification or other rejection notice); or (c) one (1) Business Day following the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses or email addresses (or to such other address or email address as a party may have specified by notice given to the other party pursuant to this provision):

If to the Company:

Polibeli Group Ltd

Lt 49th Sahid Sudirman Centre,

Jl. Jenderal Sudirman No.Kav. 13-15 Lt 49,

RT.10/RW.11, Karet Tengsin, Kecamatan Tanah Abang,

Kota Jakarta Pusat, Daerah Khusus Ibukota Jakarta

Republic of Indonesia, 10220

Attention:	Hua Chen
Email:	cfo_office@polibeli.com

Exhibit B-4

with a copy (which shall not constitute actual or constructive notice) to:

Hogan Lovells

11/F, One Pacific Place

88 Queensway

Hong Kong

Attention:	Stephanie Tang, Esq.
Email:	Stephanie.Tang@hoganlovells.com

If to the Company Holder:

XINGYUN INTERNATIONAL COMPANY LIMITED

Room 801, Building A,

NantouCity Lotus Plaza,

No. 3186 Nanshan Avenue,

Nanshan District,

Shenzhen, Guangdong Province, China

Attention:	Wang Wei
Email:	wang.wei@xingyungroup.com

with a copy (which shall not constitute actual or constructive notice) to:

Hogan Lovells

11/F, One Pacific Place

88 Queensway

Hong Kong

Attention:	Stephanie Tang, Esq.
Email:	Stephanie.Tang@hoganlovells.com

If to the Sponsor:

Chenghe Investment II Limited
38 Beach Road #29-11

South Beach Tower

Singapore

Attention:	Richard Qi Li
Email:	richard.li@chenghecap.com

with a copy (which shall not constitute notice) to:

Paul Hastings LLP

101 California Street, Forty-Eighth Floor

San Francisco, CA 94111

The United States

Attention:	Steve Camahort
Will Burns
Sean Monroe

Email:	stevecamahort@paulhastings.com
willburns@paulhastings.com
seanmonroe@paulhastings.com

Exhibit B-5

If to any SPAC Key Holder, at such SPAC Key Holder’s address or email address as set forth on their signature page hereto.

(c) Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties and any such transfer without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

(d) Rights of Third Parties. Except with respect to any Non-Recourse Party (as defined below), nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement.

(e) Governing Law; Jurisdiction. This Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Agreement, shall be governed by and construed in accordance with the Laws of the State of New York without regard to the conflicts of law principles thereof that would subject such matter to the Laws of another jurisdiction. All legal proceedings arising under the Laws of the State of New York out of or relating to this Agreement shall be heard and determined exclusively in any federal court sitting in the Borough of Manhattan of The City of New York, provided, however, that if such federal court does not have jurisdiction over such legal proceedings, they shall be heard and determined exclusively in the Supreme Court of the State of New York, Commercial Division, sitting in the Borough of Manhattan of The City of New York (and any appellate court therefrom). Each of the parties hereto agrees that mailing of process or other papers in connection with any such legal proceedings in the manner provided in Section 3(b) or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby (i) submits to the exclusive jurisdiction of the aforesaid courts for the purpose of any legal proceeding arising under the Laws of the State of New York out of or relating to this Agreement brought by any party hereto; and (ii) irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any legal proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason other than the failure to serve process in accordance with this Section 3(e).

(f) Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LEGAL REQUIREMENTS WHICH CANNOT BE WAIVED, EACH OF THE PARTIES AND ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS AGREEMENT, EACH OTHER TRANSACTION AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS, AND FOR ANY COUNTERCLAIM RELATING THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION AGREEMENTS AND THE CONSUMMATION OF THE TRANSACTIONS. FURTHERMORE, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

Exhibit B-6

(g) Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights, remedies or obligations of the Company or any of the Holders under any other agreement between any of the Holders and the Company, and nothing in any other agreement, certificate or instrument shall limit any of the rights, remedies or obligations of any of the Holders or the Company under this Agreement.

(h) Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

(i) Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(j) Interpretation. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; and (iv) the term “or” means “and/or”. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Exhibit B-7

(k) Specific Performance. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with its specified terms or otherwise breach or threaten to breach such provisions. The parties acknowledge and agree that the parties hereto shall be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof. Without limiting the foregoing, each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) there is adequate remedy at law; or (ii) an award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an order or injunction to prevent breaches or threatened breaches and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

(l) No Recourse. This Agreement may only be enforced against, and any claim or cause of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, the transactions contemplated hereby or the subject matter hereof may only be made against the parties hereto and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, shareholder, agent, attorney or representative of any party hereto or any past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, shareholder, agent, attorney or representative of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

(m) Several Liability. The liability of any Holder hereunder is several (and not joint). Notwithstanding any other provision of this Agreement, in no event will any Holder be liable for any other Holder’s breach of such other Holder’s obligations under this Agreement.

[Remainder of page intentionally left blank]

Exhibit B-8

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

POLIBELI GROUP LTD

By:
Name:
Title:

Exhibit B-9

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

CHENGHE INVESTMENT II LIMITED

By:
Name:
Title:

Exhibit B-10

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

XINGYUN INTERNATIONAL COMPANY LIMITED

By:
Name:
Title:

Exhibit B-11

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

[[SPAC KEY HOLDER]

(Name of Holder – Please Print)

(Signature)

(Name of Signatory if the SPAC Key Holder is an entity – Please Print)

(Title of Signatory if the Holder is an entity – Please Print)

Address:

Email:]

Exhibit B-12

Schedule I

SPAC KEY HOLDERS

Richard Qi Li

Ning Ma

Kwan Sun

James Zhang

Exhibit B-13

Exhibit C

Dated [Date]

Chenghe Acquisition II Co.

and

Polibeli Merger One Limited

plan of merger

Exhibit C-1

This plan of merger (Plan) is dated [Date]

parties:

1	Chenghe Acquisition II Co., an exempted company incorporated in the Cayman Islands and having its registered office at 89 Nexus Way, Camana Bay, Grand Cayman KY1-9009, Cayman Islands (the Surviving Company); and

2	Polibeli Merger One Limited, an exempted company incorporated in the Cayman Islands and having its registered office at the offices of Harneys Fiduciary (Cayman) Limited, 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, Cayman Islands (the Merging Company)

(the Merging Company and the Surviving Company are together the Constituent Companies).

recitals:

A	On the date of this Plan, the Surviving Company has an authorised share capital of US$55,110 divided into three classes of shares comprising (i) 500,000,000 class A ordinary shares of a par value of US$0.0001 each, (ii) 50,000,000 class B ordinary shares of a par value of US$0.0001 each, of which 8,625,000 class A ordinary shares and 2,875,000 class B ordinary shares are in issue, and (iii) 1,000,000 preference shares of a par value of US$0.0001 each, of which no shares are in issue.

B	On the date of this Plan, the Merging Company has an authorised share capital of US$50,000 divided into 500,000,000 ordinary shares of US$0.0001 each, of which 500,000,000 ordinary shares are in issue.

C	The directors of the Constituent Companies deem it advisable that, and have resolved that, the Constituent Companies merge, pursuant to Part XVI of the Companies Act (Revised) of the Cayman Islands (the Companies Act) and upon the terms and conditions hereinafter set forth, intending that the business carried on by the Merging Company shall, from the Merger Effective Time (as defined below), be carried on by the Surviving Company.

agreement:

1	Merger

Upon the terms and subject to the conditions set forth below, at the Merger Effective Time (as defined in clause 2), the Merging Company shall be merged with and into the Surviving Company (the Merger), after which the separate existence of the Merging Company shall cease and the Surviving Company shall be the surviving entity and shall continue to operate under its current name.

Exhibit C-2

2	Merger Effective Time

The Merger shall be effective on the time and date that the Plan is registered by the Registrar of Companies for the Cayman Islands (the Registrar) in accordance with section 233(13) of the Companies Act or at such later time or on such later date as may be agreed by the Surviving Company and Polibeli Group Ltd. (the Company) in writing (the Merger Effective Time).

3	Terms and conditions

3.1	Upon the Merger Effective Time (but not before), the rights, the property of every description including choses in action, business, undertaking, goodwill, benefits, immunities and privileges of each of the Constituent Companies shall vest in the Surviving Company in accordance with section 236(1)(b) of the Companies Act, and the Surviving Company shall become liable for and subject, in the same manner as the Constituent Companies, to all mortgages, charges and security interests, and all contracts, obligations, claims, debts and liabilities of each of the Constituent Companies in accordance with section 236(1)(c) of the Companies Act.

3.2	The terms and conditions of the Merger not otherwise defined or set out in this Plan are set out in the business combination agreement dated September 16, 2024 and made among the Company, the Surviving Company and the Merging Company (the Business Combination Agreement), a copy of which is annexed at Annexure 1 hereto.

3.3	Upon the Merger Effective Time, the Merging Company shall be struck off from the Register of Companies.

4	Shares

4.1	Each ordinary share of the Merging Company issued and outstanding immediately prior to the Merger Effective Time shall be, by virtue of the Merger, automatically and without any action on the part of the holder thereof, cancelled and converted into one ordinary share of par value US$0.0001 per share, in the Surviving Company.

4.2	At the Merger Effective Time, the authorised share capital of the Surviving Company shall be US$50,000 divided into 500,000,000 ordinary shares of par value US$0.0001 each.

4.3	At the Merger Effective Time, and in the case of sub-paragraph (i) and (ii), immediately prior to the Merger Effective Time, by virtue of the Merger and without any action on the part of Surviving Company, Merging Company, the Company or any holder of securities of the Surviving Company:

(i)	each SPAC Unit (as defined in the Business Combination Agreement) outstanding immediately prior to the Merger Effective Time shall be automatically detached, and the holder thereof shall be deemed to hold one (1) class A ordinary share of the Surviving Company and one-half (1/2) of a SPAC Warrant in accordance with the terms of the Business Combination Agreement (the Unit Separation);

Exhibit C-3

(ii)	each class B ordinary share of the Surviving Company that is issued and outstanding immediately prior to the Merger Effective Time shall be automatically converted into one (1) class A ordinary share of the Surviving Company in accordance with the memorandum and articles of association of the Surviving Company (such automatic conversion, the SPAC Class B Conversion) and each class B ordinary share of Surviving Company shall no longer be issued and outstanding and shall automatically be cancelled and cease to exist, and each holder of class B ordinary shares of the Surviving Company shall thereafter cease to have any rights with respect to such shares;

(iii)	each class A ordinary share of the Surviving Company (which, for the avoidance of doubt, includes the class A ordinary shares (A) issued in connection with the SPAC Class B Conversion and (B) held as a result of the Unit Separation) that is issued and outstanding (other than the SPAC Dissenting Shares (as defined in the Business Combination Agreement), Redeeming SPAC Shares (as defined in the Business Combination Agreement) and the shares set forth in sub-paragraph (vii) shall be cancelled in exchange for the right to receive one (1) newly issued, fully paid and non-assessable class A ordinary share of the Company; provided, that, in the event there is any issuance of equity securities of the Company between the Recapitalization (as defined in the Business Combination Agreement) and the Merger Effective Time (other than any issuance of equity securities in connection with the PIPE Investment (as defined in the Business Combination Agreement)), such right shall include the right to receive such additional number of class A ordinary shares of the Company as necessary to ensure that the percentage allocation of class A ordinary shares of the Company to all class A ordinary shares of the Surviving Company (as converted) would be no less than the percentage that would have been allocated thereto as if there were no such interim issuance (the aggregate number of class A ordinary shares of the Company thus issued to all holders of class A ordinary shares of the Surviving Company (other than the holders of the SPAC Dissenting Shares and Redeeming SPAC Shares) in connection with the Merger. All class A ordinary shares of the Surviving Company (other than the SPAC Dissenting Shares, Redeeming SPAC Shares and the shares set forth in sub-paragraph (vii)) shall no longer be issued and outstanding and shall be cancelled and cease to exist, and each holder of class A ordinary shares of the Surviving Company (other than the SPAC Dissenting Shares and Redeeming SPAC Shares, Redeeming SPAC Shares and the shares set forth in sub-paragraph (vii)) shall thereafter cease to have any rights with respect thereto, except for the right to receive the consideration set forth in this sub-paragraph (iii);

(iv)	each SPAC Dissenting Share issued and outstanding shall be cancelled and cease to exist in accordance with the Business Combination Agreement and shall carry no right other than the right to receive the applicable payment as set forth in the Business Combination Agreement;

Exhibit C-4

(v)	each SPAC Warrant that is outstanding and unexercised shall thereupon be converted into and become the right to receive a warrant to purchase one class A ordinary share of the Company (each, a Company Warrant) pursuant to the Assignment, Assumption and Amendment Agreement or the A&R Warrant Agreement (in each case, as defined in the Business Combination Agreement) (all Company Warrants issued to all holders of SPAC Warrants in connection with the Merger are referred to herein as the SPAC Exchange Warrants). On the terms and subject to the conditions set forth in the Assignment, Assumption and Amendment Agreement, all SPAC Warrants shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of SPAC Warrants shall thereafter cease to have any rights with respect thereto, except the right to receive the consideration set forth in this sub-paragraph (v);

(vi)	each Redeeming SPAC Share issued and outstanding immediately prior to the Merger Effective Time shall automatically be cancelled and cease to exist and shall thereafter represent only the right of the holder thereof to be paid a pro rata share of the SPAC Shareholder Redemption (as defined in the Business Combination Agreement) amount in accordance with the SPAC’s Governing Documents (as defined in the Business Combination Agreement); and

(vii)	notwithstanding sub-paragraphs (ii) and (iii) above or any other provision of the Business Combination Agreement to the contrary, if there are any ordinary shares of the Surviving Company or other classes of shares of the Surviving Company that are owned by the Surviving Company as treasury shares immediately prior to the Merger Effective Time, such shares shall be cancelled and shall cease to exist without any conversion thereof or payment or other consideration therefor.

4.4	Subject to the approval by special resolution of the shareholders of the Surviving Company, the current amended and restated memorandum and articles of association of the Surviving Company shall be amended and restated by the deletion in their entirety and the substitution in their place of the amended and restated memorandum and articles of association in the form annexed at Annexure 2 at the Merger Effective Time (the AR M&A).

4.5	At the Merger Effective time, the rights and restrictions attaching to the shares of the Surviving Company are set out in the AR M&A.

Exhibit C-5

5	Directors

5.1	The names and addresses of the directors of the Surviving Company following the Merger are:

Name	Address
Chen Hua	Polibeli, Lt 49th Sahid Sudirman Centre, Jl. Jenderal Sudirman No.Kav. 13-15 Lt 49, RT.10/RW.11, Karet Tengsin, Kecamatan Tanah Abang, Kota Jakarta Pusat, Daerah Khusus Ibukota Jakarta， Republic of Indonesia, 10220

5.2	No amounts or benefits are paid or payable to any director of the Constituent Companies consequent upon the Merger.

6	Secured creditors

Neither of the Constituent Companies has any secured creditors, and as such, no consents to this Plan are required in accordance with section 233(8) of the Companies Act.

7	Approvals

7.1	This Plan has been approved by the board of directors of each of the Constituent Companies pursuant to section 233(3) of the Companies Act.

7.2	This Plan has been authorised by the shareholders of each of the Constituent Companies pursuant to section 233(6) of the Companies Act.

7.3	Each of the Constituent Companies agrees and undertakes with the other that it will, and will procure that any director will give, execute and file with the Registrar such certificates, documents, declarations, undertakings and confirmations, and pay such fees, as may be required to be filed pursuant to section 233 of the Companies Act in order to consummate the Merger (the Filings).

7.4	The registered office of the Surviving Company shall be authorised to make the Filings with the Registrar upon instructions from the Constituent Companies.

8	Termination and amendment

At any time before the Merger Effective Time this Plan may be:

(a)	terminated by the board of directors of either of the Constituent Companies; or

(b)	amended by the board of directors of either of the Constituent Companies to:

(i)	change the Merger Effective Time (provided that the new Merger Effective Time complies with the Act) or to change any other matter permitted by Section 235(1) of the Companies Act; and

(ii)	effect any other changes to this Plan which the directors of either of the Constituent Companies deem advisable, provided that such changes do not materially adversely affect any rights of the shareholders of the Constituent Companies, as determined by the directors of both the Constituent Companies, respectively.

9	Counterparts

This Plan may be executed in counterparts.

10	Governing law

This Plan shall be governed by and construed in accordance with the laws of the Cayman Islands.

Exhibit C-6

Signed for and on behalf of Chenghe Acquisition II Co.

Signature

[Name]
Director

Exhibit C-7

Signed for and on behalf of Polibeli Merger One Limited

Signature

CHEN Hua
Sole Director

Exhibit C-8

ANNEXURE 1

The Business Combination Agreement

Exhibit C-9

ANNEXURE 2

Amended and Restated Memorandum and Articles of Association of the Surviving Company

Exhibit C-10

Exhibit D

THE COMPANIES ACT (AS REVISED) OF THE CAYMAN ISLANDS

AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION OF

Polibeli Group Ltd

An Exempted Company Limited By Shares

(adopted by a Special Resolution passed on [●], 2024 and effective immediately prior to the completion of the listing of the Company’s
Class A Ordinary Shares)

1.	The name of the Company is Polibeli Group Ltd.

2.	The Registered Office of the Company is at Harneys Fiduciary (Cayman) Limited, 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, Cayman Islands or at such other place as the Directors may from time to time decide.

3.	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the Companies Act or any other law of the Cayman Islands.

4.	The Company shall have and be capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit as provided by the Companies Act.

5.	The Company will not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands; provided that nothing in this section shall be construed as to prevent the Company effecting and concluding contracts in the Cayman Islands, and exercising in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands.

6.	The liability of each Shareholder is limited to the amount, if any, unpaid on the Shares held by such Shareholder.

7.

The authorized share capital of the Company is US$50,000 divided into 5,000,000,000 shares of a par value of US$0.00001 each, comprising (i) 3,000,000,000 shares are designated as Class A Ordinary Shares of a par value of US$0.00001 each, and (ii) 1,000,000,000 shares are designated as Class B Ordinary Shares of a par value of US$0.00001 each, and (iii) 1,000,000,000 shares of a par value of US$0.00001 each of such class or classes (however designated) as the board of directors may determine in accordance with the Articles.

Subject to the Companies Act and the Articles, the Company shall have power to redeem or purchase any of its Shares and to increase or reduce its authorized share capital and to sub-divide or consolidate the said Shares or any of them and to issue all or any part of its capital whether original, redeemed, increased or reduced with or without any preference, priority, special privilege or other rights or subject to any postponement of rights or to any conditions or restrictions whatsoever and so that unless the conditions of issue shall otherwise expressly provide every issue of shares whether stated to be ordinary, preference or otherwise shall be subject to the powers on the part of the Company hereinbefore provided.

8.	The Company has the power contained in the Companies Act to deregister in the Cayman Islands and be registered by way of continuation in some other jurisdiction.

9.	Capitalized terms that are not defined in this Amended and Restated Memorandum of Association bear the same meanings as those given in the Amended and Restated Articles of Association of the Company.

Exhibit D-1

THE COMPANIES ACT (AS REVISED) OF THE CAYMAN ISLANDS

AMENDED AND RESTATED ARTICLES OF ASSOCIATION OF

Polibeli Group Ltd

An Exempted Company Limited By Shares

(adopted by a Special Resolution passed on [●], 2024 and effective immediately prior to the completion of the listing of the Company’s
Class A Ordinary Shares)

TABLE A

The regulations contained or incorporated in Table ‘A’ in the First Schedule of the Companies Act shall not apply to the Company and the following Articles shall comprise the Articles of Association of the Company.

INTERPRETATION

1.	In these Articles the following defined terms will have the meanings ascribed to them, if not inconsistent with the subject or context:

“Affiliate”	means in respect of a Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person, and (i) in the case of a natural person, shall include, without limitation, such person’s spouse, parents, children, siblings, mother-in-law, father-in-law, brothers-in-law and sisters-in-law, a trust for the benefit of any of the foregoing, and a corporation, partnership or any other entity wholly or jointly owned by any of the foregoing, and (ii) in the case of an entity, shall include a partnership, a corporation or any other entity or any natural person which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity. The term “control” shall mean the ownership, directly or indirectly, of shares possessing more than fifty percent (50%) of the voting power of the corporation, partnership or other entity (other than, in the case of a corporation, securities having such power only by reason of the happening of a contingency), or having the power to control the management or elect a majority of members to the board of directors or equivalent decision-making body of such corporation, partnership or other entity;

“Articles”	means these articles of association of the Company, as amended or substituted from time to time;

Exhibit D-2

“Board” and “Board of Directors” and “Directors”	means the directors of the Company for the time being, or as the case may be, the directors assembled as a board or as a committee thereof;

“Chairman”	means the chairman of the Board of Directors;

“Class” or “Classes”	means any class or classes of Shares as may from time to time be issued by the Company;

“Class A Ordinary Share”	means an Ordinary Share of a par value of US$0.00001 in the capital of the Company, designated as a Class A Ordinary Shares and having the rights provided for in these Articles;

“Class B Ordinary Share”	means an Ordinary Share of a par value of US$0.00001 in the capital of the Company, designated as a Class B Ordinary Share and having the rights provided for in these Articles;

“Commission”	means the Securities and Exchange Commission of the United States of America or any other federal agency for the time being administering the Securities Act;

“Communication Facilities”	means technology (including without limitation video, video-conferencing, internet or online conferencing applications, telephone or tele-conferencing and/or any other video-communications, internet or online conferencing application or telecommunications facilities) by means of which all natural persons participating in a meeting are capable of hearing and being heard by each other;

“Company”	means Polibeli Group Ltd, a Cayman Islands exempted company limited by shares;

“Companies Act”	means the Companies Act (As Revised) of the Cayman Islands and any statutory amendment or re-enactment thereof;

“Company’s Website”	means the main corporate/investor relations website of the Company, the address or domain name of which has been disclosed in any registration statement filed by the Company with the Commission in connection with its listing of any Shares, or which has otherwise been notified to Shareholders;

“Designated Stock Exchange”	means the stock exchange in the United States on which any Shares are listed for trading;

Exhibit D-3

“Designated Stock Exchange Rules”	means the relevant code, rules and regulations, as amended, from time to time, applicable as a result of the original and continued listing of any Shares on the Designated Stock Exchange;

“electronic”	has the meaning given to it in the Electronic Transactions Act and any amendment thereto or re-enactments thereof for the time being in force and includes every other law incorporated therewith or substituted therefor;

“electronic communication”	means electronic posting to the Company’s Website, transmission to any number, address or internet website or other electronic delivery methods as otherwise decided and approved by not less than two-thirds of the vote of the Board;

“Electronic Transactions Act”	means the Electronic Transactions Act (As Revised) of the Cayman Islands and any statutory amendment or re-enactment thereof;

“electronic record”	has the meaning given to it in the Electronic Transactions Act and any amendment thereto or re-enactments thereof for the time being in force and includes every other law incorporated therewith or substituted therefor;

“Memorandum of Association”	means the memorandum of association of the Company, as amended or substituted from time to time;

“Ordinary Resolution”

means a resolution:

(a)   passed by a simple majority of the votes cast by such Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy or, in the case of corporations, by their duly authorized representatives, at a general meeting of the Company held in accordance with these Articles; or

(b)   approved in writing by all of the Shareholders entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Shareholders and the effective date of the resolution so adopted shall be the date on which the instrument, or the last of such instruments, if more than one, is executed;

“Ordinary Share”	means a Class A Ordinary Share or a Class B Ordinary Share;

“paid up”	means paid up as to the par value in respect of the issue of any Shares and includes credited as paid up;

Exhibit D-4

“Person”	means any natural person, firm, company, joint venture, partnership, corporation, association or other entity (whether or not having a separate legal personality) or any of them as the context so requires;

“Present”	means in respect of any Person, such Person’s presence at a general meeting of Shareholders (or any meeting of the holders of any Class of Shares), which may be satisfied by means of such Person or, if a corporation or other non-natural Person, its duly authorized representative (or, in the case of any Shareholder, a proxy which has been validly appointed by such Shareholder in accordance with these Articles), being: (a) physically present at the venue specified in the notice convening the meeting; or (b) in the case of any meeting at which Communication Facilities are permitted in accordance with these Articles, including any Virtual Meeting, connected by means of the use of such Communication Facilities in accordance with procedures specified in the notice convening such general meeting; and “Presence” shall be construed accordingly;

“Register”	means the register of Members of the Company maintained in accordance with the Companies Act;

“Registered Office”	means the registered office of the Company as required by the Companies Act;

“Seal”	means the common seal of the Company (if adopted) including any facsimile thereof;

“Secretary”	means any Person appointed by the Directors to perform any of the duties of the secretary of the Company;

“Securities Act”	means the Securities Act of 1933 of the United States of America, as amended, or any similar federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time;

“Share”	means a share in the share capital of the Company. All references to “Shares” herein shall be deemed to be Shares of any or all Classes as the context may require. For the avoidance of doubt in these Articles the expression “Share” shall include a fraction of a Share;

“Shareholder” or “Member”	means a Person who is registered as the holder of one or more Shares in the Register;

“Share Premium Account”	means the share premium account established in accordance with these Articles and the Companies Act;

Exhibit D-5

“signed”	means bearing a signature or representation of a signature affixed by mechanical means or an electronic symbol or process attached to or logically associated with an electronic communication and executed or adopted by a Person with the intent to sign the electronic communication;

“Special Resolution”

means a special resolution of the Company passed in accordance with the Companies Act, being a resolution:

(a)   passed by not less than two-thirds of the votes cast by such Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy or, in the case of corporations, by their duly authorized representatives, at a general meeting of the Company of which notice specifying the intention to propose the resolution as a special resolution has been duly given; or

(b)   approved in writing by all of the Shareholders entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Shareholders and the effective date of the special resolution so adopted shall be the date on which the instrument or the last of such instruments, if more than one, is executed;

“Treasury Share”	means a Share held in the name of the Company as a treasury share in accordance with the Companies Act;

“United States”	means the United States of America, its territories, its possessions and all areas subject to its jurisdiction; and

“Virtual Meeting”	means any general meeting of the Shareholders (or any meeting of the holders of any Class of Shares) at which the Shareholders (and any other permitted participants of such meeting, including without limitation the chairman of the meeting and any Directors) are permitted to be Present solely by means of Communication Facilities.

2.	In these Articles, save where the context requires otherwise:

(a)	words importing the singular number shall include the plural number and vice versa;

(b)	words importing the masculine gender only shall include the feminine gender and any Person as the context may require;

Exhibit D-6

(c)	the word “may” shall be construed as permissive and the word “shall” shall be construed as imperative;

(d)	reference to a dollar or dollars (or US$) and to a cent or cents is reference to dollars and cents of the United States;

(e)	reference to a statutory enactment shall include reference to any amendment or re-enactment thereof for the time being in force;

(f)	reference to any determination by the Directors shall be construed as a determination by the Directors in their sole and absolute discretion and shall be applicable either generally or in any particular case;

(g)	reference to “in writing” shall be construed as written or represented by any means reproducible in writing, including any form of print, lithograph, email, facsimile, photograph or telex or represented by any other substitute or format for storage or transmission for writing including in the form of an electronic record or partly one and partly another;

(h)	any requirements as to delivery under the Articles include delivery in the form of an electronic record or an electronic communication;

(i)	any requirements as to execution or signature under the Articles, including the execution of the Articles themselves, can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Act; and

(j)	Sections 8 and 19(3) of the Electronic Transactions Act shall not apply.

3.	Subject to the last two preceding Articles, any words defined in the Companies Act shall, if not inconsistent with the subject or context, bear the same meaning in these Articles.

PRELIMINARY

4.	The business of the Company may be conducted as the Directors see fit.

5.	The Registered Office shall be at such address in the Cayman Islands as the Directors may from time to time determine. The Company may in addition establish and maintain such other offices and places of business and agencies in such places as the Directors may from time to time determine.

6.	The expenses incurred in the formation of the Company and in connection with the offer for subscription and issue of Shares shall be paid by the Company. Such expenses may be amortized over such period as the Directors may determine and the amount so paid shall be charged against income and/or capital in the accounts of the Company as the Directors shall determine.

7.	The Directors shall keep, or cause to be kept, the Register at such place as the Directors may from time to time determine and, in the absence of any such determination, the Register shall be kept at the Registered Office.

Exhibit D-7

SHARES

8.	Subject to these Articles, all Shares for the time being unissued shall be under the control of the Directors who may, in their absolute discretion and without the approval of the Members, cause the Company to:

(a)	issue, allot and dispose of Shares (including, without limitation, preferred shares) (whether in certificated form or non-certificated form) to such Persons, in such manner, on such terms and having such rights and being subject to such restrictions as they may from time to time determine;

(b)	grant rights over Shares or other securities to be issued in one or more classes or series as they deem necessary or appropriate and determine the designations, powers, preferences, privileges and other rights attaching to such Shares or securities, including dividend rights, voting rights, conversion rights, terms of redemption and liquidation preferences, any or all of which may be greater than the powers, preferences, privileges and rights associated with the then issued and outstanding Shares, at such times and on such other terms as they think proper; and

(c)	grant options with respect to Shares and issue warrants or similar instruments with respect thereto.

9.	The Directors may authorize the division of Shares into any number of Classes and the different Classes shall be authorized, established and designated (or re-designated as the case may be) and the variations in the relative rights (including, without limitation, voting, dividend and redemption rights), restrictions, preferences, privileges and payment obligations as between the different Classes (if any) may be fixed and determined by the Directors or by an Ordinary Resolution. The Directors may issue Shares with such preferred or other rights, all or any of which may be greater than the rights of Ordinary Shares, at such time and on such terms as they may think appropriate. Notwithstanding Article 18, the Directors may issue from time to time, out of the authorized share capital of the Company (other than the authorized but unissued Ordinary Shares), series of preferred shares in their absolute discretion and without approval of the Members; provided, however, before any preferred shares of any such series are issued, the Directors shall by resolution of Directors determine, with respect to any series of preferred shares, the terms and rights of that series, including:

(a)	the designation of such series, the number of preferred shares to constitute such series and the subscription price thereof if different from the par value thereof;

(b)	whether the preferred shares of such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights, which may be general or limited;

(c)	the dividends, if any, payable on such series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, and the preference or relation which such dividends shall bear to the dividends payable on any shares of any other class or any other series of shares;

Exhibit D-8

(d)	whether the preferred shares of such series shall be subject to redemption by the Company, and, if so, the times, prices and other conditions of such redemption;

(e)	whether the preferred shares of such series shall have any rights to receive any part of the assets available for distribution amongst the Members upon the liquidation of the Company, and, if so, the terms of such liquidation preference, and the relation which such liquidation preference shall bear to the entitlements of the holders of shares of any other class or any other series of shares;

(f)	whether the preferred shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the preferred shares of such series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof;

(g)	whether the preferred shares of such series shall be convertible into, or exchangeable for, shares of any other class or any other series of preferred shares or any other securities and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

(h)	the limitations and restrictions, if any, to be effective while any preferred shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Company of, the existing shares or shares of any other class of shares or any other series of preferred shares;

(i)	the conditions or restrictions, if any, upon the creation of indebtedness of the Company or upon the issue of any additional shares, including additional shares of such series or of any other class of shares or any other series of preferred shares; and

(j)	any other powers, preferences and relative, participating, optional and other special rights, and any qualifications, limitations and restrictions thereof;

and, for such purposes, the Directors may reserve an appropriate number of Shares for the time being unissued. The Company shall not issue Shares to bearer.

10.	The Company may insofar as may be permitted by law, pay a commission to any Person in consideration of his or her subscribing or agreeing to subscribe whether absolutely or conditionally for any Shares. Such commissions may be satisfied by the payment of cash or the lodgment of fully or partly paid-up Shares or partly in one way and partly in the other. The Company may also pay such brokerage as may be lawful on any issue of Shares.

11.	The Directors may refuse to accept any application for Shares, and may accept any application in whole or in part, for any reason or for no reason.

Exhibit D-9

CLASS A ORDINARY SHARES AND CLASS B ORDINARY SHARES

12.	Holders of Class A Ordinary Shares and Class B Ordinary Shares shall at all times vote together as one class on all resolutions submitted to a vote by the Members. Each Class A Ordinary Share shall entitle the holder thereof to one (1) vote on all matters subject to vote at general meetings of the Company, and each Class B Ordinary Share shall entitle the holder thereof to ten (10) votes on all matters subject to vote at general meetings of the Company.

13.	Each Class B Ordinary Share is convertible into one (1) Class A Ordinary Share at any time at the option of the holder thereof. The right to convert shall be exercisable by the holder of the Class B Ordinary Share delivering a written notice to the Company that such holder elects to convert a specified number of Class B Ordinary Shares into Class A Ordinary Shares.

14.	Any conversion of Class B Ordinary Shares into Class A Ordinary Shares pursuant to these Articles shall be effected by means of the re-designation of each relevant Class B Ordinary Share as a Class A Ordinary Share. Such conversion shall become effective (i) in the case of any conversion effected pursuant to Article 13, forthwith upon the receipt by the Company of the written notice delivered to the Company as described in Article 13 (or at such later date as may be specified in such notice), or (ii) in the case of any automatic conversion effected pursuant to Article 15, forthwith upon occurrence of the event specified in Article 15 which triggers such automatic conversion, and the Company shall make entries in the Register to record the re-designation of the relevant Class B Ordinary Shares as Class A Ordinary Shares at the relevant time.

15.	Any number of Class B Ordinary Shares held by a holder thereof will be automatically and immediately converted into an equal number of Class A Ordinary Shares upon the occurrence of any of the following:

(a)	any direct or indirect sale, transfer, assignment or disposition of such number of Class B Ordinary Shares by the holder thereof or the direct or indirect transfer or assignment of the voting power attached to such number of Class B Ordinary Shares through voting proxy or otherwise to any person that is neither an Affiliate of such holder nor another holder of Class B Ordinary Shares or an Affiliate of such another holder;

for the avoidance of doubt, the creation of any pledge, charge, encumbrance or other third party right of whatever description on any of Class B Ordinary Shares to secure contractual or legal obligations shall not be deemed as a sale, transfer, assignment or disposition under this clause (a) unless and until any such pledge, charge, encumbrance or other third party right is enforced and results in a third party, which is neither an Affiliate of such holder nor another holder of Class B Ordinary Shares or an Affiliate of such another holder, holding directly or indirectly beneficial ownership or voting power through voting proxy or otherwise to the related Class B Ordinary Shares, in which case all the related Class B Ordinary Shares shall be automatically converted into the same number of Class A Ordinary Shares; or

Exhibit D-10

(b)	any direct or indirect sale, transfer, assignment or disposition of a majority of the issued and outstanding voting securities of, or the direct or indirect transfer or assignment of the voting power attached to such voting securities through voting proxy or otherwise, or the direct or indirect sale, transfer, assignment or disposition of all or substantially all of the assets of, a holder of Class B Ordinary Shares that is an entity to any person that is neither an Affiliate of such holder nor another holder of Class B Ordinary Shares or an Affiliate of such holder;

for the avoidance of doubt, the creation of any pledge, charge, encumbrance or other third party right of whatever description on the issued and outstanding voting securities or the assets of a holder of Class B Ordinary Shares that is an entity to secure contractual or legal obligations shall not be deemed as a sale, transfer, assignment or disposition under this clause (b) unless and until any such pledge, charge, encumbrance or other third party right is enforced and results in a third party, which is neither an Affiliate of such holder nor another holder of Class B Ordinary Shares or an Affiliate of such another holder, holding directly or indirectly beneficial ownership or voting power through voting proxy or otherwise to the related issued and outstanding voting securities or the assets.

16.	Class A Ordinary Shares are not convertible into Class B Ordinary Shares under any circumstances.

17.	Save and except for voting rights and conversion rights as set out in Articles 12 to 16 (inclusive), Class A Ordinary Shares and the Class B Ordinary Shares shall rank pari passu with one another and shall have the same rights, preferences, privileges and restrictions.

MODIFICATION OF RIGHTS

18.	Whenever the capital of the Company is divided into different Classes the rights attached to any such Class may, subject to any rights or restrictions for the time being attached to any Class, only be materially adversely varied with the consent in writing of the holders of at least two-thirds (2/3) of the issued Shares of that Class or with the sanction of a Special Resolution passed at a separate meeting of the holders of the Shares of that Class. To every such separate meeting all the provisions of these Articles relating to general meetings of the Company or to the proceedings thereat shall, mutatis mutandis, apply, except that the necessary quorum shall be one or more Persons holding or representing by proxy at least one-third (1/3) in nominal or par value amount of the issued Shares of the relevant Class (but so that if at any adjourned meeting of such holders a quorum as above defined is not Present, those Shareholders who are Present shall form a quorum) and that, subject to any rights or restrictions for the time being attached to the Shares of that Class, every Shareholder of the Class shall on a poll have one vote for each Share of the Class held by him. For the purposes of this Article the Directors may treat all the Classes or any two or more Classes as forming one Class if they consider that all such Classes would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate Classes.

Exhibit D-11

19.	The rights conferred upon the holders of the Shares of any Class issued with preferred or other rights shall not, subject to any rights or restrictions for the time being attached to the Shares of that Class, be deemed to be materially adversely varied by, inter alia, the creation, allotment or issue of further Shares ranking pari passu with or subsequent to them or the redemption or purchase of any Shares of any Class by the Company. The rights of the holders of Shares shall not be deemed to be materially adversely varied by the creation or issue of Shares with preferred or other rights including, without limitation, the creation of Shares with enhanced or weighted voting rights.

CERTIFICATES

20.	Every Person whose name is entered as a Member in the Register may, without payment and upon its written request, request a certificate within two calendar months after allotment or lodgment of transfer (or within such other period as the conditions of issue shall provide) in the form determined by the Directors. All certificates shall specify the Share or Shares held by that Person, provided that in respect of a Share or Shares held jointly by several Persons the Company shall not be bound to issue more than one certificate, and delivery of a certificate for a Share to one of several joint holders shall be sufficient delivery to all. All certificates for Shares shall be delivered personally or sent through the post addressed to the Member entitled thereto at the Member’s registered address as appearing in the Register.

21.	Every share certificate of the Company shall bear legends required under the applicable laws, including the Securities Act.

22.	Any two or more certificates representing Shares of any one Class held by any Member may at the Member’s request be cancelled and a single new certificate for such Shares issued in lieu on payment (if the Directors shall so require) of one dollar (US$1.00) or such smaller sum as the Directors shall determine.

23.	If a share certificate shall be damaged or defaced or alleged to have been lost, stolen or destroyed, a new certificate representing the same Shares may be issued to the relevant Member upon request, subject to delivery up of the old certificate or (if alleged to have been lost, stolen or destroyed) compliance with such conditions as to evidence and indemnity and the payment of out-of-pocket expenses of the Company in connection with the request as the Directors may think fit.

24.	In the event that Shares are held jointly by several Persons, any request may be made by any one of the joint holders and if so made shall be binding on all of the joint holders.

FRACTIONAL SHARES

25.	The Directors may issue fractions of a Share and, if so issued, a fraction of a Share shall be subject to and carry the corresponding fraction of liabilities (whether with respect to nominal or par value, premium, contributions, calls or otherwise), limitations, preferences, privileges, qualifications, restrictions, rights (including, without prejudice to the generality of the foregoing, voting and participation rights) and other attributes of a whole Share. If more than one fraction of a Share of the same Class is issued to or acquired by the same Shareholder such fractions shall be accumulated.

Exhibit D-12

LIEN

26.	The Company has a first and paramount lien on every Share (whether or not fully paid) for all amounts (whether presently payable or not) payable at a fixed time or called in respect of that Share. The Company also has a first and paramount lien on every Share registered in the name of a Person indebted or under liability to the Company (whether he is the sole registered holder of a Share or one of two or more joint holders) for all amounts owing by him/her or his/her estate to the Company (whether or not presently payable). The Directors may at any time declare a Share to be wholly or in part exempt from the provisions of this Article. The Company’s lien on a Share extends to any amount payable in respect of it, including but not limited to dividends.

27.	The Company may sell, in such manner as the Directors in their absolute discretion think fit, any Share on which the Company has a lien, but no sale shall be made unless an amount in respect of which the lien exists is presently payable nor until the expiration of fourteen (14) calendar days after a notice in writing, demanding payment of such part of the amount in respect of which the lien exists as is presently payable, has been given to the registered holder for the time being of the Share, or the Persons entitled thereto by reason of his or her death or bankruptcy.

28.	For giving effect to any such sale the Directors may authorize a Person to transfer the Shares sold to the purchaser thereof. The purchaser shall be registered as the holder of the Shares comprised in any such transfer and he shall not be bound to see to the application of the purchase money, nor shall his or her title to the Shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.

29.	The proceeds of the sale after deduction of expenses, fees and commission incurred by the Company shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable, and the residue shall (subject to a like lien for sums not presently payable as existed upon the Shares prior to the sale) be paid to the Person entitled to the Shares immediately prior to the sale.

CALLS ON SHARES

30.	Subject to the terms of the allotment, the Directors may from time to time make calls upon the Shareholders in respect of any moneys unpaid on their Shares, and each Shareholder shall (subject to receiving at least fourteen (14) calendar days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on such Shares. A call shall be deemed to have been made at the time when the resolution of the Directors authorizing such call was passed.

31.	The joint holders of a Share shall be jointly and severally liable to pay calls in respect thereof.

32.	If a sum called in respect of a Share is not paid before or on the day appointed for payment thereof, the Person from whom the sum is due shall pay interest upon the sum at the rate of eight percent (8%) per annum from the day appointed for the payment thereof to the time of the actual payment, but the Directors shall be at liberty to waive payment of that interest wholly or in part.

Exhibit D-13

33.	The provisions of these Articles as to the liability of joint holders and as to payment of interest shall apply in the case of non-payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the amount of the Share, or by way of premium, as if the same had become payable by virtue of a call duly made and notified.

34.	The Directors may make arrangements with respect to the issue of partly paid Shares for a difference between the Shareholders, or the particular Shares, in the amount of calls to be paid and in the times of payment.

35.	The Directors may, if they think fit, receive from any Shareholder willing to advance the same all or any part of the moneys uncalled and unpaid upon any partly paid Shares held by him, and upon all or any of the moneys so advanced may (until the same would, but for such advance, become presently payable) pay interest at such rate (not exceeding without the sanction of an Ordinary Resolution, eight percent (8%) per annum) as may be agreed upon between the Shareholder paying the sum in advance and the Directors. No such sum paid in advance of calls shall entitle the Member paying such sum to any portion of a dividend declared in respect of any period prior to the date upon which such sum would, but for such payment, become presently payable.

FORFEITURE OF SHARES

36.	If a Shareholder fails to pay any call or instalment of a call in respect of partly paid Shares on the day appointed for payment, the Directors may, at any time thereafter during such time as any part of such call or instalment remains unpaid, serve a notice on such Shareholder requiring payment of so much of the call or instalment as is unpaid, together with any interest which may have accrued.

37.	The notice shall name a further day (not earlier than the expiration of fourteen (14) calendar days from the date of the notice) on or before which the payment required by the notice is to be made, and shall state that in the event of non-payment at or before the time appointed, the Shares in respect of which the call was made will be liable to be forfeited.

38.	If the requirements of any such notice as aforesaid are not complied with, any Share in respect of which the notice has been given may at any time thereafter, before the payment required by the notice has been made, be forfeited by a resolution of the Directors to that effect.

39.	A forfeited Share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit, and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the Directors think fit.

40.	A Person whose Shares have been forfeited shall cease to be a Shareholder in respect of the forfeited Shares, but shall, notwithstanding, remain liable to pay to the Company all moneys which at the date of forfeiture were payable by him or her to the Company in respect of the Shares forfeited, but his or her liability shall cease if and when the Company receives payment in full of the amount unpaid on the Shares forfeited.

Exhibit D-14

41.	A certificate in writing under the hand of a Director that a Share has been duly forfeited on a date stated in the certificate shall be conclusive evidence of the facts in the declaration as against all Persons claiming to be entitled to the Share.

42.	The Company may receive the consideration, if any, given for a Share on any sale or disposition thereof pursuant to the provisions of these Articles as to forfeiture and may execute a transfer of the Share in favor of the Person to whom the Share is sold or disposed of and that Person shall be registered as the holder of the Share and shall not be bound to see to the application of the purchase money, if any, nor shall his or her title to the Shares be affected by any irregularity or invalidity in the proceedings in reference to the disposition or sale.

43.	The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which by the terms of issue of a Share becomes due and payable, whether on account of the amount of the Share, or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

TRANSFER OF SHARES

44.	The instrument of transfer of any Share shall be in writing and in any usual or common form or such other form as the Directors may, in their absolute discretion, approve and be executed by or on behalf of the transferor and if in respect of a nil or partly paid up Share, or if so required by the Directors, shall also be executed on behalf of the transferee and shall be accompanied by the certificate (if any) of the Shares to which it relates and such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer. The transferor shall be deemed to remain a Shareholder until the name of the transferee is entered in the Register in respect of the relevant Shares.

45.	(a)	The Directors may in their absolute discretion decline to register any transfer of Shares which is not fully paid up or on which the Company has a lien.

	(b)	The Directors may also decline to register any transfer of any Share unless:

(i)	the instrument of transfer is lodged with the Company, accompanied by the certificate for the Shares to which it relates and such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer;

(ii)	the instrument of transfer is in respect of only one Class of Shares;

(iii)	the instrument of transfer is properly stamped, if required;

(iv)	in the case of a transfer to joint holders, the number of joint holders to whom the Share is to be transferred does not exceed four; and

(v)	a fee of such maximum sum as the Designated Stock Exchange may determine to be payable, or such lesser sum as the Board of Directors may from time to time require, is paid to the Company in respect thereof.

Exhibit D-15

46.	The registration of transfers may, on ten (10) calendar days’ notice being given by advertisement in such one or more newspapers, by electronic means or by any other means in accordance with the Designated Stock Exchange Rules, be suspended and the Register closed at such times and for such periods as the Directors may, in their absolute discretion, from time to time determine, provided always that such registration of transfer shall not be suspended nor the Register closed for more than thirty (30) calendar days in any calendar year.

47.	All instruments of transfer that are registered shall be retained by the Company. If the Directors refuse to register a transfer of any Shares, they shall within three calendar months after the date on which the transfer was lodged with the Company send notice of the refusal to each of the transferor and the transferee.

TRANSMISSION OF SHARES

48.	The legal personal representative of a deceased sole holder of a Share shall be the only Person recognized by the Company as having any title to the Share. In the case of a Share registered in the name of two or more holders, the survivors or survivor, or the legal personal representatives of the deceased survivor, shall be the only Person recognized by the Company as having any title to the Share.

49.	Any Person becoming entitled to a Share in consequence of the death or bankruptcy of a Shareholder shall, upon such evidence being produced as may from time to time be required by the Directors, have the right either to be registered as a Shareholder in respect of the Share or, instead of being registered himself or herself, to make such transfer of the Share as the deceased or bankrupt Person could have made; but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the deceased or bankrupt Person before the death or bankruptcy.

50.	A Person becoming entitled to a Share by reason of the death or bankruptcy of a Shareholder shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered Shareholder, except that he shall not, before being registered as a Shareholder in respect of the Share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company, provided however, that the Directors may at any time give notice requiring any such Person to elect either to be registered himself or herself or to transfer the Share, and if the notice is not complied with within ninety (90) calendar days, the Directors may thereafter withhold payment of all dividends, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

REGISTRATION OF EMPOWERING INSTRUMENTS

51.	The Company shall be entitled to charge a fee not exceeding one U.S. dollar (US$1.00) on the registration of every probate, letters of administration, certificate of death or marriage, power of attorney, notice in lieu of destrings, or other instrument.

Exhibit D-16

ALTERATION OF SHARE CAPITAL

52.	The Company may from time to time by Ordinary Resolution increase the share capital by such sum, to be divided into Shares of such Classes and amount, as the resolution shall prescribe.

53.	The Company may by Ordinary Resolution:

(a)	increase its share capital by new Shares of such amount as it thinks expedient;

(b)	consolidate and divide all or any of its share capital into Shares of a larger amount than its existing Shares;

(c)	subdivide its Shares, or any of them, into Shares of an amount smaller than that fixed by the Memorandum, provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced Share shall be the same as it was in case of the Share from which the reduced Share is derived; and

(d)	cancel any Shares that, at the date of the passing of the resolution, have not been taken or agreed to be taken by any Person and diminish the amount of its share capital by the amount of the Shares so cancelled.

54.	The Company may by Special Resolution reduce its share capital and any capital redemption reserve in any manner authorized by the Companies Act.

REDEMPTION, PURCHASE AND SURRENDER OF SHARES

55.	Subject to the provisions of the Companies Act and these Articles, the Company may:

(a)	issue Shares that are to be redeemed or are liable to be redeemed at the option of the Shareholder or the Company. The redemption of Shares shall be effected in such manner and upon such terms as may be determined, before the issue of such Shares, by either the Board or by the Shareholders by Ordinary Resolution;

(b)	purchase its own Shares (including any redeemable Shares) on such terms and in such manner and terms as have been approved by the Board or by the Members by Ordinary Resolution, or are otherwise authorized by these Articles; and

(c)	make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Companies Act, including out of capital.

56.	The purchase of any Share shall not oblige the Company to purchase any other Share other than as may be required pursuant to applicable law and any other contractual obligations of the Company.

57.	The holder of the Shares being purchased shall be bound to deliver up to the Company the certificate(s) (if any) thereof for cancellation and thereupon the Company shall pay to him the purchase or redemption monies or consideration in respect thereof.

58.	The Directors may accept the surrender for no consideration of any fully paid Share.

Exhibit D-17

TREASURY SHARES

59.	The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.

60.	The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

GENERAL MEETINGS

61.	All general meetings other than annual general meetings shall be called extraordinary general meetings.

62.	(a)

The Company may (but shall not be obliged to) in each calendar year hold a general meeting as its annual general meeting and shall specify the meeting as such in the notices calling it. The annual general meeting shall be held at such time and place as may be determined by the Directors.

	(b)	At these meetings the report of the Directors (if any) shall be presented.

63.	(a)	Chairman or a majority of the Directors may call general meetings, and they shall on a Shareholders’ requisition forthwith proceed to convene an extraordinary general meeting of the Company.
	(b)	A Shareholders’ requisition is a requisition of Members holding at the date of deposit of the requisition Shares which carry in aggregate not less than one-third (1/3) of all votes attaching to all issued and outstanding Shares of the Company that as at the date of the deposit carry the right to vote at general meetings of the Company.

(c)	The requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the Registered Office, and may consist of several documents in like form each signed by one or more requisitionists.

(d)	If there are no Directors as at the date of the deposit of the Shareholders’ requisition, or if the Directors do not within twenty-one (21) calendar days from the date of the deposit of the requisition duly proceed to convene a general meeting to be held within a further forty-five (45) calendar days, the requisitionists, or any of them representing more than one-half (1/2) of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three calendar months after the expiration of the said forty-five (45) calendar days.

(e)	A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

Exhibit D-18

NOTICE OF GENERAL MEETINGS

64.	At least seven (7) calendar days’ notice shall be given for any general meeting. Every notice shall be exclusive of the day on which it is given or deemed to be given and of the day for which it is given and shall specify the place (except in the case of a Virtual Meeting), the day and the hour of the meeting and the general nature of the business and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of these Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)	in the case of an annual general meeting, by all the Shareholders (or their proxies) entitled to attend and vote thereat; and

(b)	in the case of an extraordinary general meeting, by two-thirds (2/3) of the Shareholders having a right to attend and vote at the meeting and Present at the meeting.

65.	The accidental omission to give notice of a meeting to or the non-receipt of a notice of a meeting by any Shareholder shall not invalidate the proceedings at any meeting.

PROCEEDINGS AT GENERAL MEETINGS

66.	No business except for the appointment of a chairman for the meeting shall be transacted at any general meeting unless a quorum of Shareholders is Present at the time when the meeting proceeds to business. One or more Shareholders holding Shares which carry in aggregate (or representing by proxy) not less than one-third (1/3) of all votes attaching to all Shares in issue and entitled to vote at such general meeting Present shall be a quorum for all purposes.

67.	If within half an hour from the time appointed for the meeting a quorum is not Present, the meeting shall be dissolved.

68.	If the Directors wish to make this facility available for a specific general meeting or all general meetings of the Company, Presence at the relevant general meeting of the Company may be by means of Communication Facilities. Without limiting the generality of the foregoing, the Directors may determine that any general meeting may be held as a Virtual Meeting. The notice of any general meeting at which Communication Facilities may be utilized (including any Virtual Meeting) must disclose the Communication Facilities that will be used, including the procedures to be followed by any Shareholder or other participant of the meeting who wishes to utilize such Communication Facilities for the purposes of attending and participating in such meeting, including attending and casting any vote thereat.

69.	The Chairman, if any, shall preside as chairman at every general meeting of the Company. If there is no such Chairman, or if at any general meeting he is not Present within fifteen minutes after the time appointed for holding the meeting or is unwilling to act as chairman of the meeting, any Director or Person nominated by the Directors Present at the meeting shall preside as chairman of that meeting, failing which the Shareholders Present shall choose any Person Present to be chairman of that meeting.

Exhibit D-19

70.	The chairman of any general meeting (including any Virtual Meeting) shall be entitled to attend and participate at any such general meeting by means of Communication Facilities, and to act as the chairman of such general meeting, in which event the following provisions shall apply:

(a)	The chairman of the meeting shall be deemed to be Present at the meeting; and

(b)	If the Communication Facilities are interrupted or fail for any reason to enable the chairman of the meeting to hear and be heard by all other Persons participating in the meeting, then the other Directors Present at the meeting shall choose another Director Present to act as chairman of the meeting for the remainder of the meeting; provided that if no other Director is Present at the meeting, or if all the Directors Present decline to take the chair, then the meeting shall be automatically adjourned to the same day in the next week and at such time and place as shall be decided by the Board of Directors.

71.	The chairman of the meeting may with the consent of any general meeting at which a quorum is Present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a meeting, or adjourned meeting, is adjourned for fourteen (14) calendar days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Save as aforesaid it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

72.	The Directors may cancel or postpone any duly convened general meeting at any time prior to such meeting, except for general meetings requisitioned by the Shareholders in accordance with these Articles, for any reason or for no reason, upon notice in writing to Shareholders. A postponement may be for a stated period of any length or indefinitely as the Directors may determine.

73.	At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands, unless a poll is (before or on the declaration of the result of the show of hands) demanded by the chairman of the meeting or any Shareholder holding not less than ten percent (10%) of the votes attaching to the Shares Present, and unless a poll is so demanded, a declaration by the chairman of the meeting that a resolution has, on a show of hands, been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in the book of the proceedings of the Company, shall be conclusive evidence of the fact, without proof of the number or proportion of the votes recorded in favor of, or against, that resolution.

74.	If a poll is duly demanded it shall be taken in such manner as the chairman of the meeting directs, and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

75.	All questions submitted to a meeting shall be decided by an Ordinary Resolution except where a greater majority is required by these Articles or by the Companies Act. In the case of an equality of votes, whether on a show of hands or on a poll, the chairman of the meeting at which the show of hands takes place or at which the poll is demanded, shall be entitled to a second or casting vote.

76.	A poll demanded on the election of a chairman of the meeting or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the chairman of the meeting directs.

Exhibit D-20

VOTES OF SHAREHOLDERS

77.	Subject to any rights and restrictions for the time being attached to any Share, on a show of hands every Shareholder Present at the meeting shall, at a general meeting of the Company, each have one vote and on a poll every Shareholder Present at the meeting shall have one (1) vote for each Class A Ordinary Share and ten (10) votes for each Class B Ordinary Share of which he is the holder.

78.	In the case of joint holders the vote of the senior who tenders a vote whether in person or by proxy (or, if a corporation or other non-natural person, by its duly authorized representative or proxy) shall be accepted to the exclusion of the votes of the other joint holders and for this purpose seniority shall be determined by the order in which the names stand in the Register.

79.	Shares carrying the right to vote that are held by a Shareholder of unsound mind, or in respect of whom an order has been made by any court having jurisdiction in lunacy, may be voted, whether on a show of hands or on a poll, by his or her committee, or other Person in the nature of a committee appointed by that court, and any such committee or other Person may vote in respect of such Shares by proxy.

80.	No Shareholder shall be entitled to vote at any general meeting of the Company unless all calls, if any, or other sums presently payable by him in respect of Shares carrying the right to vote held by him have been paid.

81.	On a poll votes may be given either personally or by proxy.

82.	Each Shareholder, other than a recognized clearing house (or its nominee(s)) or depositary (or its nominee(s)), may only appoint one proxy on a show of hand. The instrument appointing a proxy shall be in writing under the hand of the appointor or of his or her attorney duly authorized in writing or, if the appointor is a corporation, either under Seal or under the hand of an officer or attorney duly authorized. A proxy need not be a Shareholder.

83.	An instrument appointing a proxy may be in any usual or common form or such other form as the Directors may approve.

84.	The instrument appointing a proxy shall be deposited at the Registered Office or at such other place as is specified for that purpose in the notice convening the meeting, or in any instrument of proxy sent out by the Company:

(a)	not less than 48 hours before the time for holding the meeting or adjourned meeting at which the person named in the instrument proposes to vote; or

Exhibit D-21

(b)	in the case of a poll taken more than 48 hours after it is demanded, be deposited as aforesaid after the poll has been demanded and not less than 24 hours before the time appointed for the taking of the poll; or

(c)	where the poll is not taken forthwith but is taken not more than 48 hours after it was demanded be delivered at the meeting at which the poll was demanded to the chairman of the meeting or to the secretary or to any Director;

provided that the Directors may in the notice convening the meeting, or in an instrument of proxy sent out by the Company, direct that the instrument appointing a proxy may be deposited at such other time (no later than the time for holding the meeting or adjourned meeting) at the Registered Office or at such other place as is specified for that purpose in the notice convening the meeting, or in any instrument of proxy sent out by the Company. The chairman of the meeting may in any event at his or her discretion direct that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted shall be invalid.

85.	The instrument appointing a proxy shall be deemed to confer authority to demand or join in demanding a poll.

86.	A resolution in writing signed by all the Shareholders for the time being entitled to receive notice of and to attend and vote at general meetings of the Company (or being corporations by their duly authorized representatives) shall be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held.

CORPORATIONS ACTING BY REPRESENTATIVES AT MEETINGS

87.	Any corporation which is a Shareholder or a Director may by resolution of its directors or other governing body authorize such Person as it thinks fit to act as its representative at any meeting of the Company or of any meeting of holders of a Class or of the Directors or of a committee of Directors, and the Person so authorized shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were an individual Shareholder or Director.

DEPOSITARY AND CLEARING HOUSES

88.

If a recognized clearing house (or its nominee(s)) or depositary (or its nominee(s)) is a Member of the Company it may, by resolution of its directors or other governing body or by power of attorney, authorize such Person(s) as it thinks fit to act as its representative(s) at any general meeting of the Company or of any Class of Shareholders provided that, if more than one Person is so authorized, the authorization shall specify the number and Class of Shares in respect of which each such Person is so authorized. A Person so authorized pursuant to this Article shall be entitled to exercise the same powers on behalf of the recognized clearing house (or its nominee(s)) or depositary (or its nominee(s)) which he represents as that recognized clearing house (or its nominee(s)) or depositary (or its nominee(s)) could exercise if it were an individual Member holding the number and Class of Shares specified in such authorization, including the right to vote individually on a show of hands.

Exhibit D-22

DIRECTORS

89.	(a)

Unless otherwise determined by the Company in general meeting, the number of Directors shall not be less than three (3) Directors, the exact number of Directors to be determined from time to time by the Board of Directors.

	(b)	The Board of Directors shall elect and appoint a Chairman by a majority of the Directors then in office, and the period for which the Chairman will hold office will also be determined by a majority of all of the Directors then in office. The Chairman shall preside as chairman at every meeting of the Board of Directors. To the extent the Chairman is not present at a meeting of the Board of Directors within fifteen minutes after the time appointed for holding the same, the attending Directors may choose one of their number to be the chairman of the meeting.

(c)	The Board may, by the affirmative vote of a simple majority of the Directors present and voting at a Board meeting, or the Company may by Ordinary Resolution appoint any person to be a Director.

(d)	The Board may, by the affirmative vote of a simple majority of the remaining Directors present and voting at a Board meeting, appoint any person as a Director, to fill a casual vacancy on the Board or as an addition to the existing Board.

(e)	A Director shall hold office until the expiration of his or her term or his or her successor shall have been elected and qualified, or until his or her office is otherwise vacated.

90.	A Director may be removed from office by Ordinary Resolution (except with regard to the removal of the Chairman, who may only be removed from office by Special Resolution) of the Company, notwithstanding anything in these Articles or in any agreement between the Company and such Director (but without prejudice to any claim for damages under such agreement). The notice of any meeting at which a resolution to remove a Director shall be proposed or voted upon must contain a statement of the intention to remove that Director and such notice must be served on that Director not less than ten (10) calendar days before the meeting. Such Director is entitled to attend the meeting and be heard on the motion for his or her removal. A vacancy on the Board created by the removal of a Director under the previous sentence may be filled by Ordinary Resolution or by the affirmative vote of a simple majority of the remaining Directors present and voting at a Board meeting.

91.	The Board may, from time to time, and except as required by applicable law or Designated Stock Exchange Rules, adopt, institute, amend, modify or revoke the corporate governance policies or initiatives of the Company and determine on various corporate governance related matters of the Company as the Board shall determine by resolution of Directors from time to time.

Exhibit D-23

92.	A Director shall not be required to hold any Shares in the Company by way of qualification. A Director who is not a Member of the Company shall nevertheless be entitled to attend and speak at general meetings.

93.	The remuneration of the Directors may be determined by the Directors or by Ordinary Resolution.

94.	The Directors shall be entitled to be paid for their travelling, hotel and other expenses properly incurred by them in going to, attending and returning from meetings of the Directors, or any committee of the Directors, or general meetings of the Company, or otherwise in connection with the business of the Company, or to receive such fixed allowance in respect thereof as may be determined by the Directors from time to time, or a combination partly of one such method and partly the other.

ALTERNATE DIRECTOR OR PROXY

95.	Any Director may in writing appoint another Person to be his or her alternate and, save to the extent provided otherwise in the form of appointment, such alternate shall have authority to sign written resolutions on behalf of the appointing Director, but shall not be required to sign such written resolutions where they have been signed by the appointing director, and to act in such Director’s place at any meeting of the Directors at which the appointing Director is unable to be present. Every such alternate shall be entitled to attend and vote at meetings of the Directors as a Director when the Director appointing him or her is not personally present and where he or she is a Director to have a separate vote on behalf of the Director he or she is representing in addition to his or her own vote. A Director may at any time in writing revoke the appointment of an alternate appointed by him or her. Such alternate shall be deemed for all purposes to be a Director and shall not be deemed to be the agent of the Director appointing him or her. The remuneration of such alternate shall be payable out of the remuneration of the Director appointing him or her and the proportion thereof shall be agreed between them.

96.	Any Director may appoint any Person, whether or not a Director, to be the proxy of that Director to attend and vote on his or her behalf, in accordance with instructions given by that Director, or in the absence of such instructions at the discretion of the proxy, at a meeting or meetings of the Directors which that Director is unable to attend personally. The instrument appointing the proxy shall be in writing under the hand of the appointing Director and shall be in any usual or common form or such other form as the Directors may approve, and must be lodged with the chairman of the meeting of the Directors at which such proxy is to be used, or first used, prior to the commencement of the meeting.

POWERS AND DUTIES OF DIRECTORS

97.	Subject to the Companies Act, these Articles and any resolutions passed in a general meeting, the business of the Company shall be managed by the Directors, who may pay all expenses incurred in setting up and registering the Company and may exercise all powers of the Company. No resolution passed by the Company in general meeting shall invalidate any prior act of the Directors that would have been valid if that resolution had not been passed.

Exhibit D-24

98.	Subject to these Articles, the Directors may from time to time appoint any natural person or corporation, whether or not a Director to hold such office in the Company as the Directors may think necessary for the administration of the Company, including but not limited to, chief executive officer, one or more other executive officers, president, one or more vice-presidents, treasurer, assistant treasurer, manager or controller, and for such term and at such remuneration (whether by way of salary or commission or participation in profits or partly in one way and partly in another), and with such powers and duties as the Directors may think fit. Any natural person or corporation so appointed by the Directors may be removed by the Directors. The Directors may also appoint one or more of their members to the office of managing director upon like terms, but any such appointment shall ipso facto terminate if any managing director ceases for any cause to be a Director, or if the Company by Ordinary Resolution resolves that his or her tenure of office be terminated.

99.	The Directors may appoint any natural person or corporation to be a Secretary (and if need be an assistant Secretary or assistant Secretaries) who shall hold office for such term, at such remuneration and upon such conditions and with such powers as they think fit. Any Secretary or assistant Secretary so appointed by the Directors may be removed by the Directors or by the Company by Ordinary Resolution.

100.	The Directors may delegate any of their powers to committees consisting of such member or members of their body as they think fit; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Directors.

101.	The Directors may from time to time and at any time by power of attorney (whether under Seal or under hand) or otherwise appoint any company, firm or Person or body of Persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys or authorized signatory (any such Person being an “Attorney” or “Authorized Signatory”, respectively) of the Company for such purposes and with such powers, authorities and discretion (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such power of attorney or other appointment may contain such provisions for the protection and convenience of Persons dealing with any such Attorney or Authorized Signatory as the Directors may think fit, and may also authorize any such Attorney or Authorized Signatory to delegate all or any of the powers, authorities and discretion vested in him or her.

102.	The Directors may from time to time provide for the management of the affairs of the Company in such manner as they shall think fit and the provisions contained in the three next following Articles shall not limit the general powers conferred by this Article.

103.	The Directors from time to time and at any time may establish any committees, local boards or agencies for managing any of the affairs of the Company and may appoint any natural person or corporation to be a member of such committees or local boards and may appoint any managers or agents of the Company and may fix the remuneration of any such natural person or corporation.

104.	The Directors from time to time and at any time may delegate to any such committee, local board, manager or agent any of the powers, authorities and discretions for the time being vested in the Directors and may authorize the members for the time being of any such local board, or any of them to fill any vacancies therein and to act notwithstanding vacancies and any such appointment or delegation may be made on such terms and subject to such conditions as the Directors may think fit and the Directors may at any time remove any natural person or corporation so appointed and may annul or vary any such delegation, but no Person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

105.	Any such delegates as aforesaid may be authorized by the Directors to sub-delegate all or any of the powers, authorities, and discretion for the time being vested in them.

Exhibit D-25

BORROWING POWERS OF DIRECTORS

106.	The Directors may from time to time at their discretion exercise all the powers of the Company to raise or borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof, to issue debentures, debenture stock, bonds and other securities, whether outright or as collateral security for any debt, liability or obligation of the Company or of any third party.

THE SEAL

107.	The Seal shall not be affixed to any instrument except by the authority of a resolution of the Directors provided always that such authority may be given prior to or after the affixing of the Seal and if given after may be in general form confirming a number of affixings of the Seal. The Seal shall be affixed in the presence of a Director or a Secretary (or an assistant Secretary) or in the presence of any one or more Persons as the Directors may appoint for the purpose and every Person as aforesaid shall sign every instrument to which the Seal is so affixed in their presence.

108.	The Company may maintain a facsimile of the Seal in such countries or places as the Directors may appoint and such facsimile Seal shall not be affixed to any instrument except by the authority of a resolution of the Directors provided always that such authority may be given prior to or after the affixing of such facsimile Seal and if given after may be in general form confirming a number of affixings of such facsimile Seal. The facsimile Seal shall be affixed in the presence of such Person or Persons as the Directors shall for this purpose appoint and such Person or Persons as aforesaid shall sign every instrument to which the facsimile Seal is so affixed in their presence and such affixing of the facsimile Seal and signing as aforesaid shall have the same meaning and effect as if the Seal had been affixed in the presence of and the instrument signed by a Director or a Secretary (or an assistant Secretary) or in the presence of any one or more Persons as the Directors may appoint for the purpose.

109.	Notwithstanding the foregoing, a Secretary or any assistant Secretary shall have the authority to affix the Seal, or the facsimile Seal, to any instrument for the purposes of attesting authenticity of the matter contained therein but which does not create any obligation binding on the Company.

Exhibit D-26

DISQUALIFICATION OF DIRECTORS

110.	The office of Director shall be vacated, if the Director:

(a)	becomes bankrupt or makes any arrangement or composition with his or her creditors;

(b)	dies or is found to be or becomes of unsound mind;

(c)	resigns his or her office by notice in writing to the Company;

(d)	without special leave of absence from the Board, is absent from meetings of the Board for three (3) consecutive meetings and the Board resolves that his or her office be vacated; or

(e)	is removed from office pursuant to any other provision of these Articles.

PROCEEDINGS OF DIRECTORS

111.	The Directors may meet together (either within or outside the Cayman Islands) for the dispatch of business, adjourn, and otherwise regulate their meetings and proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. At any meeting of the Directors, each Director present in person or represented by his or her proxy or alternate shall be entitled to one vote. In case of an equality of votes the Chairman shall have a second or casting vote. A Director may, and a Secretary or assistant Secretary on the requisition of a Director shall, at any time summon a meeting of the Directors.

112.	A Director may participate in any meeting of the Directors, or of any committee appointed by the Directors of which such Director is a member, by means of telephone or similar communication equipment by way of which all Persons participating in such meeting can communicate with each other and such participation shall be deemed to constitute presence in person at the meeting.

113.	The quorum necessary for the transaction of the business of the Board may be fixed by the Directors, and unless so fixed, the quorum shall be a majority of Directors then in office, including the Chairman; provided, however, a quorum shall nevertheless exist at a meeting at which a quorum would exist but for the fact that the Chairman is voluntarily absent from the meeting and notifies the Board of his or her decision to be absent from that meeting, before or at the meeting. A Director represented by proxy or by an alternate Director at any meeting shall be deemed to be present for the purposes of determining whether or not a quorum is present.

114.	A Director who is in any way, whether directly or indirectly, interested in a contract or transaction or proposed contract or transaction with the Company shall declare the nature of his or her interest at a meeting of the Directors. A general notice given to the Directors by any Director to the effect that he or she is a member of any specified company or firm and is to be regarded as interested in any contract or transaction which may thereafter be made with that company or firm shall be deemed a sufficient declaration of interest in regard to any contract so made or transaction so consummated. Subject to the Designated Stock Exchange Rules and disqualification by the chairman of the relevant Board meeting, a Director may vote in respect of any contract or transaction or proposed contract or transaction notwithstanding that he or she may be interested therein and if he does so his or her vote shall be counted and he or she may be counted in the quorum at any meeting of the Directors at which any such contract or transaction or proposed contract or transaction shall come before the meeting for consideration.

Exhibit D-27

115.	A Director may hold any other office or place of profit under the Company (other than the office of auditor) in conjunction with his or her office of Director for such period and on such terms (as to remuneration and otherwise) as the Directors may determine and no Director or intending Director shall be disqualified by his or her office from contracting with the Company either with regard to his or her tenure of any such other office or place of profit or as vendor, purchaser, business partner or otherwise, nor shall any such contract or arrangement entered into by or on behalf of the Company in which any Director is in any way interested be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realized by any such contract or arrangement by reason of such Director holding that office or of the fiduciary relation thereby established. A Director, notwithstanding his or her interest, may be counted in the quorum present at any meeting of the Directors whereat he or she or any other Director is appointed to hold any such office or place of profit under the Company or whereat the terms of any such appointment are arranged and he or she may vote on any such appointment or arrangement.

116.	Any Director may act by himself or herself or through his or her firm in a professional capacity for the Company, and he/she or his/her firm shall be entitled to remuneration for professional services as if he or she were not a Director; provided that nothing herein contained shall authorize a Director or his or her firm to act as auditor to the Company.

117.	The Directors shall cause minutes to be made for the purpose of recording:

(a)	all appointments of officers made by the Directors;

(b)	the names of the Directors present at each meeting of the Directors and of any committee of the Directors; and

(c)	all resolutions and proceedings at all meetings of the Company, and of the Directors and of committees of Directors.

118.	When the chairman of a meeting of the Directors signs the minutes of such meeting the same shall be deemed to have been duly held notwithstanding that all the Directors have not actually come together or that there may have been a technical defect in the proceedings.

119.	A resolution in writing signed by all the Directors or all the members of a committee of Directors entitled to receive notice of a meeting of Directors or committee of Directors, as the case may be (an alternate Director, subject as provided otherwise in the terms of appointment of the alternate Director, being entitled to sign such a resolution on behalf of his or her appointer), shall be as valid and effectual as if it had been passed at a duly called and constituted meeting of Directors or committee of Directors, as the case may be. When signed a resolution may consist of several documents each signed by one or more of the Directors or his or her duly appointed alternate.

Exhibit D-28

120.	The continuing Directors may act notwithstanding any vacancy in their body but if and for so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors, the continuing Directors may act for the purpose of increasing the number, or of summoning a general meeting of the Company, but for no other purpose.

121.	Subject to any regulations imposed on it by the Directors, a committee appointed by the Directors may elect a chairman of its meetings. If no such chairman is elected, or if at any meeting the chairman is not present within fifteen minutes after the time appointed for holding the meeting, the committee members present may choose one of their members to be chairman of the meeting.

122.	A committee appointed by the Directors may meet and adjourn as it thinks proper. Subject to any regulations imposed on it by the Directors, questions arising at any meeting shall be determined by a majority of votes of the committee members present and in case of an equality of votes the chairman shall have a second or casting vote.

123.	All acts done by any meeting of the Directors or of a committee of Directors, or by any Person acting as a Director, shall notwithstanding that it be afterwards discovered that there was some defect in the appointment of any such Director or Person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such Person had been duly appointed and was qualified to be a Director.

PRESUMPTION OF ASSENT

124.	A Director who is present at a meeting of the Board of Directors at which an action on any Company matter is taken shall be presumed to have assented to the action taken unless his or her dissent shall be entered in the minutes of the meeting or unless he or she shall file his or her written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favor of such action.

DIVIDENDS

125.	Subject to any rights and restrictions for the time being attached to any Shares, the Directors may from time to time declare dividends (including interim dividends) and other distributions on Shares in issue and authorize payment of the same out of the funds of the Company lawfully available therefor.

126.	Subject to any rights and restrictions for the time being attached to any Shares, the Company by Ordinary Resolution may declare dividends, but no dividend shall exceed the amount recommended by the Directors.

127.	The Directors may, before recommending or declaring any dividend, set aside out of the funds legally available for distribution such sums as they think proper as a reserve or reserves which shall, in the absolute discretion of the Directors, be applicable for meeting contingencies or for equalizing dividends or for any other purpose to which those funds may be properly applied, and pending such application may in the absolute discretion of the Directors, either be employed in the business of the Company or be invested in such investments (other than Shares of the Company) as the Directors may from time to time think fit.

Exhibit D-29

128.	Any dividend payable in cash to the holder of Shares may be paid in any manner determined by the Directors. If paid by cheque it will be sent by mail addressed to the holder at his or her address in the Register, or addressed to such person and at such addresses as the holder may direct. Every such cheque or warrant shall, unless the holder or joint holders otherwise direct, be made payable to the order of the holder or, in the case of joint holders, to the order of the holder whose name stands first on the Register in respect of such Shares, and shall be sent at his or her or their risk and payment of the cheque or warrant by the bank on which it is drawn shall constitute a good discharge to the Company.

129.	The Directors may determine that a dividend shall be paid wholly or partly by the distribution of specific assets (which may consist of the shares or securities of any other company) and may settle all questions concerning such distribution. Without limiting the generality of the foregoing, the Directors may fix the value of such specific assets, may determine that cash payment shall be made to some Shareholders in lieu of specific assets and may vest any such specific assets in trustees on such terms as the Directors think fit.

130.	Subject to any rights and restrictions for the time being attached to any Shares, all dividends shall be declared and paid according to the amounts paid up on the Shares, but if and for so long as nothing is paid up on any of the Shares, dividends may be declared and paid according to the par value of the Shares. No amount paid on a Share in advance of calls shall, while carrying interest, be treated for the purposes of this Article as paid on the Share.

131.	If several Persons are registered as joint holders of any Share, any of them may give effective receipts for any dividend or other moneys payable on or in respect of the Share.

132.	No dividend shall bear interest against the Company.

133.	Any dividend unclaimed after a period of six calendar years from the date of declaration of such dividend may be forfeited by the Board of Directors and, if so forfeited, shall revert to the Company.

ACCOUNTS, AUDIT AND ANNUAL RETURN AND DECLARATION

134.	The books of account relating to the Company’s affairs shall be kept in such manner as may be determined from time to time by the Directors.

135.	The books of account shall be kept at the Registered Office, or at such other place or places as the Directors think fit, and shall always be open to the inspection of the Directors.

Exhibit D-30

136.	The Directors may from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Shareholders not being Directors, and no Shareholder (not being a Director) shall have any right to inspect any account or book or document of the Company except as conferred by law or authorized by the Directors or by Ordinary Resolution.

137.	The accounts relating to the Company’s affairs shall be audited in such manner and with such financial year end as may be determined from time to time by the Directors or failing any determination as aforesaid shall not be audited.

138.	The Directors may appoint an auditor of the Company who shall hold office until removed from office by a resolution of the Directors and may fix their remuneration.

139.	Every auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the auditors.

140.	The auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment, and at any time during their term of office, upon request of the Directors or any general meeting of the Members.

141.	The Directors in each calendar year shall prepare, or cause to be prepared, an annual return and declaration setting forth the particulars required by the Companies Act and deliver a copy thereof to the Registrar of Companies in the Cayman Islands.

CAPITALIZATION OF RESERVES

142.	Subject to the Companies Act, the Directors may:

(a)	resolve to capitalize an amount standing to the credit of reserves (including a Share Premium Account, capital redemption reserve and profit and loss account), which is available for distribution;

(b)	appropriate the sum resolved to be capitalized to the Shareholders in proportion to the nominal amount of Shares (whether or not fully paid) held by them respectively and apply that sum on their behalf in or towards:

(i)	paying up the amounts (if any) for the time being unpaid on Shares held by them respectively, or

(ii)	paying up in full unissued Shares or debentures of a nominal amount equal to that sum,

and allot the Shares or debentures, credited as fully paid, to the Shareholders (or as they may direct) in those proportions, or partly in one way and partly in the other, but the Share Premium Account, the capital redemption reserve and profits which are not available for distribution may, for the purposes of this Article, only be applied in paying up unissued Shares to be allotted to Shareholders credited as fully paid;

Exhibit D-31

(c)	make any arrangements they think fit to resolve a difficulty arising in the distribution of a capitalized reserve and in particular, without limitation, where Shares or debentures become distributable in fractions the Directors may deal with the fractions as they think fit;

(d)	authorize a Person to enter (on behalf of all the Shareholders concerned) into an agreement with the Company providing for either:

(i)	the allotment to the Shareholders respectively, credited as fully paid, of Shares or debentures to which they may be entitled on the capitalization, or

(ii)	the payment by the Company on behalf of the Shareholders (by the application of their respective proportions of the reserves resolved to be capitalized) of the amounts or part of the amounts remaining unpaid on their existing Shares, and any such agreement made under this authority being effective and binding on all those Shareholders; and

(e)	generally do all acts and things required to give effect to the resolution.

143.	Notwithstanding any provisions in these Articles and subject to the Companies Act, the Directors may resolve to capitalize an amount standing to the credit of reserves (including the share premium account, capital redemption reserve and profit and loss account) or otherwise available for distribution by applying such sum in paying up in full unissued Shares to be allotted and issued to:

(a)	employees (including Directors) or service providers of the Company or its Affiliates upon exercise or vesting of any options or awards granted under any share incentive scheme or employee benefit scheme or other arrangement which relates to such persons that has been adopted or approved by the Directors or the Members;

(b)	any trustee of any trust or administrator of any share incentive scheme or employee benefit scheme to whom shares are to be allotted and issued by the Company in connection with the operation of any share incentive scheme or employee benefit scheme or other arrangement which relates to such persons that has been adopted or approved by the Directors or Members; or

(c)	any service providers of the Company or its Affiliates upon exercise or vesting of any options or awards granted under any share incentive scheme or employee benefit scheme or other arrangement which relates to such persons that has been adopted or approved by the Directors or the Members.

Exhibit D-32

SHARE PREMIUM ACCOUNT

144.	The Directors shall in accordance with the Companies Act establish a Share Premium Account and shall carry to the credit of such account from time to time a sum equal to the amount or value of the premium paid on the issue of any Share.

145.	There shall be debited to any Share Premium Account on the redemption or purchase of a Share the difference between the nominal value of such Share and the redemption or purchase price provided always that at the discretion of the Directors such sum may be paid out of the profits of the Company or, if permitted by the Companies Act, out of capital.

NOTICES

146.	Except as otherwise provided in these Articles, any notice or document may be served by the Company or by the Person entitled to give notice to any Shareholder either personally, or by posting it by airmail or a recognized courier service in a prepaid letter addressed to such Shareholder at his or her address as appearing in the Register, or by electronic mail to any electronic mail address such Shareholder may have specified in writing for the purpose of such service of notices, or by facsimile to any facsimile number such Shareholder may have specified in writing for the purpose of such service of notices, or by placing it on the Company’s Website should the Directors deem it appropriate. In the case of joint holders of a Share, all notices shall be given to that one of the joint holders whose name stands first in the Register in respect of the joint holding, and notice so given shall be sufficient notice to all the joint holders.

147.	Notices sent from one country to another shall be sent or forwarded by prepaid airmail or a recognized courier service.

148.	Any Shareholder Present, either personally or by proxy, at any meeting of the Company shall for all purposes be deemed to have received due notice of such meeting and, where requisite, of the purposes for which such meeting was convened.

149.	Any notice or other document, if served by:

(a)	post, shall be deemed to have been served five (5) calendar days after the time when the letter containing the same is posted;

(b)	facsimile, shall be deemed to have been served upon production by the transmitting facsimile machine of a report confirming transmission of the facsimile in full to the facsimile number of the recipient;

(c)	recognized courier service, shall be deemed to have been served 48 hours after the time when the letter containing the same is delivered to the courier service; or

(d)	electronic means, shall be deemed to have been served immediately (i) upon the time of the transmission to the electronic mail address supplied by the Shareholder to the Company or (ii) upon the time of its placement on the Company’s Website.

In proving service by post or courier service it shall be sufficient to prove that the letter containing the notice or documents was properly addressed and duly posted or delivered to the courier service.

Exhibit D-33

150.	Any notice or document delivered or sent by post to or left at the registered address of any Shareholder in accordance with the terms of these Articles shall notwithstanding that such Shareholder be then dead or bankrupt, and whether or not the Company has notice of his or her death or bankruptcy, be deemed to have been duly served in respect of any Share registered in the name of such Shareholder as sole or joint holder, unless his or her name shall at the time of the service of the notice or document have been removed from the Register as the holder of the Share, and such service shall for all purposes be deemed a sufficient service of such notice or document on all Persons interested (whether jointly with or as claiming through or under him) in the Share.

151.	Notice of every general meeting of the Company shall be given to:

(a)	all Shareholders holding Shares with the right to receive notice and who have supplied to the Company an address for the giving of notices to them; and

(b)	every Person entitled to a Share in consequence of the death or bankruptcy of a Shareholder, who but for his or her death or bankruptcy would be entitled to receive notice of the meeting.

No other Person shall be entitled to receive notices of general meetings.

INFORMATION

152.	Subject to the relevant laws, rules and regulations applicable to the Company, no Member shall be entitled to require discovery of any information in respect of any detail of the Company’s trading or any information which is or may be in the nature of a trade secret or secret process which may relate to the conduct of the business of the Company and which in the opinion of the Board would not be in the interests of the Members of the Company to communicate to the public.

153.	Subject to due compliance with the relevant laws, rules and regulations applicable to the Company, the Board shall be entitled to release or disclose any information in its possession, custody or control regarding the Company or its affairs to any of its Members including, without limitation, information contained in the Register and transfer books of the Company.

INDEMNITY

154.	Every Director (including for the purposes of this Article any alternate Director appointed pursuant to the provisions of these Articles), Secretary, assistant Secretary, or other officer for the time being and from time to time of the Company (but not including the Company’s auditors) and the personal representatives of the same (each an “Indemnified Person”) shall be indemnified and secured harmless against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such Indemnified Person, other than by reason of such Indemnified Person’s own dishonesty, willful default or fraud, in or about the conduct of the Company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his or her duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such Indemnified Person in defending (whether successfully or otherwise) any civil proceedings concerning the Company or its affairs in any court whether in the Cayman Islands or elsewhere.

Exhibit D-34

155.	No Indemnified Person shall be liable:

(a)	for the acts, receipts, neglects, defaults or omissions of any other Director or officer or agent of the Company; or

(b)	for any loss on account of defect of title to any property of the Company; or

(c)	on account of the insufficiency of any security in or upon which any money of the Company shall be invested; or

(d)	for any loss incurred through any bank, broker or other similar Person; or

(e)	for any loss occasioned by any negligence, default, breach of duty, breach of trust, error of judgement or oversight on such Indemnified Person’s part; or

(f)	for any loss, damage or misfortune whatsoever which may happen in or arise from the execution or discharge of the duties, powers, authorities, or discretions of such Indemnified Person’s office or in relation thereto;

unless the same shall happen through such Indemnified Person’s own dishonesty, willful default or fraud.

FINANCIAL YEAR

156.	Unless the Directors otherwise prescribe, the financial year of the Company shall end on December 31st in each calendar year and shall begin on January 1st in each calendar year.

NON-RECOGNITION OF TRUSTS

157.	No Person shall be recognized by the Company as holding any Share upon any trust and the Company shall not, unless required by law, be bound by or be compelled in any way to recognize (even when having notice thereof) any equitable, contingent, future or partial interest in any Share or (except only as otherwise provided by these Articles or as the Companies Act requires) any other right in respect of any Share except an absolute right to the entirety thereof in each Shareholder registered in the Register.

WINDING UP

158.	If the Company shall be wound up the liquidator may, with the sanction of a Special Resolution of the Company and any other sanction required by the Companies Act, divide amongst the Members in species or in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

Exhibit D-35

159.	If the Company shall be wound up, and the assets available for distribution amongst the Members shall be insufficient to repay the whole of the share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them. If in a winding up the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise. This Article is without prejudice to the rights of the holders of Shares issued upon special terms and conditions.

AMENDMENT OF ARTICLES OF ASSOCIATION

160.	Subject to the Companies Act, the Company may at any time and from time to time by Special Resolution alter or amend these Articles in whole or in part.

CLOSING OF REGISTER OR FIXING RECORD DATE

161.	For the purpose of determining those Shareholders that are entitled to receive notice of, attend or vote at any meeting of Shareholders or any adjournment thereof, or those Shareholders that are entitled to receive payment of any dividend, or in order to make a determination as to who is a Shareholder for any other purpose, the Directors may provide that the Register shall be closed for transfers for a stated period which shall not exceed in any case thirty (30) calendar days in any calendar year.

162.	In lieu of or apart from closing the Register, the Directors may fix in advance a date as the record date for any such determination of those Shareholders that are entitled to receive notice of, attend or vote at a meeting of the Shareholders and for the purpose of determining those Shareholders that are entitled to receive payment of any dividend the Directors may, at or within ninety (90) calendar days prior to the date of declaration of such dividend, fix a subsequent date as the record date for such determination.

163.	If the Register is not so closed and no record date is fixed for the determination of those Shareholders entitled to receive notice of, attend or vote at a meeting of Shareholders or those Shareholders that are entitled to receive payment of a dividend, the date on which notice of the meeting is posted or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Shareholders. When a determination of those Shareholders that are entitled to receive notice of, attend or vote at a meeting of Shareholders has been made as provided in this Article, such determination shall apply to any adjournment thereof.

Exhibit D-36

REGISTRATION BY WAY OF CONTINUATION

164.	The Company may by Special Resolution resolve to be registered by way of continuation in a jurisdiction outside the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing. In furtherance of a resolution adopted pursuant to this Article, the Directors may cause an application to be made to the Registrar of Companies to deregister the Company in the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing and may cause all such further steps as they consider appropriate to be taken to effect the transfer by way of continuation of the Company.

DISCLOSURE

165.

The Directors, or any service providers (including the officers, the Secretary and the registered office provider of the Company) specifically authorized by the Directors, shall be entitled to disclose to any regulatory or judicial authority or to any stock exchange on which securities of the Company may from time to time be listed any information regarding the affairs of the Company including without limitation information contained in the Register and books of the Company.

MERGERS AND CONSOLIDATIONS

166.

The Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Statute) upon such terms as the Directors may determine and (to the extent required by the Statute) with the approval of a Special Resolution.

EXCLUSIVE FORUM

167.	For the avoidance of doubt and without limiting the jurisdiction of the Cayman Courts to hear, settle and/or determine disputes related to the Company, the courts of the Cayman Islands shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any Director, officer, or other employee of the Company to the Company or the Members, (iii) any action asserting a claim arising pursuant to any provision of the Companies Act or these Articles including but not limited to any purchase or acquisition of Shares, security, or guarantee provided in consideration thereof, or (iv) any action asserting a claim against the Company which if brought in the United States would be a claim arising under the internal affairs doctrine (as such concept is recognized under the laws of the United States from time to time).

168.

Unless the Company consents in writing to the selection of an alternative forum, the United States District Court for the Southern District of New York (or, if the United States District Court for the Southern District of New York lacks subject matter jurisdiction over a particular dispute, the state courts in New York County, New York) shall be the exclusive forum within the United States for the resolution of any complaint asserting a cause of action arising out of or relating in any way to the federal securities laws of the United States, regardless of whether such legal suit, action, or proceeding also involves parties other than the Company. Any person or entity purchasing or otherwise acquiring any Share or other securities in the Company shall be deemed to have notice of and consented to the provisions of this Article. Without prejudice to the foregoing, if the provision in this Article is held to be illegal, invalid or unenforceable under applicable law, the legality, validity or enforceability of the rest of these Articles shall not be affected and this Article shall be interpreted and construed to the maximum extent possible to apply in the relevant jurisdiction with whatever modification or deletion may be necessary so as best to give effect to the intention of the Company. Any person or entity purchasing or otherwise acquiring any share in or of the Company or other security of the Company whether by transfer, sale, operation of law or otherwise, shall be deemed to have notice of and have irrevocably agreed and consented to the provisions of this Article.

Exhibit D-37